As filed with the Securities and Exchange Commission on ________________, 1995
                                               Registration No. 33-
==============================================================================

Draft 4/5/95, 10:50 a.m.


                 SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                                FORM S-4

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          MidSouth Bancorp, Inc.

          (Exact name of registrant as specified in its charter)


      Louisiana                     6711                    72-1020809
   (State or other      (Primary Standard Industrial     (I.R.S. Employer
   jurisdiction of       Classification Code Number)   Identification Number)
   incorporation or
    organization)

                       102 Versailles Boulevard
                           Versailles Centre
                      Lafayette, Louisiana  70501
                            (318) 237-8343

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)



          Copy to:                       C. R. Cloutier                     Copy to:
   ANTHONY J. CORRERO, III               P. O. Box 3745                   ALAN JACOBS
Correro, Fishman & Casteix, L.L.P.   Lafayette, Louisiana  70502     McGlinchey Stafford Lang
         47th Floor                      (318) 237-8343                 A Law Corporation
   201 St. Charles Avenue             (Name, address, including        2777 Stemmon Freeway
New Orleans, Louisiana  70170-4700    zip code, and telephones             Suite 925
                                     number, including area code,      Dallas, Texas 75207
                                     of agent for service)



        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  Upon the date of the shareholders' meeting of Sugarland Bancshares, Inc. described in this registration statement.



            If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.


                            CALCULATION OF REGISTRATION FEE

                                            Proposed        Proposed
                                            Maximum         Maximum
    Title of Each         Number of         Offering       Aggregate
 Class of Securities        Shares         Price Per        Offering        Amount of
   to be Registered         to be            Share<FN1>      Price<FN1> Registration Fee<FN1>
                          Registered
__________________________________________________________________________________________
 Series A Cumulative
Convertible Preferred
  Stock                    187,286         $     11.25   $   2,106,968       $726.54

Common Stock, no par
  value <FN2>              187,286             -               -                -
__________________________________________________________________________________________


   <FN1> Calculated in accordance with Rule 457(f)(2),  based  on  the aggregate book value as of December 31, 1994 of the shares of Common Stock of Sugarland Bancshares, Inc. to be converted in connection with the mergers described in this registration statement.

   <FN2> Consists of shares  that  may  be  issued  upon conversion of the Preferred Stock registered hereby.


            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


==========================================================================

                     MIDSOUTH BANCORP, INC.
                      CROSS REFERENCE SHEET


               Item of Form S-4                          Location in Prospectus

              A. Information About the Transaction
     1. Forepart of Registration Statement               Cover Page
        and Outside Front Cover Page of
        Prospectus

     2. Inside  Front  and  Outside  Back Cover          Inside Cover; Table of Contents
        Pages of Prospectus

     3. Risk Factors, Ratio of Earnings to                          *
        Fixed Charges and Other Information

     4. Terms of Transaction                             Summary; The Plan

     5. Pro  Forma  Financial  Information               MidSouth  Bancorp, Inc. Pro Forma
                                                         Condensed Combined Financial Statements
                                                         (Unaudited)

     6. Material Contacts with the Company                          *
        Being Acquired

     7. Additional Information Required for                         *
        Reoffering by Persons and Parties
        Deemed to be Underwriters

     8. Interests of Named Experts and                              *
        Counsel

     9. Disclosure of Commission Position                           *
        on Indemnification for Securities Act
        Liability

              B.  Information About the Registrant

     10.Information with Respect to S-3                             *
        Registrants

     11.Incorporation of Certain Information                        *
        by Reference

     12.Information  with Respect to S-2 or              Information About MidSouth
        S-3 Registrants

     13.Incorporation   of   Certain  Information        Information About MidSouth
        by Reference

     14.Information with Respect to Registrants                     *
        other than S-2 or S-3 Registrants

                  C.  Information About the Company Being Acquired

     15.Information with Respect to S-3                             *
        Companies

     16.Information with Respect to S-2 or                          *
        S-3 Companies

     17.Information with Respect to                      Information about Sugarland
        Companies other than S-2 or S-3
        Companies

              D.  Voting and Management Information

     18.Information if Proxies, Consents or
        Authorizations are to be Solicited

        (1)   Date,  Time  and  Place                    Introductory Statement-General
              Information

        (2)   Revocability  of Proxy                     Introductory Statement-Solicitation, Voting
                                                         and Revocation of Proxies

        (3)   Dissenters' Rights of                      Dissenters' Rights
              Appraisal

        (4)   Persons Making Solicitation                Introductory Statement-General

        (5)   Interests of Certain Persons in            Summary  - Interests of Certain Persons in the
              Matters to be Acted  Upon;                 Mergers;  The Plan - Interests of Certain
              Voting Securities and Principal            Persons  in the Mergers;  The  Plan - Employee
              Holders Thereof                            Benefits; Information About Sugarland -
                                                         Security Ownership of Principal Shareholders
                                                         and Management;  Security Ownership of Management
                                                         and Certain Beneficial Owners of MidSouth

        (6)   Vote Required for Approval                 Introductory Statement-Shares Entitled to
                                                         Vote; Quorum; Vote Required

        (7)   Directors and Executive Officers;          Information About Sugarland;
              Executive Compensation; Certain            Information About MidSouth;
              Relationships and Related                  Election  of  Directors  of MidSouth;
              Transactions                               Security  Ownership of Management and
                                                         Certain Beneficial Owners of MidSouth;
                                                         Executive Compensation and Certain
                                                         Transactions


     19.Information if Proxies, Consents or                         *
        Authorizations are not to be Solicited or
        in an Exchange Offer

     *  Not applicable or answer is in the negative.

                   SUGARLAND BANCSHARES, INC.
                       1527 W. Main Street
                  Jeanerette, Louisiana  70544

                         ___________ , 1995

     Dear Shareholder:

        You are cordially invited to attend a Special Meeting of Shareholders of Sugarland Bancshares, Inc. ("Sugarland") to be held on ______________________,
     1995 at _________ ___.m., local time at Sugarland's main office, 1527 W. Main Street, Jeanerette, Louisiana.

        At the meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger and related merger agreement (collectively, the "Plan") pursuant to which, among other things, Sugarland State Bank (the "Bank"), the banking subsidiary of Sugarland, will be merged into MidSouth National Bank ("MidSouth Bank"), the wholly-owned subsidiary of MidSouth Bancorp, Inc. ("MidSouth"), and Sugarland will merge into MidSouth (the "Holding Company Merger"). The terms of the Plan provide that, on the effective date of the Holding Company Merger, each outstanding share of common stock of Sugarland will be converted into one share of MidSouth preferred stock as more fully described in the attached Joint Proxy Statement and Prospectus. You are urged carefully to read the Joint Proxy Statement and
     Prospectus in its entirety for a more complete description of the terms of the Plan and the proposed Mergers.

        The Plan has been approved by your Board of Directors. The Board believes, based on its own analysis and the opinion of Sugarland's financial advisor (all of which are described in the accompanying Joint Proxy Statement and Prospectus), that the proposed mergers are in the best interest of Sugarland's shareholders. After consummation of the
     proposed   mergers,   you,  as  a  new  shareholder  of
     MidSouth, will own convertible preferred stock in MidSouth, which is intended to be publicly traded on the American Stock Exchange Emerging Company Marketplace. As a result of the mergers, the combined entities, through MidSouth, will be better able to offer a broad range of banking services to its customers and to compete more effectively with holding companies and other financial institutions in the changing economic and legal environment facing all financial institutions.

        The Board of Directors recommends that you vote FOR the Plan and urges you to execute the enclosed proxy and return it promptly in the accompanying envelope.

                                      Very truly yours,




                                      D. J. Tranchina
                                      President

                   SUGARLAND BANCSHARES, INC.
                       1527 W. Main Street
                  Jeanerette, Louisiana  70544

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                TO BE HELD ON ____________, 1995


     Jeanerette, Louisiana
     ______________, 1995

        A Special Meeting of Shareholders of Sugarland Bancshares, Inc. ("Sugarland") will be held on ___________, 1995 at__________ _____.m. local time at
     Sugarland's main office, 1527 W. Main Street, Jeanerette, Louisiana, to vote upon the following matters:

     1. A proposal to approve an Agreement and Plan of Merger and related merger agreement (collectively, the "Plan") pursuant to which, among other things: (a) Sugarland State Bank, the subsidiary of Sugarland, will be merged into MidSouth National Bank, the wholly-owned subsidiary of MidSouth Bancorp, Inc. ("MidSouth"), (b) Sugarland will be merged into MidSouth and (c) on the effective date of the merger of MidSouth and Sugarland, each outstanding share of common stock of Sugarland will be converted into one share of MidSouth Series A Cumulative Convertible Preferred Stock as determined in accordance with the terms of the Plan.

     2. Such other matters as may properly come before the Special Meeting and any adjournment thereof.

        Only shareholders of record at the close of business on __________________________, 1995 are entitled to notice of and to vote at the Special Meeting.

        Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the merger of MidSouth and Sugarland is effected upon approval by less than eighty percent (80%) of the total voting power of Sugarland.

        Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed stamped envelope. Your proxy may be revoked by appropriate notice to Sugarland's Secretary, or by execution and delivery of a later-dated proxy, at any time prior to the voting thereof. If you attend the Special Meeting, you may withdraw your proxy and vote in person.

                          BY ORDER OF THE BOARD OF DIRECTORS



                          __________________________________
                          Ronald R. Hebert, Sr., Secretary

                     MIDSOUTH BANCORP, INC.
                    102 Versailles Boulevard
                        Versailles Centre
                   Lafayette, Louisiana  70501

                       ______________, 1995

     Dear Shareholder:

        You are invited to attend the annual meeting of shareholders of MidSouth Bancorp, Inc. ("MidSouth") to be held on ____________________________, 1995 at 2:00
     p.m., local time at MidSouth's main office, 102 Versailles Boulevard, Versailles Centre, Lafayette, Louisiana.

        At the meeting, you will be asked (i) to elect directors of MidSouth and (ii) to approve the issuance of up to 187,286 shares of MidSouth Series A Cumulative, Convertible Preferred Stock (the "Preferred Stock") in connection with an Agreement and Plan of Merger and related merger agreement (collectively, the "Plan") pursuant to which, among other things, Sugarland State Bank, the subsidiary of Sugarland Bancshares, Inc. ("Sugarland"), will merge into MidSouth National Bank ("MidSouth Bank"), the wholly-owned subsidiary of MidSouth, and Sugarland will merge into MidSouth the ("Holding Company Merger"). The terms of the Plan provide that, on the effective date of the Holding Company Merger, each outstanding share of common stock of Sugarland will be converted into one share of MidSouth Preferred Stock as more fully described in the attached Joint Proxy Statement and Prospectus. You are urged carefully to read the Joint Proxy Statement and Prospectus in its entirety for a more complete description of the terms of the Plan and the proposed mergers.

        The Plan has been approved unanimously by your Board of Directors. The Board believes that the proposed mergers are in the best interest of MidSouth's shareholders. As a result of the proposed mergers, through MidSouth Bank, MidSouth will be able to compete more effectively with holding companies and other financial institutions in the changing economic and legal environment facing all financial institutions.

        The Board of Directors recommends that you vote FOR the issuance of the Preferred Stock and urges you to execute the enclosed proxy and return it promptly in the accompanying envelope.

                                      Very truly yours,



                                      C.R. Cloutier
                                      President

                     MIDSOUTH BANCORP, INC.
                    102 Versailles Boulevard
                        Versailles Centre
                   Lafayette, Louisiana  70501

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                TO BE HELD ON ____________, 1995

     Lafayette, Louisiana
     ______________, 1995

        The annual meeting of shareholders of MidSouth Bancorp, Inc. ("MidSouth") will be held on ___________, 1995 at 2:00 p.m. local time at MidSouth's main office, 102 Versailles Boulevard, Versailles Centre, Lafayette, Louisiana, to vote upon the following matters:

     1.The election of directors of MidSouth.

     2. The issuance of up to 187,286 shares of MidSouth Series A Cumulative, Convertible Preferred Stock (the "Preferred Stock") in connection with an Agreement and Plan of Merger and related merger agreement (collectively, the "Plan") pursuant to which, among other things: (a) Sugarland State Bank, the subsidiary of Sugarland Bancshares, Inc. ("Sugarland"), will merge into MidSouth National Bank, the wholly-owned subsidiary of MidSouth, (b) Sugarland will merge into MidSouth and (c) on the effective date of the merger of MidSouth and Sugarland, each outstanding share of common stock of Sugarland will be converted into one share of Preferred Stock as determined in accordance with the terms of the Plan.

     3. Such other matters as may properly come before the meeting or any adjournments thereof.

        Only shareholders of record at the close of business on ___________________________, 1995 are entitled to notice of and to vote at the annual meeting.

        Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed stamped envelope. Your proxy may be revoked by appropriate notice to MidSouth's Secretary at any time prior to the voting thereof.

                          BY ORDER OF THE BOARD OF DIRECTORS


                         ___________________________________
                         Karen L. Hail, Secretary

                           PROSPECTUS
                     MIDSOUTH BANCORP, INC.
         Series A Cumulative Convertible Preferred Stock



                      _____________________
                      JOINT PROXY STATEMENT
                     MidSouth Bancorp, Inc.
   Annual Meeting of Shareholders to be held ______________, 1995


                   Sugarland Bancshares, Inc.
   Special Meeting of Shareholders to be held _____________, 1995


        MidSouth Bancorp, Inc. ("MidSouth") has filed a Registration Statement pursuant to the Securities Act of 1933 (the "Securities Act") covering up to 187,286 shares of Cumulative, Convertible Preferred Stock, Series A, of MidSouth (the "Preferred Stock") which may be issued in connection with a proposed merger of Sugarland Bancshares, Inc. ("Sugarland") into MidSouth. This document constitutes the Joint Proxy Statement of MidSouth and Sugarland in connection with the transactions described herein and a Prospectus of MidSouth with respect to the shares of MidSouth Preferred Stock to be issued if the merger is consummated.

                       ___________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ___________________


        No person has been authorized to give any information or to make any representations other than those contained in this Joint Proxy Statement and Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by MidSouth or Sugarland. This Joint Proxy Statement and Prospectus shall not constitute an offer by MidSouth to sell or the solicitation of an offer by MidSouth to buy, nor shall there be any sale of the securities offered by this Joint Proxy Statement and Prospectus in any state in which, or to any person to whom, it would be unlawful prior to registration or qualification under the laws of such state for MidSouth to make such an offer or solicitation. Neither the delivery of this Joint Proxy Statement and Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of MidSouth or Sugarland since the date hereof.

                       ___________________



        This Joint Proxy Statement and  Prospectus  is dated
     __________, 1995.

                      AVAILABLE INFORMATION

        MidSouth is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by MidSouth, can be inspected at and copies thereof may be obtained at prescribed rates from, the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and from the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

        MidSouth has filed with the Commission a Registration Statement on Form S-4 ("Registration Statement") under the Securities Act with respect to the Preferred Stock offered by this Joint Proxy Statement and Prospectus. This Joint Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained in this Joint Proxy Statement and Prospectus as to the contents of any documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information with respect to MidSouth, reference is made to the Registration Statement, including the exhibits thereto.

        As more fully set forth under the heading captioned "Information about MidSouth" elsewhere herein, certain information with respect to MidSouth has been incorporated by reference into this Joint Proxy Statement and Prospectus. In addition, the Agreement and Plan of Merger and related merger agreement described in this Joint Proxy Statement and Prospectus has been incorporated herein by reference. MidSouth hereby undertakes to provide without charge to each person to whom a copy of this Joint Proxy Statement and Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information or documents which have been incorporated by reference herein, other than exhibits to such documents. Requests for such copies should be directed to C.R. Cloutier, President, MidSouth Bancorp, Inc., 102 Versailles Boulevard, Versailles Centre, Lafayette, Louisiana 70501, telephone (318) 237-8343. In order to ensure timely delivery of the documents, any request should be made by ______________, 1995.

                        TABLE OF CONTENTS



SUMMARY                                                         Page

           The Companies .....................................    i
           The Banks .........................................    i
           The Meetings ......................................    i
           Purpose of the Meetings; Vote Required ............   ii
           Reasons for the Plan; Recommendation of the
             Companies' Boards of Directors ..................  iii
           Opinion of Chaffe & Associates, Inc. ..............   iv
           Conversion of Sugarland Common Stock ..............   iv
           Description of MidSouth Preferred Stock ...........   iv
           Exchange of Certificates ..........................   vi
           Conditions to Consummation of the Mergers .........   vi
           Waiver, Amendment and Termination .................  vii
           Interests of Certain Persons in the Mergers ....... viii
           Joinder of Shareholders ........................... viii
           Employee Benefits .................................   ix
           Certain Federal Income Tax Consequences ...........   ix
           Dissenters' Rights ................................   ix
           Selected Financial Data of Sugarland ..............    x
           Selected Financial Data of MidSouth ...............   xi
           Comparative Per Share Data (Unaudited) ............  xii
           Market Prices and Dividends ....................... xiii

INTRODUCTORY STATEMENT .......................................   1.
           General ...........................................   1.
           Purpose of the Meetings ...........................   1.
           Shares Entitled to Vote; Quorum; Vote Required ....   2.
           Solicitation, Voting and Revocation of Proxies ....   3.

THE PLAN .....................................................   4.
           General ...........................................   4.
           Background of and Reasons for the Plan ............   4.
           Opinion of Chaffe & Associates, Inc. ..............   6.
           Conversion of Sugarland Common Stock ..............  10.
           Effective Date ....................................  11.
           Exchange of Certificates ..........................  11.
           Regulatory Approvals and Other Conditions of the
            Mergers ..........................................  12.
           Conduct of Business Prior to the Effective
            Date .............................................  13.
           Waiver, Amendment and Termination .................  14.
           Interests of Certain Persons in the Mergers .......  15.
           Joinder of Shareholders ...........................  16.
           Employee Benefits .................................  17.
           Expenses ..........................................  17.
           Status Under Federal Securities Laws; Certain
            Restrictions on Resales ..........................  17.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES ......................  18.

DISSENTERS' RIGHTS ...........................................  19.

INFORMATION ABOUT SUGARLAND ..................................  21.
           Description of the Business .......................  21.
           Competition .......................................  22.
           Property ..........................................  23.
           Employees .........................................  23.
           Market Prices and Dividends .......................  23.
           Legal Proceedings .................................  24.
           Security Ownership of Principal
             Shareholders and Management .....................  24.

SUGARLAND MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS ................  26.

INFORMATION ABOUT MIDSOUTH ...................................  40.

COMPARATIVE RIGHTS OF SHAREHOLDERS ...........................  40.
           Preferred Stock ...................................  40.
           Directors .........................................  41.
           Business Combinations .............................  41.
           Special Meetings of Shareholders ..................  42.
           Bylaws ............................................  42.
           Vote Required for Shareholder Action ..............  42.
           Limitation of Personal Liability and
             Indemnification of Directors and Officers .......  43.

RIGHTS AND PREFERENCES OF MIDSOUTH PREFERRED STOCK ...........  43.
           Dividend Rights ...................................  43.
           Redemption Rights .................................  45.
           Conversion Rights .................................  45.
           Voting Rights .....................................  45.
           Liquidation Rights ................................  46.
           Preemptive Rights .................................  46.

PRO FORMA FINANCIAL STATEMENTS ...............................  46.

ELECTION OF DIRECTORS OF MIDSOUTH ............................  52.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS OF MIDSOUTH ........................  55.
           Security Ownership of Management ..................  55.
           Security Ownership of Certain Beneficial
             Owners ..........................................  57.

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS ..............  58.
           Summary Compensation Table ........................  58.
           Option Exercises and Holdings .....................  59.
           Employment and Severance Contracts ................  59.
           Certain Transactions ..............................  59.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS .............  60.

SHAREHOLDER PROPOSALS ........................................  60.

LEGAL MATTERS ................................................  60.

EXPERTS ......................................................  60.

OTHER MATTERS ................................................  60.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
OF SUGARLAND .................................................  F-1

SUGARLAND BANCSHARES, INC. CONSOLIDATED FINANCIAL
STATEMENTS ...................................................  F-2

Appendix A - Fairness Opinion of Chaffe & Associates, Inc.

Appendix B - Form of Provisions of Articles of
  Incorporation of MidSouth Relating to the Preferred Stock

                             SUMMARY

           The following summary is necessarily incomplete and is qualified in its entirety by the more detailed information appearing elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

           As of the date of this Joint Proxy Statement and Prospectus, Sugarland Bancshares, Inc. owns 99.8% of the outstanding stock of Sugarland State Bank and is in the process of acquiring the remaining .2%. See "The Plan-General."

     The Companies

           MidSouth Bancorp, Inc., a Louisiana corporation ("MidSouth") is a one bank holding company that owns all of the outstanding stock of MidSouth National Bank ("MidSouth Bank"). At December 31, 1994, MidSouth had total consolidated assets of approximately $104 million and shareholders' equity of approximately $5.4 million. MidSouth's principal executive offices are at 102 Versailles Boulevard, Versailles Centre, Lafayette, Louisiana 70501, and its telephone number is (318) 237-8343. See "Information About MidSouth."

           Sugarland Bancshares, Inc., a Louisiana corporation ("Sugarland"), is a one bank holding company that owns 99.8% of the outstanding stock of Sugarland State Bank (the "Bank"). At December 31, 1994, Sugarland had total consolidated assets of approximately $17.5 million and shareholders' equity of approximately $2.1 million. Sugarland's principal executive offices are at 1527 W. Main Street, Jeanerette, Louisiana 70544, and its telephone number is (318) 276-6307. See "Information About Sugarland."

           MidSouth and Sugarland are collectively referred to herein as the "Companies."

     The Banks

           MidSouth Bank is a full service commercial bank offering consumer and commercial banking services in Lafayette, Iberia, Jefferson Davis and St. Martin Parishes. At December 31, 1994, MidSouth Bank had total assets of approximately $104 million and total deposits of approximately $96 million. In addition to its main banking facility in Lafayette, Louisiana, MidSouth Bank operates full service branches in Breaux Bridge, Cecilia and Jennings, Louisiana, and also operates four ATM machines, three in Lafayette and one in Breaux Bridge.

           The Bank, a Louisiana state chartered bank, is a full service commercial bank offering consumer and commercial banking services in Iberia Parish. At December 31, 1994, the Bank had total assets of approximately $17.5 million and total deposits of approximately $15.3 million. In addition to its main banking facility in Jeanerette, Louisiana, the Bank operates a full service branch in New Iberia, Louisiana.

           MidSouth Bank and the Bank are collectively referred to herein as the "Banks."

     The Meetings

           The annual meeting of the shareholders of MidSouth and a special meeting of the shareholders of Sugarland will be held on __________ , 1995 and ______, 1995, respectively, at the time and place set forth in the accompanying Notice of Annual Meeting of Shareholders of MidSouth (the "Annual Meeting") and Notice of Special Meeting of Shareholders of Sugarland (the "Special Meeting") (the Annual Meeting and the Special Meeting are collectively referred to herein as the "Meetings"). Only record holders of the common stock (the "MidSouth Common Stock") of MidSouth at the close of business on ___________________________, 1995 are entitled to notice of and to vote at the Annual Meeting. Only record holders of the common stock (the "Sugarland Common Stock") of Sugarland at the close of business on ______________, 1995 are entitled to notice of and to vote at the Special Meeting. On the respective record dates, there were 736,375 shares of MidSouth Common Stock outstanding and 187,286 shares of Sugarland Common Stock outstanding, each of which is entitled to one vote on each matter properly to come before the Meeting of the respective Company.

     Purpose of the Meetings; Vote Required

           The purpose of the Special Meeting is to vote upon a proposal to approve an Agreement and Plan of Merger and related merger agreement (collectively, the "Plan"), pursuant to which the Bank will be merged into MidSouth Bank (the "Bank Merger"), and Sugarland will be merged into MidSouth (the "Holding Company Merger" which, together with the Bank Merger, are collectively called the "Mergers"), and on the effective date of the Holding Company Merger, each outstanding share of Sugarland Common Stock will be converted into one share of Cumulative Convertible Preferred Stock, Series A, of MidSouth (the "Preferred Stock"), in accordance with the terms of the Plan. As a result of the Mergers the business and properties of the Bank will become the business and properties of MidSouth Bank, the business and properties of Sugarland will become the business and properties of MidSouth, and shareholders of Sugarland will receive the consideration described below under "Conversion of Sugarland Common Stock." See "Introductory Statement - Purpose of the Meetings."

           The purpose of the Annual Meeting is to vote upon a proposal to approve the issuance up to 187,286 shares of the Preferred Stock of MidSouth to be issued to shareholders of Sugarland in exchange for their Sugarland Common Stock in connection with the Mergers. Shareholders of MidSouth, in addition to voting on the Plan, will also elect directors. See "Introductory Statement - Purpose of the Meetings."

           The Plan must be approved by the shareholders of Sugarland by the affirmative vote of two-thirds of the voting power present, in person or by proxy, at the Special Meeting. Directors, executive officers and certain principal shareholders of Sugarland beneficially owning an aggregate of 89,956 shares, or approximately 48.03% of the outstanding Sugarland Common Stock, have executed agreements pursuant to which, among other things, they agreed, subject to certain conditions, to vote in favor of approval of the Plan.

           Approval of the Plan by the shareholders of MidSouth is not required under either the Louisiana Business Corporation Law (the "LBCL") or the Articles of Incorporation of MidSouth. However, under the rules of the American Stock Exchange Emerging Company Market (the "AMEX") on which the MidSouth Common Stock is
     listed,  shareholders   of  MidSouth  are  required  to
     approve the issuance of the Preferred Stock to be exchanged for the Sugarland Common Stock in connection with the Mergers. The proposal to issue the Preferred Stock must be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting. The directors and executive officers of MidSouth owning an aggregate of 306,616 shares, or approximately 42.9% of the outstanding MidSouth Common Stock, have informed MidSouth that they intend to vote their shares in favor of issuance of the Preferred Stock.

           See "Introductory Statement - Shares  Entitled to
     Vote; Quorum; Vote Required."

     Reasons  for the Plan; Recommendation of the Companies'
     Boards of Directors

           The Board of Directors of Sugarland believes that approval of the Plan is in the best interest of Sugarland and its shareholders and recommends that its shareholders vote "FOR" the approval of the Plan. The Board of Directors of Sugarland believes that the terms of the Plan will provide significant value to all Sugarland shareholders and enable them to participate in opportunities for growth that Sugarland's Board of Directors believes the Mergers make possible. In recommending the Plan to Sugarland's shareholders, Sugarland's Board of Directors considered, among other factors, the financial terms of the Plan; the likelihood and potential adverse impact of increased competition for Sugarland in its market area if
     Sugarland remains independent; the ability of the combined Companies and Banks to compete in the relevant banking markets; the market price of MidSouth Common Stock; the business, financial condition, results of operation and prospects of MidSouth, MidSouth Bank,
     Sugarland and the Bank; the respective dividend policies of MidSouth and Sugarland; and the federal income tax consequences of the Plan to Sugarland's shareholders, to the extent MidSouth Preferred Stock is received in the Holding Company Merger.

           The Board of Directors of MidSouth believes that approval of the issuance of the Preferred Stock is in the best interest of MidSouth and its shareholders. In addition to the financial terms, among the factors considered by the Board in recommending the issuance of the Preferred Stock were (i) the increased competitive advantages available to MidSouth and MidSouth Bank through the combined capital of the Banks and the economies of scale created as a result of the Mergers, and (ii) the increased market share and additional markets available to MidSouth and MidSouth Bank as a result of the Mergers.

           The financial and other terms of the Plan were arrived at through arm's length negotiations between representatives of the Companies. Determination of the consideration to be received by Sugarland's shareholders was based upon various factors considered by the Boards of Directors of MidSouth and Sugarland, including primarily the comparative financial condition, historical results of operations, current business and future prospects of the Companies and the Banks, and the desirability of combining the financial and managerial resources of the Banks to pursue available consumer and commercial banking business in Lafayette, Jefferson Davis, Iberia and St. Martin parishes.

           The Boards of Directors of the Companies have approved the Plan. The Board of Directors of Sugarland recommends that its shareholders vote FOR approval of the Plan, and the Board of Directors of MidSouth recommends that its shareholders vote FOR the issuance of the Preferred Stock. See "The Plan - Background of and Reasons for the Plan."

     Opinion of Chaffe & Associates, Inc.

           Chaffe & Associates, Inc. ("Chaffe") was engaged as an independent financial expert to render an opinion as to the fairness to Sugarland and its shareholders from a financial point of view of the consideration to be received by Sugarland's shareholders pursuant to the provisions of the Plan. Chaffe was selected because of its experience, reputation and expertise in the financial services industry. A copy of the opinion delivered by Chaffe dated December 30, 1994 is attached as Appendix A and should be read in its entirety. The opinion concludes that, as of December 30, l994, and based on and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated, the proposed Exchange Ratio (as defined in the opinion) is fair to Sugarland and its shareholders from a financial point of view. The opinion does not constitute a recommendation to any shareholder on how to vote at the Special Meeting. See "The Plan - Opinion of Chaffe & Associates, Inc." for further information regarding, among other things, the selection of Chaffe and its compensation arrangement in connection with the Plan.

     Conversion of Sugarland Common Stock

           Under the terms of the Plan, on the date the Holding Company Merger becomes effective (the "Effective Date"), and assuming no Sugarland shareholders perfect dissenters' rights, each outstanding share of Sugarland Common Stock will be converted into a number of shares of MidSouth Preferred Stock equal to the quotient of 187,286 divided by the number of outstanding shares of Sugarland Common Stock on the Effective Date. Currently, there are 187,286 shares of Sugarland Common Stock outstanding. Accordingly, assuming no change in the number of outstanding shares of Sugarland, each share of Common Stock of Sugarland will be converted into one share of MidSouth Preferred Stock. See "The Plan - Conversion of Sugarland Common Stock." In lieu of the issuance of any fractional share of Preferred Stock to which a holder of Sugarland Common Stock may be entitled, each shareholder of Sugarland, upon surrender of the certificate or certificates which immediately prior to the Effective Date represented Sugarland Common Stock held by such shareholder, will be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by $14.25. See "The Plan-Conversion of Sugarland Common Stock."

     Description of MidSouth Preferred Stock

           Dividend Rights. Cash dividends on shares of MidSouth Preferred Stock are cumulative from the date of issuance of such shares and are payable when, as and if declared by the MidSouth Board of Directors, out of funds legally available therefor, at an annual rate (except in certain cases with respect to dividends due in 1995) fixed on December 31 of each year for the ensuing calendar year, and equal to the yield for Government Bonds and Notes maturing in December of the following year, as published in the Treasury Bonds, Notes and Bills Section of the last issue of the Wall Street Journal published each year, plus 1% per annum; provided that the annual dividend rate will in no case be greater than 10% nor less than 6%; and provided further that the annual dividend rate will be fixed at 10% from and after the tenth anniversary of the date of issuance of the Preferred Stock. If more than one yield is shown for December maturities, the average will be applied, and if no yield is quoted for December maturities, the yield for the next earlier available month will be applied.

           On the basis of the foregoing, from the date of issuance of the Preferred Stock through December 31, 1995, the annual dividend rate will be 8.28%.

           Dividends payable on the Preferred Stock will be paid on the first day of January, April, July and October of each year, provided that the initial dividend will be payable on the first day of January, April, July or October that is at least 91 days from the date of original issuance of the Preferred Stock and will be in an amount, at the applicable dividend rate, based on the number of days between the date of original issuance and the dividend payment date minus 90 days.

           The aggregate amount of the initial dividend payable to holders of Preferred Stock (A) will be increased by the amount by which certain expenses of Sugarland related to the Plan are less than $110,000 (the "Additional Amount"), or (B) will be reduced by the amount by which certain expenses (as defined in the Articles) exceed $110,000 (the "Subtracted Amount"). In any case in which the Additional Amount is greater than the dividend that would have been paid for the 90 excluded days set forth or in which the Subtracted Amount is greater than the amount otherwise payable under this paragraph, such excess will be deducted from the amount otherwise payable on the next succeeding dividend payment date.

           If any quarterly dividend is not paid when due, the unpaid amount will bear interest at a rate of 10% per annum until paid. See "Rights and Preferences of MidSouth Preferred Stock-Dividend Rights."

           Redemption. On or after the fifth anniversary of the date of issuance of the Preferred Stock, MidSouth may, at its option, redeem the whole, or from time to time, any part of the Preferred Stock at a redemption price per share payable in cash in an amount equal to the sum of (i) $14.25, (ii) all accrued and unpaid dividends on the Preferred Stock to the date fixed for redemption, whether or not earned or declared and (iii) interest accrued to the date of redemption on all accrued and unpaid dividends on the Preferred Stock, if any. See "Rights and Preferences of MidSouth Preferred Stock-Redemption Rights."

           Conversion. At their option, holders of the shares of MidSouth Preferred Stock may convert such stock into shares of MidSouth Common Stock at a conversion rate of one share of common stock for each share of Preferred Stock converted at any time prior to redemption of the Preferred Stock. The conversion rate is subject to adjustment from time to time as further provided in MidSouth's Articles of Incorporation. See "Rights and Preferences of MidSouth Preferred Stock-Conversion Rights."

           Voting Rights. Except as otherwise required by law or in MidSouth's Articles of Incorporation, holders of MidSouth Preferred Stock are not entitled to any vote on any matter, including but not limited to any merger, consolidation or transfer of assets, or statutory share exchange, and to notice of any meeting of shareholders of MidSouth. If at any time MidSouth falls in arrears in the payment of dividends on the Preferred Stock for two consecutive quarterly dividend periods, the number of directors constituting the full Board of Directors of MidSouth shall be automatically increased by two, and the holders of the Preferred Stock, voting separately as a single class, will be entitled to elect two directors of MidSouth to fill the two created directorships, at a special meeting called for the purpose, and thereafter at each shareholders meeting held for the purpose of electing directors of MidSouth, so long as there continues to be any arrearage in the payment of dividends on the Preferred Stock for any past quarterly dividend period or of interest on such accumulated and unpaid dividends. When all accumulated and unpaid dividends on the Preferred Stock for all past quarterly dividend periods, and the interest thereon, have been paid in full, the right of the holders of the Preferred Stock to elect directors will cease, the number of the directors of MidSouth shall automatically be reduced by two, and the term of office of all directors elected by the shareholders of the Preferred Stock will immediately terminate. See "Rights and Preferences of MidSouth Preferred Stock-Voting Rights."

           Liquidation Preference. The liquidation preference of the Preferred Stock will be $14.25 per share, plus an amount equal to accrued and unpaid dividends and accrued interest thereon. See "Rights and Preferences of MidSouth Preferred Stock - Liquidation Rights."

     Exchange of Certificates

           Upon consummation of the Mergers, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Sugarland Common Stock for certificates representing shares of MidSouth Preferred Stock, will be mailed to each person who was a shareholder of record of Sugarland on the Effective Date. Shareholders are requested not to send in their Sugarland Common Stock certificates until they have received a letter of transmittal and further written instructions.

           Sugarland shareholders who cannot locate their certificates are urged to contact promptly Ronald R. Hebert, Sr., Sugarland Bancshares, Inc., 1527 W. Main Street, Jeanerette, Louisiana 70544, telephone number
     (318) 276-6307. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and an agreement to indemnify Sugarland and MidSouth, as its successor, against any claim that may be made against Sugarland or MidSouth, as its successor, by the owner of the certificate(s) alleged to have been lost or destroyed. Sugarland or MidSouth, as its successor, may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify Sugarland and MidSouth. See "The Plan - Exchange of Certificates."

     Conditions to Consummation of the Mergers

           In addition to approval by the shareholders of MidSouth and Sugarland, consummation of the Mergers is conditioned upon (i) the accuracy on the date of closing of the representations and warranties and the compliance with covenants made in the Plan by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group; (ii) the receipt of required regulatory approvals; (iii) the receipt of assurances from the Board of Governors of the Federal Reserve System ("FRB") or delegated authority satisfactory to MidSouth, that the Preferred Stock will be treated as Tier 1 Capital of MidSouth for the purpose of capital adequacy guidelines of the FRB and (iv) certain other conditions. The Plan further provides that if MidSouth does not receive assurance from the FRB that the Preferred Stock will be treated as Tier 1 Capital due to any term or provision of the Preferred Stock, MidSouth shall propose a revision of such form or provision so as to cause the Preferred Stock to be treated as Tier 1 Capital, and Sugarland shall have 15 days from the receipt of such proposal to accept it and permit this condition to be met. As of the date of the Joint Proxy Statement and Prospectus, MidSouth had received such assurances. The Companies intend to consummate the Mergers as soon as practicable after all of the conditions to the Mergers have been met or waived. See "The Plan - Regulatory Approvals and Other Conditions of the Mergers."

           On January 25, 1995, MidSouth filed an application seeking prior approval of the Bank Merger from the Office of the Comptroller of the Currency (the "OCC") and by letter dated January 30, 1995 requested a waiver of approval of the Holding Company Merger from the FRB. MidSouth received the approval from the OCC on March 22, 1995 and the waiver from the FRB on March 17, 1995; however, there is no assurance that the other conditions to consummation of the Mergers will be satisfied. See "The Plan - Regulatory Approvals and Other Conditions of the Mergers."

     Waiver, Amendment and Termination

           The Plan provides that each of the parties to the Plan may waive any of the conditions to its obligation to consummate the Mergers other than approval by shareholders, the receipt of all necessary regulatory approvals and the satisfaction of all requirements prescribed by law for consummation of the Mergers.

           The Plan may be amended at any time before or after its approval by Sugarland's shareholders by the mutual agreement of the Boards of Directors of the parties to the Plan; provided that, under the LBCL, any amendment made subsequent to such shareholder approval may not alter the amount or type of shares into which Sugarland Common Stock will be converted, or alter any term or condition of the Plan in a manner that would adversely affect any Sugarland shareholder.

           The Plan may be terminated at any time prior to the Effective Date by (i) the mutual consent of the Boards of Directors of MidSouth and Sugarland; (ii) the Board of Directors of either MidSouth or Sugarland in the event of a material breach by the other or its subsidiary of any representation, warranty or covenant in the Plan which cannot be cured by the earlier of ten days after written notice of such breach or June 30, 1995; (iii) the Board of Directors of either MidSouth or Sugarland if by June 30, 1995, all the conditions to closing required by the Plan have not been met or waived, cannot be met or the Mergers have not occurred;
     (iv) the Board of Directors of MidSouth if, at the time of the closing, the number of shares of Sugarland Common Stock as to which holders thereof are legally entitled to assert dissenters' rights exceeds five percent of the total number of shares of Sugarland Common Stock outstanding on the Closing Date; (v) the Board of Directors of MidSouth if Sugarland's Board of Directors (A) withdraws, modifies or changes its recommendation to its shareholders of the Plan or resolves to do so, (B) recommends to its shareholders
     (i) any other merger, consolidation, share exchange, business combination or other similar transaction, (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of Sugarland or the Bank or (iii) any acquisition by any person or group of the beneficial ownership of thirty-three and one-third percent or more of any class of Sugarland's capital stock or (C) makes any announcement of an intention or agreement to do any of the foregoing. See "The Plan - Waiver, Amendment and Termination."


     Interests of Certain Persons in the Mergers

           MidSouth and MidSouth Bank have agreed that, subject to certain conditions, they will indemnify each person who served as an officer or director of Sugarland or the Bank at any time from December 31, 1992, and who has executed a Joinder of Shareholders, from and against all damages, liabilities, judgments and claims and related expenses based upon or arising out of such person's service in such capacity to the same extent as he would have been indemnified under the applicable Articles of Incorporation or Bylaws of Sugarland or the Bank, as appropriate, as they were in effect on December 28, 1994. The aggregate amount of indemnification payments required to be made by MidSouth and MidSouth Bank to such persons is $1.2 million and any claim for such indemnification must be submitted in writing to the Chief Executive Officer of MidSouth prior to December 28, 1999.

           The Plan also provides for indemnification of Sugarland's and the Bank's officers, directors and controlling persons from and against any claims arising out of or based on an untrue statement or omission of a material fact required to be stated in the Registration Statement, of which this Joint Proxy Statement and Prospectus forms a part. This indemnification does not apply to statements made in reliance on information furnished to MidSouth by Sugarland.

     Joinder of Shareholders

           It is anticipated that MidSouth or MidSouth Bank will enter into employment contracts providing for employment following the Mergers of one or more executive officers of the Bank, including Mr. D.J. Tranchina, the President and a director of Sugarland and the Bank. The terms of any such employment contracts have not yet been determined.

           As a condition to the consummation of the Mergers, each director and executive officer of Sugarland and each shareholder who beneficially owns 5% or more of the outstanding shares of Sugarland Common Stock has executed an individual agreement pursuant to which such shareholder has agreed (i) to vote as a shareholder in favor of the Plan and against any other proposal relating to the sale or disposition of the Bank or Sugarland unless MidSouth or MidSouth Bank is in breach or default, in any material respect, with regard to any covenant, representation, or warranty as to it contained in the Plan to an extent that would permit Sugarland to terminate the Plan pursuant to the terms thereof; (ii) not to transfer any shares of Sugarland Common Stock, except under certain conditions and with respect to transfers by operation of law;
     (iii) prior to the Effective Date or until termination of the Plan, and except to the extent required to discharge properly his fiduciary duties as a director of Sugarland, not to solicit, encourage, initiate or participate in any negotiations or discussions concerning the acquisition of all or a substantial portion of the assets of, or of a substantial equity interest in, or any business combination with Sugarland or the Bank without the prior approval of the Chief Executive Officer of MidSouth or his designee, and to notify MidSouth immediately if any such proposal or inquiries are received by him; (iv) to release MidSouth and MidSouth Bank from any indemnification obligations that either of them may have to indemnify him in his capacity as an officer, director or employee of Sugarland or the Bank except as set forth in the Plan;
     (v) not to assume a significant proprietary position with or serve as a director, officer or employee of, or advisor to, a financial institution that competes in Iberia and Lafayette Parishes with the business of Bank as continued by MidSouth Bank for a period of two years following the Effective Date; and (vi) not to trade in MidSouth Common Stock until the Effective Time of the Holding Company Merger or until the Plan has been terminated. See "The Plan - Joinder of Shareholders."


     Employee Benefits

           Pursuant to the Plan, MidSouth has agreed that, from and after the Effective Date, MidSouth and MidSouth Bank will offer to all persons who were employees of Sugarland or the Bank immediately prior to the Effective Date and who become employees of MidSouth or MidSouth Bank following the Mergers, the same employee benefits as are offered by MidSouth or MidSouth Bank, as the case may be, to its employees, except that there will not be a waiting period for coverage under any of its plans, and no employee of Sugarland or the Bank who is an active employee on the Effective Date will be denied benefits under such plans for a pre-existing condition. Full credit will be given for prior service by such employees with Sugarland or the Bank for eligibility and vesting purposes under all of MidSouth's and MidSouth Bank's benefit plans and policies. All benefits accrued through the Effective Date under the benefit plans of Sugarland or the Bank will be paid by MidSouth or MidSouth Bank as the case may be to the extent such benefits are not otherwise provided to such employees through the benefit plans of MidSouth or MidSouth Bank, as the case may be. MidSouth and MidSouth Bank are not obligated to continue any employee benefit or ERISA plans maintained by Sugarland or the Bank prior to the Effective Date. See "The Plan - Employee Benefits."

     Certain Federal Income Tax Consequences

           Consummation of the Mergers is conditioned upon receipt by the Companies of an opinion from Deloitte & Touche LLP to the effect that, among other things, each of the Mergers will qualify as a tax-free reorganization under applicable law, and that each Sugarland shareholder who receives MidSouth Preferred Stock pursuant to the Holding Company Merger will not recognize gain or loss except with respect to the receipt of cash (i) in lieu of fractional shares of MidSouth Common Stock, or (ii) pursuant to the exercise of dissenters' rights. Because of the complexity of the tax laws, each shareholder should consult his tax advisor concerning the applicable federal, state and local income tax consequences of the Mergers. See "Certain Federal Income Tax Consequences."

     Dissenters' Rights

           Under certain conditions, and by complying with the specific procedures required by statute and described herein, shareholders of Sugarland will have the right to dissent from the Holding Company Merger, in which event, if the Holding Company Merger is consummated, they will be entitled to receive in cash the fair value of their shares of Sugarland Common Stock. See "Dissenters' Rights." Shareholders of MidSouth will not have dissenters' rights.

     Selected Financial Data of Sugarland

           The following selected financial data of Sugarland with respect to each year in the five-year period ended December 31, 1994, has been derived from Sugarland's consolidated financial statements and should be read in conjunction with Sugarland's consolidated financial statements, the notes thereto and "Sugarland Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Joint Proxy Statement and Prospectus.


                                         (In thousands of dollars, except per share data)
                                                     Years Ended December 31,

                                      1994         1993         1992         1991        1990
       Average Balance Sheet
       Data:

       Total assets                $  17,188    $  18,037    $  17,125   $  15,967    $  15,117

       Earning assets                 14,715       15,625       14,563      13,544       12,862

       Loans (net of unearned          8,296        8,22l        8,102       8,008        6,872
       discount)

       Deposits                       15,005       15,900       15,093      14,053       13,293

       Shareholders' equity            2,120        2,056        1,932       1,840        1,746

       Income Statement Data:

       Total interest income        $  1,219     $  1,268     $  1,295    $  1,381     $  1,357

       Net interest income               853          860          793         716          638

       Provision for possible             --           --           --          --           --
       loan losses

       Net income                        162          188          137         121          114

       Per Share Data:

       Net  income                   $  0.87      $  1.01      $  0.73     $  0.64      $  0.61

       Cash dividends                     --          .20          .18         .15          .15

       Book value (period end)         11.25        11.30        10.51       10.00         9.51

       Selected Ratios:

       Net income as a percent         0.94%        1.04%        0.80%       0.76%        0.75%
       of average total assets

       Net income as a percent         7.64%        9.14%        7.09%       6.58%        6.53%
       of average equity

       Average equity as a            12.33%       11.40%       11.28%      11.52%       11.55%
       percent of average
       assets


     Selected Financial Data of MidSouth

     The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1994, has been derived from MidSouth's consolidated financial statements and should be read in conjunction with MidSouth's 1994 Annual Report on Form 10-KSB, which has been incorporated by reference in this Joint Proxy Statement and Prospectus.


                                        (In thousands of dollars, except per share data)
                                                   Years Ended December 31

                                   1994         1993          1992         1991          1990
       Average Balance
       Sheet Data:

       Total assets            $  101,547    $  86,482     $  82,296    $  82,296     $  82,456

       Earning assets              93,047       78,750        75,432       74,859        74,148

       Loans and leases            55,60l       45,l24        39,95l       4l,956        44,984

       Securities                  33,7l6       28,655        32,ll2       27,l28        25,069

       Deposits                    94,l64       80,466        77,667       78,6l0        77,659

       Long-term debt<FN1>          1,196          786           954          983         1,039

       Shareholders' equity         5,443        4,267         2,887        l,973         2,790

       Income Statement
       Data:

       Total interest            $  7,388     $  6,371      $  6,683     $  7,698      $  8,300
       income

       Net interest income          5,412        4,567         4,272        3,958         4,00l

       Provision for loan
       losses                         210          306           365          518         2,318

       Other income
       (exclusive of
       securities
       transactions)                1,422        1,161         1,046        1,000         1,012

       Operating expense            4,882        4,653         4,106        4,103         4,301

       Net income                   1,142        1,245           905          44l       (1,685)

       Per Share Data:

       Earnings per share<FN2>    $  1.61      $  1.93       $  l.46      $  0.8l     ($  3.23)

       Cash dividends                 N/A          N/A           N/A          N/A           N/A

       Book value                    7.53         8.15          5.73         4.21          3.16
       (period ended)

       High stock price<FN3>        12.50         9.52           N/A          N/A           N/A

       Low stock price<FN3>          8.75         8.81           N/A          N/A           N/A

       Key ratios:

       Net income as a              1.12%        1.13%         1.10%         .54%       (2.03%)
       percent of average
       total assets<FN4>

       Net income as a             20.98%       22.88%        31.33%       22.35%      (60.44%)
       percent of average
       equity<FN4>

       Net interest margin          5.81%        5.80%         5.66%        5.30%         5.43%

       Allowance for loan
       losses to loans and
       leases                       1.45%        1.66%         2.09%        2.14%         3.11%

       Leverage ratio               6.45%        5.94%         5.06%        3.84%          2.78


       Dividend payout                N/A          N/A           N/A          N/A           N/A
       ratio



     Notes:

   <FN1>  Actual figures have been provided  for long-
     term debt obligations which include an ESOP borrowing and, in 1994, FHLB borrowings.

   <FN2>  Earnings  per  share  have  been adjusted for a 5%
     stock dividend paid by the Company on February 18, 1994.

   <FN3>  No market price information is available for
     the years 1992, 1991 and 1990.

   <FN4>  Exclusive of  income taxes, extraordinary item and
     cumulative effect of accounting change for the year ended December 31, 1993.





     Comparative Per Share Data (Unaudited)

           The following table presents certain information for MidSouth and Sugarland on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the Companies and adjustments directly attributable to the proposed Holding Company Merger based on estimates derived from information currently available. They do not purport to be indicative of the results that would actually have been obtained if the Holding Company Merger had been in effect on the date or for the periods indicated below, or the results that may be obtained in the future.


       Comparative Per Share Data
       (unaudited) December 31,
       1994

                                               Historical              Pro Forma     Sugarland
                                          MidSouth      Sugarland      Combined     Equivalent

       Primary earnings per common          $1.61          $0.87         $1.48          $1.48
       share

       Fully diluted earnings per               -              -          1.42           1.42
       common share



       Dividends declared per common share      -              -             -              -

       Book value per common share          $7.53         $11.25         $8.92           8.92<FN2>



     ______________________

   <FN1>  Pro  forma  equivalent  amounts  are calculated by
     multiplying the combined pro forma amount by l.0, the number of shares of MidSouth Preferred Stock that each holder of Sugarland Common Stock will receive for each share of his Sugarland Common Stock upon consummation of the Mergers and assuming that each share of Preferred Stock has been converted into MidSouth Common Stock.

   <FN2>  Based on common shares  outstanding  and  assuming
     conversion of MidSouth  Preferred  Stock  into MidSouth
     Common Stock.

     Market Prices and Dividends

           The Plan provides that MidSouth will use its best efforts to cause the MidSouth Preferred Stock be listed for trading on the AMEX. Any such listing would not be effective until the Preferred Stock is issued, and there can be no assurance as to what the initial price of the Preferred Stock will be if and when listed.

           The holders of shares of the Preferred Stock have the right to convert all or any part of the Preferred Stock into shares of MidSouth Common Stock at the conversion rate of one share of MidSouth Common Stock for each share of Preferred Stock converted, subject to the effect of antidilution provisions in MidSouth's Articles of Incorporation. On December 27, 1994, the day preceding the date that the Companies entered into the Plan, the closing sales price for a share of MidSouth Common Stock, as quoted on the AMEX, was $11.25. On ____________, 1995, the closing sales price for a share of MidSouth Common Stock was _________. No assurance can be given as to the market price of MidSouth Common Stock on the Effective Date.

           Sugarland Common Stock is not actively traded, and there is no established trading market for the stock. There are no bid or asked prices available for Sugarland Common Stock. See "Information About Sugarland - Market Prices and Dividends."

                     INTRODUCTORY STATEMENT

     General

              This Joint Proxy Statement and Prospectus is furnished to the shareholders of Sugarland Bancshares, Inc. ("Sugarland") and MidSouth Bancorp, Inc. ("MidSouth") in connection with the solicitation of proxies on behalf of the respective Boards of Directors of Sugarland and MidSouth for use at a special meeting of the shareholders of Sugarland (the "Special Meeting") and the annual meeting of the shareholders of MidSouth (the "Annual Meeting," which collectively with the Special Meeting are referred to herein as the "Meetings") to be held on the dates and at the times and places specified in the accompanying Notice of Special Meeting of Shareholders of Sugarland and Notice of Annual Meeting of Shareholders of MidSouth, or any adjournments thereof. Sugarland and MidSouth (collectively, the "Companies") have each supplied all information included herein with respect to it and its subsidiary.

              As of the date of this Joint Proxy Statement and Prospectus, Sugarland owns 99.8% of the outstanding common stock of Sugarland State Bank (the "Bank"). The Board of Directors of the Bank, and Sugarland as the Bank's 99.8% shareholder, have indicated that they intend to cause the Bank to effect a reverse stock split prior to consummation of the Mergers for the purpose of acquiring ownership of 100% of the Bank's common stock. As a result of the reverse stock split, each existing 125 shares of Bank common stock will be converted into one share of the Bank's post-reverse stock split common stock ("New Bank Stock"), cash will be paid in lieu of the issuance of fractional shares of New Bank Stock and the Bank will become a wholly-owned subsidiary of Sugarland, which is the only Bank stockholder currently owning in excess of 100 shares of Bank common stock.

              This Joint Proxy Statement and Prospectus  was
     mailed  to  shareholders  of Sugarland on approximately
     _________________,  1995,  and   to   shareholders   of
     MidSouth on approximately ______________, 1995.

     Purpose of the Meetings

              The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger between MidSouth and Sugarland and a related Agreement of Merger between MidSouth National Bank ("MidSouth Bank") and the Bank (the "Bank Merger Agreement," which collectively with the Agreement and Plan of Merger, is referred to as the "Plan"). Pursuant to the Plan, the Bank will be merged into MidSouth Bank (the "Bank Merger") and Sugarland will be merged into MidSouth (the "Holding Company Merger," which, collectively with the Bank Merger, are referred to as the "Mergers") with the result that the business and properties of Sugarland will become the business and properties of MidSouth and, except for shares of Sugarland's common stock to which dissenters' rights have been perfected, each outstanding share of Sugarland common stock ("Sugarland Common Stock") will be converted into one share of Series A Cumulative Convertible Preferred Stock of MidSouth (the "Preferred Stock") as described under the caption "The Plan - Conversion of Sugarland Common Stock."

              The purpose of the Annual Meeting is, among other things, to elect directors of MidSouth and to consider and vote upon a proposal to approve the issuance of up to 187,286 shares of Preferred Stock of MidSouth to be issued to shareholders of Sugarland in exchange for their Sugarland Common Stock in connection with the Mergers. See "Election of Directors of MidSouth."

     Shares Entitled to Vote; Quorum; Vote Required

              Only holders of record of MidSouth's common stock ("MidSouth Common Stock") at the close of business on ______________, 1995 are entitled to notice of and to vote at the Annual Meeting. On that date there were 736,375 shares of MidSouth Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the Annual Meeting. Only holders of record of Sugarland Common Stock at the close of business on _____________, 1995 are entitled to notice of and to vote at the Special Meeting. On that date there were 187,286 shares of Sugarland Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the Special Meeting.

              With respect to any matter properly brought before the Meetings, the presence at the Meetings, in person or by proxy, of the holders of a majority of the outstanding shares of the respective Companies' common stock is necessary to constitute a quorum.

              The Plan must be approved by the shareholders of Sugarland by the affirmative vote of two-thirds of the voting power present, in person or by proxy, at the Special Meeting. An abstention will have the effect of a vote against the Plan. However, unless the Plan is approved by the holders of at least 80% of the Sugarland Common Stock, dissenters' rights will apply and an abstention will cause a shareholder otherwise entitled to dissenters' rights to forfeit any claim to such rights. See "Dissenters' Rights." If brokers who do not receive instructions from beneficial owners as to granting or withholding of proxies may not or do not exercise discretionary power to grant a proxy with respect to such shares (a "broker non-vote") on a proposal, including the proposal to approve the Plan, shares not voted on such proposal will be counted as not present with respect to the proposal.

              Under the Louisiana Business Corporation Law (the "LBCL") and the Articles of Incorporation of MidSouth, the shareholders of MidSouth are not required to approve the Mergers. However, under the rules of the American Stock Exchange Emerging Company Market (the "AMEX") on which MidSouth Common Stock is listed, shareholder approval is required for the issuance of the Preferred Stock. The issuance of the Preferred Stock must be approved by the affirmative vote a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be counted in the determination of the total number of votes cast.

          Directors, executive officers and certain principal shareholders of Sugarland beneficially owning an aggregate of 89,956 shares, or approximately 48.03% of the outstanding Sugarland Common Stock, have executed agreements pursuant to which they have agreed, among other things, to vote in favor of the Plan. The directors and executive officers of MidSouth owning an aggregate of 306,616 shares, or approximately 42.9% of the outstanding MidSouth Common Stock, have informed MidSouth that they intend to approve the issuance of the Preferred Stock.

     Solicitation, Voting and Revocation of Proxies

          In addition to soliciting proxies by mail, directors, officers and employees of the Companies, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Companies' stock, and the Companies will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. The cost to Sugarland of soliciting proxies is being paid for by Sugarland, and the cost to MidSouth of soliciting proxies is being paid for by MidSouth.

          The proxies that accompany this Joint Proxy Statement and Prospectus permit each holder of record of the Companies' common stock on the applicable record date to vote on all matters that properly come before the Special Meeting or Annual Meeting. When a share-holder of Sugarland specifies his choice on the proxy with respect to the proposal to approve the Plan, the shares represented by the proxy will be voted in accordance with such specification. If no such speci-fication is made, the shares represented by an executed proxy will be voted in favor of the proposal to approve the Plan. If a shareholder of Sugarland does not sign and return a proxy and specify on the proxy an instruction to vote against the Plan, he will not be able to exercise dissenters' rights with respect to the Holding Company Merger unless he attends the Special Meeting in person and votes against the Plan, and gives written notice of his dissent from the Plan at or prior to the Special Meeting. See "Dissenters' Rights." A shareholder of Sugarland may revoke his proxy by (i) giving written notice of revocation to Ronald R. Hebert, Sr., Secretary, Sugarland Bancshares, Inc., 1527 W. Main Street, Jeanerette, Louisiana 70544; or
     (ii) executing and delivering to Sugarland at any time before its exercise a later dated proxy or (iii) attending the Special Meeting and voting in person.

          Where a Shareholder of MidSouth specifies his choice on the proxy with respect to the approval of the issuance of the Preferred Stock, the shares represented by proxy will be voted in accordance with such specification. If no such specification is made, the shares represented by an executed proxy will be voted in favor of the issuance of the Preferred Stock and in favor of the election of the Directors of MidSouth named in the proxy. An abstention or broker non-vote will not be counted in the determination of the total number of votes cast. A shareholder of MidSouth may revoke his proxy by (i) giving written notice of revocation to Karen L. Hail, Secretary, MidSouth Bancorp, Inc., 102 Versailles Boulevard, Versailles Centre, Lafayette, Louisiana 70501; or (ii) executing and delivering to MidSouth at any time before its exer-cise a later dated proxy or (iii) attending the Annual Meeting and voting in person.

          No matters are expected to be considered at the Special Meeting other than the proposal to approve the Plan, and no matters are expected to be considered at the Annual Meeting other than the proposal to approve the issuance of the Preferred Stock and the election of directors of MidSouth. If any other matters should properly come before either of the meetings, it is intended that proxies in the form accompanying this Joint Proxy Statement and Prospectus will be voted on all such matters in accordance with the judgment of the person(s) voting such proxies.

                            THE PLAN
     General

          The transactions contemplated by the Plan are to be effected in accordance with the terms and conditions set forth in the Plan, which is incorporated herein by reference. The following brief description does not purport to be complete and is qualified in its entirety by reference to the Plan. For information concerning obtaining a copy of the Plan, see "Available Information."

          The ultimate result of the transactions contemplated by the Plan will be that the business and properties of the Bank will become the business and properties of MidSouth Bank, the business and properties of Sugarland will become the business and properties of MidSouth, and the shareholders of Sugarland will become shareholders of Preferred Stock of MidSouth. The steps taken to achieve this result involve the following transactions: (i) the Bank will be merged into MidSouth Bank and the separate existence of the Bank will cease; (ii) Sugarland will be merged into MidSouth and the separate existence of Sugarland will cease; and (iii) shareholders of Sugarland will receive the consideration described below under the heading "The Plan - Conversion of Sugarland Common Stock."

     Background of and Reasons for the Plan

          Background. In 1987, C.R. Cloutier, President of MidSouth and MidSouth Bank, and D.J. Tranchina, President of Sugarland and the Bank, first discussed generally the possibility of a business combination between the Companies and the Banks. After preliminary discussions, the Companies and the Banks each determined not to pursue a business combination at that time. In September 1993, Messrs. Cloutier and
     Tranchina   again   discussed  in  general  terms   the
     possibility of a business combination between the Companies and the Banks and expressed interest in exploring fully such a transaction.

          On April 13, 1994, Will G. Charbonnet, Sr., Chairman of the Board of MidSouth and MidSouth Bank, and Mr. Cloutier presented to Sugarland's Board of Directors a written proposal to merge the Companies and the Banks. Representatives of the Companies and the Banks continued to discuss the terms of a business combination. On May 26, 1994, Sugarland retained Chaffe & Associates, Inc. ("Chaffe") as its financial advisor in connection with a possible business combination with MidSouth, and on August 19, 1994, the Companies agreed to a confidentiality agreement and exchanged certain confidential information concerning their respective companies as a means of exploring further a business combination between the Companies.

          Over the next several months, the Companies exchanged drafts of a proposed merger agreement and engaged in detailed negotiations concerning the terms of the proposed Mergers. On December 8, 1994, the Boards of Directors of Sugarland and the Bank held a special joint meeting to consider the proposed Mergers. At the meeting, Sugarland's Board of Directors, management and legal and financial advisors reviewed the background of, and rationale for, the proposed Mergers, the terms of the Plan, the potential risks and benefits of the Mergers and the financial and evaluation analyses of the transaction. Chaffe delivered its opinion to Sugarland's Board of Directors, subsequently confirmed in writing, that the exchange ratio in the proposed merger of Sugarland and MidSouth was fair to Sugarland's shareholders, from a financial point of view, as of such date. On December 14, 1994, MidSouth's Board of Directors met and approved the proposed Mergers and the Plan.

          Reasons for the Plan. The Board of Directors of Sugarland believes that approval of the Plan is in the best interest of Sugarland and its shareholders. In reaching its decision to recommend the Plan, Sugarland's Board of Directors consulted with its financial and other advisors, as well as with Sugarland's management, and considered a number of factors, including but not limited to the following:

     (a)The  business,   financial   condition,  results  of
     operations and prospects of each of MidSouth and Sugarland;

     (b)The market for the Bank's services and the likelihood that the Bank would continue to face competitive pressures in its market area from banks and other financial institutions with greater financial resources capable of offering a broad array of financial services and operating on a narrower profit margin than the Bank;

     (c)The amount and type of consideration to be received by Sugarland's shareholders pursuant to the Plan;

     (d)The market price of MidSouth Common Stock;

     (e)The respective dividend policies of MidSouth and Sugarland;

     (f)Each of the Mergers is expected to qualify as a tax-free reorganization so that neither Sugarland nor its shareholders (except to the extent that cash is received in respect of their shares) will recognize any gain in the transaction (see "Certain Federal Income Tax Consequences"); and

     (g)The opinion received from Chaffe that the proposed Exchange Ratio (as defined in such opinion) is fair to Sugarland and its shareholders from a financial point of view (see "Opinion of Chaffe & Associates, Inc.").


          Sugarland's Board did not assign any specific or relative weight to the foregoing factors in its consideration of the Plan. Sugarland's Board of Directors believes that the Plan provides significant value to all Sugarland shareholders and will enable them to participate in opportunities for growth that Sugarland's Board of Directors believes the Mergers make possible.

          The Board of Directors of MidSouth believes that the Mergers are in the best interests of MidSouth and its shareholders. In addition to the financial terms, among the factors considered by the Board in approving the Plan were (i) the increased competitive advantages available to MidSouth Bank through the combined capital of the Banks and the economies of scale created as a result of the Mergers and (ii) the increased market share and additional markets available to MidSouth as a result of the Mergers.

          The financial and other terms of the Plan were arrived at through arm's length negotiations between representatives of the Companies. Determination of the consideration to be received by Sugarland's shareholders in exchange for their stock was based upon various factors considered by the Boards of the Companies, including primarily the comparative financial condition, historical results of operations, current business and future prospects of the Companies and the Banks, the market price and historical earnings per share of the common stock of the Companies, and the desirability of combining the financial and managerial resources of MidSouth Bank and the Bank to pursue available consumer and commercial banking business in Lafayette, Jefferson, Iberia and St. Martin Parishes and surrounding areas.

          The Board of Directors of Sugarland approved the Plan and recommends that its shareholders vote FOR approval of the Plan. The Board of Directors of MidSouth unanimously approved the Plan and recommends that its shareholders approve the issuance of the Preferred Stock.

     Opinion of Chaffe & Associates, Inc.

          General.Pursuant to an engagement letter dated as of May 26, 1994 (the "Engagement Letter"), Sugarland retained Chaffe to act as its financial advisor in connection with its evaluation of a possible business combination with MidSouth, including providing certain analyses of the financial terms of the Mergers. Chaffe is a recognized investment banking firm and is experienced in the securities industry, in investment analysis and appraisal and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalizations and valuations for estate, corporate and other purposes. It regularly is retained to perform similar services for other banks and bank holding companies. Sugarland selected Chaffe as its financial advisor on the basis of its experience and expertise in transactions similar to the Mergers and its reputation in the banking and investment communities.

          In connection with its engagement as Sugarland's financial advisor with respect to the Mergers, Chaffe was instructed to evaluate the fairness to Sugarland shareholders, from a financial point of view, of the Exchange Ratio (as defined in Chaffe's opinion) in the Mergers. Sugarland did not place any limitations on the scope or manner of Chaffe's investigations and review, and instructed Chaffe to conduct such investigations as it deemed appropriate for purposes of its evaluation. Chaffe was also engaged to provide a valuation of Sugarland Common Stock and to advise Sugarland in its negotiations with MidSouth concerning the consideration to be received by Sugarland's shareholders pursuant to the Plan. Such consideration was determined by Sugarland and MidSouth in their negotiation of the terms of the Plan.

          At July 13 and August 10, 1994 meetings of Sugarland's Board of Directors, Chaffe made presentations and presented reports to the Board concerning the proposed Merger. On December 30, 1994, Chaffe delivered its written opinion that, based upon and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated in such opinion and such other matters as Chaffe considered relevant, the Exchange Ratio in the Holding Company Merger was fair to Sugarland and its shareholders from a financial point of view, as of the date of such written opinion. The full text of
     Chaffe's written opinion to the Sugarland Board of Directors, which sets forth the assumptions made, matters considered, and limitations of the review by Chaffe, is attached hereto as Appendix A and is incorporated herein by reference. The opinion should be read carefully and in its entirety in connection with this Joint Proxy Statement and Prospectus. The following summary of Chaffe's opinion is qualified in its entirety by reference to the full text of the
     opinion.    Chaffe's   opinion   is  addressed  to  the
     Sugarland Board of Directors only and does not constitute a recommendation to any shareholder of Sugarland as to how such shareholder should vote at the Special Meeting.

          In connection with rendering its December 30, 1994 opinion, Chaffe reviewed materials relating to the Mergers and the financial and operating condition of the Companies, including, among other information: (i) the Plan; (ii) Sugarland's audited financial statements and other data for recent years and interim periods through September 30, 1994; (iii) the Bank's 1994 budget; (iv) MidSouth's audited financial statements and other data for recent years and interim periods through September 30, 1994; and (v) statistical and financial information for Sugarland and MidSouth and for comparable companies derived from various statistical services, as well as certain publicly available information and analyses relating to them. In addition, Chaffe reviewed certain historical market information for Sugarland Common Stock, for which no independent trading market exists,
     and  certain   historical  market  prices  and  trading
     volumes of MidSouth  Common  Stock  on  the  AMEX.   In
     reporting such information to Sugarland's Board of Directors, Chaffe noted that although there is an independent market for MidSouth Common Stock and there is expected to be an independent market for the
     Preferred  Stock,   such   stocks   are   or  will  be,
     respectively, thinly traded.

          Set forth below is a brief summary of selected analyses performed by Chaffe in connection with its opinion and the reports presented by Chaffe to the Sugarland Board of Directors on July 13, 1994 and August 10, 1994 in connection therewith. The summary set forth below does not purport to be a complete description of the analyses performed by Chaffe. Chaffe's opinion was based on economic, market and other conditions existing as of the date of its opinion, and Chaffe expressed no opinion on the tax consequences of the Plan or the effect of any tax consequences on the value received by the holders of Sugarland Common Stock in the Mergers.

          Analysis of the Companies. Chaffe analyzed the historical performance of Sugarland and MidSouth, and considered the current financial condition, results of operations and prospects of each. Chaffe analyzed information and data provided by the management of each of Sugarland and MidSouth concerning such company's respective loans, other real estate owned, securities portfolio, fixed assets and operations. With respect to all information reviewed by it relating to the Companies, Chaffe relied, without independent verification, upon the accuracy and completeness of such information. Chaffe did not perform an independent review of the assets or liabilities of Sugarland or MidSouth, and relied solely on the Companies for information as to the condition of each company's loan portfolio, the adequacy of its loan loss reserve and the value of other real estate owned.

          Analysis of the Mergers. In connection with rendering its opinion and preparing its presentations to the Sugarland Board of Directors, Chaffe performed a variety of financial analyses. Chaffe compared certain financial and stock market data for peer groups of bank holding companies whose securities are publicly traded; reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally; considered a number of valuation methodologies, including, among others, those that incorporate book value, deposit base premium and capitalization of earnings; and performed such other studies and analyses as Chaffe deemed relevant for purposes of its opinion. Chaffe also analyzed the terms of the MidSouth Preferred Stock.

          Analysis of Selected Merger Transactions. In connection with its July 13, 1994 meeting with Sugarland's Board of Directors, Chaffe analyzed premiums paid in acquisitions of selected banks and bank holding companies whose asset size, leverage ratio and return on average assets were comparable to Sugarland's (the "U.S. Peer Group"). Transactions considered in this analysis were those throughout the United States between March 31, 1993 and June 24, 1994, in which the seller's total assets were between $10 million and $50 million, leverage ratio was between 9.0% and 15.0%, and return on average assets was between 0.75% and 1.50%. Chaffe also analyzed premiums paid in acquisitions of selected banks and bank holding companies located in 16 states in the southern United States (the "Southern Peer Group"). Finally, Chaffe analyzed premiums paid in substantially all acquisitions of Louisiana banks from March 31, 1993 through July 12, 1994 (the "Louisiana Acquisitions"). For each bank acquired or to be acquired in such transactions, Chaffe compared the prices to be received by the shareholders of each institution being acquired as a multiple of its tangible equity, its earnings per share for the four quarters prior to such a transaction, its premium over tangible equity to core deposits, and its total assets.

          The figures for the U.S. Peer Group, Southern Peer Group and Louisiana Acquisitions produced: (i) median percentages of premium (purchase price in excess of tangible equity) to core deposits of 5.44%, 5.72% and 10.73%, respectively; (ii) median ratios of purchase price to tangible equity of 1.44x, 1.45x and 1.86x, respectively; (iii) median ratios of purchase price to earnings per share for the four quarters prior to transaction of 15.52x, 16.59x and 13.05x, respectively, and (iv) median percentages of purchase price to assets of 14.88%, 15.32% and 17.32%, respectively. In comparison, assuming the consideration to be paid in the Mergers for each share of Sugarland Common Stock equals that number of shares of MidSouth Preferred Stock with a stated value of $14.25, Chaffe determined that the consideration to be received by the holders of Sugarland Common Stock in the Mergers represented a percentage of premium to core deposits of 2.94%, a ratio of price to tangible equity of 1.20x, a ratio of price to Sugarland's earnings for the twelve months ended March 31, 1994 of 14.12x, and a percentage of price to assets of 14.34%. Prior to rendering its opinion, Chaffe updated the above-referenced analysis through November 25, 1994. With respect to each of the above-referenced groups of transactions and the proposed Merger, Chaffe compared the prices to be received by the peer groups in the manner described above, and such analysis yielded results substantially similar to those stated above.

          Conclusions based on the foregoing analysis are not mathematical; rather, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of the companies to which Sugarland is being compared.

          Discounted Earnings Analysis. In connection with its July 13, 1994 meeting with Sugarland's Board of Directors, Chaffe calculated, using discounted earnings analysis, the present value of the stream of after-tax cash flows that Sugarland could produce in the future. Chaffe estimated the earnings stream through 2000 and a terminal value after 2000 based upon information provided by Sugarland management, and then discounted such values, using an estimated required rate of return for Sugarland of 12.0%. Additional earnings analyses were performed at the time of the December 30, 1994 opinion, applying similar methodology and discount rates to the above-described earnings analysis and yielding substantially similar results.

          Analysis of MidSouth Preferred Stock. In connection with its August 10, 1994 meeting with Sugarland's Board of Directors, Chaffe examined the proposed terms of the MidSouth Preferred Stock. By using discounted cash flow and option valuation models, Chaffe considered various factors that might affect the value of the Preferred Stock and that can be evaluated, including, but not limited to, the appropriate market rate for the Preferred Stock, certain information concerning MidSouth Common Stock and proposed conversion provisions for the MidSouth Preferred Stock.

          The foregoing summary does not purport to be a complete description of the analyses performed by Chaffe. The preparation of an opinion necessarily is not susceptible to partial analysis or summary description. Chaffe believes that the summary set forth above and Chaffe's analyses must be considered as a whole and that selecting only a portion of its analyses, without considering all of its analyses, creates an incomplete view of the process underlying Chaffe's opinion.

          The analyses performed by Chaffe are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. Furthermore, Chaffe may have given certain analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Chaffe's view of the actual value of Sugarland, MidSouth or the combined Companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

          To date, Sugarland has paid Chaffe $27,681.74 in fees and out-of-pocket expenses for the financial advisory services referred to above, including its ser-vices in rendering the opinion. For other services requested of Chaffe by Sugarland, Sugarland has agreed to pay Chaffe on an hourly basis. According to Chaffe, these amounts are insignificant when compared to Chaffe's total gross revenues. The fees received by Chaffe in connection with its services to Sugarland are not dependent upon consummation of the Mergers or any similar transaction, or shareholder or regulatory approval of the Plan.

          Prior to its retention in May 1994 as Sugarland's financial advisor, Chaffe had provided no services to Sugarland. Chaffe has not provided any services to MidSouth. Neither Chaffe nor any of its officers or employees has any interest in Sugarland Common Stock, MidSouth Common Stock or MidSouth Preferred Stock.

          Pursuant to the Engagement Letter, Sugarland has agreed to indemnify and hold harmless Chaffe, its subsidiaries and affiliates, the officers, directors, shareholders, employees, attorneys, agents and representatives of Chaffe and its subsidiaries and affiliates, and their respective heirs, legatees, legal representatives, successors and assigns from and against any and all damage, loss, cost, expense, obligation, claim or liability, including reasonable attorneys fees and expenses arising directly or indirectly from, or in any way related to, the opinion or any other services performed by Chaffe pursuant to the Engagement Letter, provided that Chaffe and its officers, directors, employees, agents and representatives have not been grossly negligent or guilty of reckless or willful misconduct in connection with the opinion or such other services.

     Conversion of Sugarland Common Stock

          In consideration of the Mergers, each share of Sugarland Common Stock outstanding on the date the Holding Company Merger becomes effective (the "Effective Date") will be converted into a number of shares of MidSouth Preferred Stock equal to the quotient of 187,286 divided by the number of shares of Sugarland Common Stock outstanding on the Effective Date. Assuming the number of shares of Sugarland Common Stock outstanding on the Effective Date remains the same, each share of Sugarland Common Stock will be exchanged for one share of MidSouth Preferred Stock, having the rights and preferences described below under the heading "Rights and Preferences of MidSouth Preferred Stock."

          Shareholders who perfect dissenters' rights will not receive MidSouth Preferred Stock but instead will be entitled to receive the "fair cash value" of their shares as determined under Section 131 of the Louisiana Business Corporation Law (the "LBCL"). See "Dissenters' Rights."

          In lieu of the issuance of any fractional share of MidSouth Preferred Stock to which a holder of Sugarland Common Stock may be entitled, each shareholder of
     Sugarland, upon surrender of the certificate or certificates which immediately prior to the Effective Date represented Sugarland Common Stock held by such shareholder, will be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by $14.25, the stated value of a share of Preferred Stock.

          For information regarding restrictions on the transfer of the Preferred Stock by certain Sugarland shareholders, see "Status under Federal Securities
     Laws; Certain Restrictions on Resales."

     Effective Date

          The Bank Merger Agreement has been filed with the Office of the United States Comptroller of the Currency (the "OCC"), and will be filed for recordation with the Louisiana Commissioner of Financial Institutions (the "Commissioner"), and the Bank Merger will be effective at the time and date specified in a certificate or other written record issued by the OCC, or in the Certificate of Merger issued by the Commissioner, whichever date is later. A Certificate of Merger with respect to the Holding Company Merger will be filed for recordation with the Louisiana Secretary of State as soon as practicable after shareholder approval is obtained and all other conditions to the consummation of the Mergers have been satisfied or waived, and the Holding Company Merger will be effective at the date and time specified in a certificate issued by the Secretary of State. It is intended that the Bank Merger will be consummated immediately after consummation of the Holding Company Merger. The Companies are not able to predict the Effective Date of the Bank Merger or the Holding Company Merger, and no assurance can be given that the transactions contemplated by the Plan will be effected at any time. See "The Plan - Regulatory Approvals and Other Condi-tions of the Mergers."

     Exchange of Certificates

          On the Effective Date, each Sugarland shareholder will cease to have any rights as a shareholder of Sugarland, and his sole rights will pertain to the shares of MidSouth Preferred Stock into which his shares of Sugarland Common Stock have been converted pursuant to the Holding Company Merger, except for any such shareholder who exercises statutory dissenters' rights and except for the right to receive cash for any fractional share. See "Dissenters' Rights."

          Upon the consummation of the Mergers, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Sugarland Common Stock for certificates representing shares of MidSouth Preferred Stock will be mailed to each person who was a shareholder of record of Sugarland on the Effective Date of the Mergers. Shareholders are

     requested not to send in their Sugarland Common Stock certificates until they have received a letter of transmittal and further written instructions.

          After the Effective Date and until surrendered, certificates representing Sugarland Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of MidSouth Preferred Stock, to represent the number of whole shares of MidSouth Preferred Stock into which such shares of Sugarland Common Stock have been converted. MidSouth, at its option, may decline to pay former shareholders of Sugarland who become holders of MidSouth Preferred Stock pursuant to the Holding Company Merger any dividends or other distributions that may have become payable to holders of record of MidSouth Preferred Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of Sugarland Common Stock. Any dividends not paid after one year from the date that such dividends were eligible to be paid will revert in ownership to MidSouth, and MidSouth will have no further obligation to pay such dividends.

          Sugarland shareholders who cannot locate their certificates are urged to contact promptly Ronald A. Hebert, Sr., Sugarland Bancshares, Inc., 1527 W. Main Street, Jeanerette, Louisiana 70544, telephone number
     (318) 276-6307. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his or her certificate(s) cannot be located and an agreement to indemnify Sugarland or MidSouth, as its successor, against any claim that may be made against them by the owner of the certificate(s) alleged to have been lost or destroyed. Either of the Companies may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify them.

     Regulatory  Approvals   and  Other  Conditions  of  the
     Mergers

          In addition to shareholder approvals, consummation of the Mergers will require the approval of the OCC, and approval or waiver of prior approval from the FRB. On January 25, 1995, MidSouth filed an application seeking the prior approval of the Bank Merger from the OCC and, by letter dated January 30, 1995, requested a waiver of prior approval from the FRB. MidSouth received OCC approval of the Mergers on March 22, 1995, and confirmation of waiver of prior approval from the FRB on March 17, 1995.

          The obligations of the parties to the Plan are also subject to other conditions set forth in the Plan, including, among others: (i) that no action or proceeding has been brought before a court or governmental body to restrain or prohibit the Mergers;
     (ii) that prior to the Effective Date there has not been a material adverse change in the financial condition, results of operations, business or prospects of the other party or its subsidiary; (iii) the receipt of customary legal opinions; (iv) that on the date of closing, the representations and warranties made in the Plan by each party are true and correct in all material respects; and (v) the receipt by MidSouth and Sugarland of an opinion from Deloitte & Touche LLP to the effect that the Mergers will constitute a reorganization within the meaning of Section 368(c) of the Internal Revenue Code and that the shareholders of Sugarland will not recognize gain or loss with respect to the shares of Preferred Stock received in the Holding Company Merger. The obligations of MidSouth and MidSouth Bank to consummate the Mergers are also conditioned upon, among other things, that MidSouth has received satisfactory assurance from the FRB or delegated authority that the Preferred Stock will be treated as Tier 1 Capital for the purpose of the capital adequacy guidelines of the FRB; and confir-mation from the directors, executive officers and certain principal shareholders of Sugarland as to representations and covenants previously made by them in a certain Joinder of Shareholders. See "The Plan - Joinder of Shareholders."

          The Companies intend to consummate the Mergers as soon as practicable after all of the conditions to the Mergers have been met or waived; however, there can be no assurance that the conditions to the Mergers will be satisfied.

     Conduct of Business Prior to the Effective Date

          Sugarland and the Bank have agreed pursuant to the Plan that, prior to the Effective Date, each will conduct its business only in the ordinary course and that, without the prior written consent of the Chief Executive Officer of MidSouth or his duly authorized designee, and except as otherwise provided in the Plan, Sugarland and the Bank will not, among other things,
     (a) declare or pay any dividend or change the number of outstanding shares of its capital stock; (b) amend its articles of incorporation or bylaws or adopt or amend any resolution or agreement concerning indemnification of its directors and officers; (c) merge or consolidate with another entity, or sell or dispose of a substantial part of its assets, or except in the ordinary course of business, sell any of its assets;
     (d) acquire or dispose of investment securities having an aggregate market value greater than 10% of the aggregate book value of its investment securities portfolio as of September 30, 1994; or acquire any investment securities that are less than investment grade, or acquire or dispose of investment securities except in the ordinary course of business; (e) charge off (except as may otherwise be required by law or regulatory authorities or generally accepted accounting principles consistently applied) or sell (except for a price not less than the book value thereof) any of its portfolio of loans, discounts or financing leases; or sell any asset held as other real estate or other foreclosed assets for an amount less than 100% of its book value as of September 30, 1994; or sell any asset held as other real estate or other foreclosed assets that had a book value at September 30, 1994 in excess of $25,000; (f) enter into or modify any agreement pertaining to compensation arrangements with its present or former directors, officers or employees or increase the compensation of such persons, except for budgeted bonuses or other incentive payments in amounts previously disclosed to the Chief Executive Officer of MidSouth; (g) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets any mortgage, pledge or other encumbrance (except as allowed under the Plan) or cancel any material indebtedness owing to it or any claims which it may possess, or waive any right of substantial value or discharge or satisfy any material noncurrent liability; (h) make any extension of credit which, together with all other extensions of credit to the borrower and its affiliates, would exceed $100,000, or, without reasonable prior notice to the Chief Executive Officer of MidSouth, or his designee, commit to make any extensions of new credit in excess of $50,000; (i) fail to pay, or make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established; or (j) enter into any new line of business.

          In addition, Sugarland and the Bank have agreed that, without the prior approval of the Chief Executive Officer of MidSouth or his designee, they will not solicit or initiate inquiries or proposals with respect to, or, except as may be necessary as advised in writing by their counsel to discharge properly their fiduciary duties to Sugarland, the Bank and their Shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, or any business combination with Sugarland or the Bank, other than as contemplated by the Plan. Each of Sugarland and the Bank has also agreed to instruct its officers, directors, agents and affiliates to refrain from doing any of the above and to notify MidSouth immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its officers, directors, agents and affiliates.

          Further, Sugarland has committed that neither Sugarland's Board of Directors nor any committee thereof will (i) withdraw or modify or propose to with-draw or modify in a manner adverse to MidSouth the approval or recommendation to its shareholders of the Plan and the Mergers, (ii) approve or recommend, or propose to recommend any takeover proposal with respect to Sugarland or the Bank, except such action that its counsel advises in writing is necessary to discharge its fiduciary duties to Sugarland and its shareholders, or (iii) modify, or waive or release any party from any material provision of or fail to enforce any material provision of, if enforcement is requested by MidSouth, any confidentiality agreement entered into by Sugarland or the Bank with any prospective acquiror after the date of the Plan or during the two years prior to such date.

     Waiver, Amendment and Termination

          The Plan provides that the parties thereto may waive any of the conditions to their respective obligations to consummate the Mergers other than the receipt of necessary regulatory approvals, shareholder approvals of the Plan, the satisfaction of all conditions prescribed by law for consummation of the Mergers and certain other conditions that have already been satisfied. A waiver must be in writing and approved by the Board of Directors of the waiving party.

          The Plan, including all related agreements, may be amended or modified at any time, before or after shareholder approval, by the mutual agreement in writing of the Boards of Directors of the parties to the Plan; provided that, under the LBCL any amendment made subsequent to such shareholder approval may not alter the amount or type of shares into which Sugarland's Common Stock will be converted, or alter any term or condition of the Plan in a manner that would adversely affect any shareholder of Sugarland. Additionally, the Plan may be amended at any time by the sole action of the Chief Executive Officers of the respective parties to the Plan or their designees to correct typographical errors or other misstatements, or in any other manner, which is not material to the substance of the transactions contemplated by the Plan.

          The Plan may be terminated at any time prior to the Effective Date by (i) the mutual consent of the respective Boards of Directors of the Companies, (ii) the Board of Directors of either MidSouth or Sugarland in the event of a material breach by the other or its subsidiary of any representation, warranty or covenant contained in the Plan which cannot be cured by the earlier of 10 days after written notice of such breach or June 30, 1995; (iii) the Board of Directors of either MidSouth or Sugarland if by June 30, 1995 all conditions to consummating the Mergers required by the Plan have not been met or waived, cannot be met, or the Mergers have not occurred; (iv) the Board of Directors of MidSouth if the number of shares of Sugarland Common Stock as to which holders thereof are, at the time of the closing, legally entitled to assert dissenters' rights exceeds 5% of the total number of issued and outstanding shares of Sugarland Common Stock on the Effective Date; or (v) the Board of Directors of MidSouth if the Board of Directors of Sugarland (A) withdraws, modifies or changes its recommendation to its shareholders regarding the Plan and the Mergers or shall have resolved to do any of the foregoing, (B) recommends to its shareholders (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than transactions contemplated by the Plan), (2) any sale, lease, transfer or other disposition of all or substantially all of the assets of Sugarland or the Bank, or (3) any acquisition, by any person or group, of beneficial ownership of one third or more of any class of Sugarland's capital stock, or (C) makes any announcement of a proposal, plan or intention to do any of the foregoing or agreement to engage in any of the foregoing.

     Interests of Certain Persons in the Mergers

          Pursuant to the Plan, MidSouth and MidSouth Bank have agreed that, following the Effective Date, they will indemnify each person who as of the Effective Date served as an officer or director of Sugarland or the Bank, or who has previously served as an officer or director of Sugarland or the Bank at any time since December 31, 1992 (an "Indemnified Person") from and against all damages, liabilities, judgments and claims, and related expenses, based upon or arising out of such person's service as an officer or director of Sugarland or the Bank, to the same extent as he would have been indemnified under the Articles or Bylaws of Sugarland or the Bank, as appropriate, as such Articles or Bylaws were in effect on December 28, 1994. The aggregate amount of indemnification payments required to be made by MidSouth and MidSouth Bank pursuant to the Plan is $1.2 million. Indemnification otherwise required to be paid by MidSouth or MidSouth Bank will be reduced by any amounts that the Indemnified Person recovers by virtue of the claim for which indemnification is sought, and no Indemnified Person is entitled to indemnification for any claim made prior to the closing date of which the Indemnified Person, Sugarland or the Bank was aware but did not disclose to MidSouth prior to the execution of the Plan (if such claim was known at such time) or prior to the closing date (if such claim became known after execution of the Plan). Receipt of the indemnification benefits set forth in the Plan by a director or officer of Sugarland and the Bank is conditioned upon his execution of an agreement described in more detail under the heading "Joinder of Shareholders." Any claim for indemnification pursuant to the Plan must be submitted in writing to MidSouth's Chief Executive Officer prior to December 28, 1999.

          MidSouth has also agreed to indemnify Sugarland, the Bank, and each of the directors, officers and controlling persons of Sugarland against any claim insofar as it arises from, or is based upon, an untrue statement or omission, or alleged untrue statement or omission, of a material fact in the Registration Statement or the Joint Proxy Statement and Prospectus to the extent that such untrue statement or omission was not made in reliance on, and in conformance with, information furnished to MidSouth by Sugarland. The $1.2 million limit on MidSouth's indemnification obligation discussed above does not apply to MidSouth's indemnification obligations with respect to the Registration Statement and Joint Proxy Statement and Prospectus. Any person making a claim for indemnification for damages arising from misstatements or omissions in the Registration Statement or Joint Proxy Statement and Prospectus must promptly notify MidSouth of any such claim. MidSouth shall have the right to assume the defense thereof and will not be liable for any expenses subsequently incurred by such person in connection with the defense thereof, except that if MidSouth does not assume such defense, or counsel for the person making a claim is advised in writing that there are material substantive issues that raise conflicts of interest between MidSouth and such person, the person claiming indemnification may retain counsel satisfactory to him and MidSouth shall pay all reasonable fees and expenses of such counsel, provided that (i) MidSouth shall be obligated to pay for only one counsel for all persons making a claim in any jurisdiction, (ii) all such persons will cooperate in the defense of their claims, and (iii) MidSouth will not be liable for any settlement effected without its prior written consent.

     Joinder of Shareholders

           It is anticipated that MidSouth or MidSouth Bank will enter into employment contracts providing for employment following the Mergers of one or more executive officers of the Bank, including Mr. D.J. Tranchina, the President and a director of Sugarland and the Bank. The terms of any such employment contracts have not yet been determined.

          As a condition to consummation of the Mergers, each Sugarland director and executive officer and each shareholder owning 5% or more of Sugarland Common Stock has executed an individual agreement (a "Joinder Agreement") pursuant to which he has agreed (i) solely in his capacity as a shareholder of Sugarland, to vote in favor of the Plan and against any other proposal relating to the sale or disposition of the Bank or Sugarland, unless MidSouth or MidSouth Bank is in breach or default in any material respect with regard to any covenant, representation or warranty as to it contained in the Plan to an extent that would permit Sugarland to terminate the Plan pursuant to the terms thereof; (ii) not to transfer any of the shares of Sugarland Common Stock over which he has dispositive power, or grant any proxy thereto not approved by MidSouth, until the earlier of the Effective Date or the date that the Plan has been terminated, except for transfers by operation of law or transfers in connection with which the transferee agrees to be bound by the Joinder Agreement; (iii) not to purchase, sell or otherwise deal in MidSouth Common Stock until the Effective Date or termination of the Plan; (iv) to release, as of the Effective Date, MidSouth and MidSouth Bank from any obligation that either of them may have to indemnify such shareholder for acts taken as an officer, director or employee of Sugarland or the Bank, except to the extent set forth in the Plan; (v) prior to the Effective Date or until termination of the Plan, and except to the extent required to discharge properly his fiduciary duties as a director of
     Sugarland, not to solicit, encourage, initiate or participate in any negotiations or discussions concerning the acquisition of all or a substantial portion of the assets of, or of a substantial equity interest in, or any business combination with, Sugarland or the Bank, without the prior approval of the Chief Executive Officer of MidSouth or his designees, and to notify MidSouth immediately if any such proposals or inquiries are received by him; and
     (vi) for a period of two years following the Effective Date, not to serve as a director, officer, employee or advisor of, or have any investment in any financial institution that competes with the business of Bank as continued by MidSouth Bank in Iberia and Lafayette Parishes; however, such person may continue to hold any investment that he held on the date of the Joinder
     Agreement  and  may  make  an investment  in  any  such
     financial institution if the investment does not materially enhance the ability of such institution to compete with MidSouth Bank.

     Employee Benefits

          Pursuant to the Plan, MidSouth has agreed that, from and after the Effective Date, MidSouth and MidSouth Bank will offer to all persons who were employees of Sugarland or the Bank immediately prior to the Effective Date and who become employees of MidSouth or MidSouth Bank following the Mergers, the same employee benefits as are offered by MidSouth or MidSouth Bank, as the case may be, to its employees, except that there will not be a waiting period for coverage under any of its plans, and no employee of Sugarland or the Bank who is an active employee on the Effective Date will be denied such benefits for a pre-existing condition. Full credit will be given for prior service by such employees with Sugarland or the Bank for eligibility and vesting purposes under all of MidSouth's or MidSouth Bank's benefit plans and policies. In addition, all benefits accrued through the Effective Date under Sugarland's and the Bank's benefit plans will be paid by MidSouth or MidSouth Bank to the extent such benefits are not otherwise provided to such employees under the benefit plans of MidSouth or MidSouth Bank.

     Expenses

          The Plan provides that regardless of whether the Mergers are consummated, expenses incurred in connection with the Plan and the transactions contemplated thereby shall be borne by the party that has incurred them. If certain expenses incurred by Sugarland relating to the Mergers exceed $110,000, the amount of such expenses in excess of $110,000 will be deducted from the aggregate initial dividend payment and, if necessary, subsequent dividend payments due to holders of Preferred Stock, resulting in a pro rata reduction of the dividend payment due to each holder of Preferred Stock. See "Rights and Preferences of MidSouth Preferred Stock - Dividend Rights."

     Status   Under   Federal   Securities   Laws;   Certain
     Restrictions on Resales

          The shares of MidSouth Preferred Stock to be is-sued to shareholders of Sugarland pursuant to the Plan have been registered under the Securities Act of 1933 (the "Securities Act") thereby allowing such shares to be freely transferred without restriction by persons who will not be "affiliates" of MidSouth or who were not "affiliates" of Sugarland, as that term is defined in the Securities Act. In general, affiliates of Sugarland include its executive officers and directors and any person who controls, is controlled by or is under common control with Sugarland. Rule 145, among other things, imposes certain restrictions upon the resale of securities received by affiliates in connection with certain reclassifications, mergers, consolidations or asset transfers. MidSouth Preferred Stock received by affiliates of Sugarland will be subject to the applicable resale limitations of Rule 145.

          Such persons will not be able to resell the MidSouth Preferred Stock received by them pursuant to the Holding Company Merger unless such stock is regis-tered for resale under the Securities Act or an exemption from the registration requirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 under the Securities Act prior to effecting any resales of MidSouth Preferred Stock. Sugarland has agreed to use its best efforts to cause each of its directors and executive officers and each person who is a beneficial owner of 5% or more of the outstanding Sugarland Common Stock (each of whom may be deemed to be an "affiliate" under the Securities Act) to enter into an agreement not to sell shares of MidSouth Preferred Stock received by him in violation of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The following discussion is a summary of material federal income tax consequences to holders of Sugarland Common Stock resulting from the Mergers. The discussion set forth below is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time.

          Consummation of the Mergers is conditioned upon receipt by the Companies of an opinion from Deloitte &
     Touche LLP to the following effects, among others:

          (a) Each of the Mergers qualifies as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and Sugarland and MidSouth each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

          (b)  No   gain  or  loss  will  be  recognized  by
     Sugarland and MidSouth as a result of the Mergers.

          (c) No gain or loss will be recognized by a shareholder of Sugarland on the receipt solely of MidSouth Preferred Stock in exchange for his shares of Sugarland Common Stock.

          (d) The basis of the shares of MidSouth Preferred Stock to be received by Sugarland's shareholders pursuant to the Holding Company Merger will, in each instance, be the same as the basis of the shares of Sugarland Common Stock surrendered in exchange therefor, increased by any gain recognized on the exchange.

          (e) The holding period of the shares of MidSouth Preferred Stock to be received by Sugarland's shareholders pursuant to the Holding Company Merger will, in each instance, include the holding period of the respective shares of Sugarland Common Stock exchanged therefor, provided that the shares of Sugarland Common Stock are held as capital assets on the date of the Holding Company Merger.

          (f) The payment of cash to Sugarland's shareholders in lieu of fractional share interests of MidSouth Preferred Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by MidSouth. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of
     Section 302 of the Code. If a fractional share of MidSouth Preferred Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

          (g) A Sugarland shareholder who perfects his statutory right to dissent from the Holding Company Merger and who receives solely cash in exchange for his Sugarland Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of Sugarland Common Stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former Sugarland shareholder does not actually or constructively own any Sugarland Common Stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the Sugarland Common Stock redeemed.

          The opinion of Deloitte & Touche LLP is not binding on the Internal Revenue Service which could take positions contrary to the conclusions in such opinion.

          As a result of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder of Sugarland consult his personal tax advisor concerning the applicable federal, state and local income tax consequences of the Mergers to him.

                       DISSENTERS' RIGHTS

          Unless the Plan is approved by the shareholders of Sugarland holding at least 80% of its total voting power, Section 131 of the LBCL allows a shareholder of Sugarland who objects to the Holding Company Merger and who complies with the provisions of that section to dissent from the Holding Company Merger and to have paid to him in cash the fair cash value of his shares of Sugarland Common Stock as of the day before the Special Meeting, as determined in each case by agreement between the shareholder and MidSouth or by the state district court for the Parish of Lafayette if the shareholder and MidSouth are unable to agree upon the fair cash value. MidSouth has the right to terminate the Plan if, at the time of closing, the number of shares of Sugarland Common Stock as to which the holders thereof are legally entitled to assert dissenters' rights exceeds 5% of the total number of outstanding shares of Sugarland Common Stock on the Closing Date.

          To exercise the right of dissent, a shareholder must (i) file with Sugarland, a written objection to the Plan prior to or at the Special Meeting and also
     (ii) vote his shares (in person or by proxy) against the Plan. Neither a vote against the Plan, nor a specification in a proxy to vote against the Plan, will, in and of itself, constitute the necessary written objection to the Plan. Moreover, by voting in favor of, or abstaining from voting on, the Plan, or by returning the enclosed proxy without instructing the proxy holders to vote against the Plan, a shareholder waives his rights under Section 131. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent from the Holding Company Merger should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 131 procedure on their behalf.

          If the Plan is approved by less than 80% of the total number of shares of Sugarland Common Stock outstanding, then promptly after the Effective Date written notice of the consummation of the Holding Company Merger will be given by MidSouth by registered mail to each shareholder of Sugarland who filed a written objection to the Plan and voted against it at such shareholder's last address on Sugarland's records. Within 20 days after the mailing of such notice, the shareholder must file with MidSouth a written demand for payment for his shares at their fair cash value as of the day before the Special Meeting and must state the amount demanded and a post office address to which MidSouth may reply. He must also deposit the certifi-cate(s) formerly representing his shares of Sugarland Common Stock in escrow with a bank or trust company located in Lafayette Parish, Louisiana. The certificates must be duly endorsed and transferred to MidSouth upon the sole condition that they be delivered to MidSouth upon payment of the value of the shares in accordance with Section 131. With the above-mentioned demand, the shareholder must also deliver to MidSouth the written acknowledgment of such bank or trust company that it holds the certificate(s), duly endorsed as described above.

          Unless the shareholder objects to and votes against the Holding Company Merger, demands payment, endorses and deposits his certificates and delivers the required acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Mergers and will forfeit any right to seek payment pursuant to Section 131.

          If MidSouth does not agree to the amount demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of such demand and acknowledgment, notify such shareholder in writing at the designated post office address of either
     (i) the value it will agree to pay or (ii) its belief that no payment is due. If the shareholder does not agree to accept the offered amount, or disagrees with MidSouth's assertion that no payment is due, he must, within 60 days after receipt of such notice, file suit against MidSouth in the 15th Judicial District Court for the Parish of Lafayette for a judicial deter-mination of the fair cash value of the shares. Any shareholder of Sugarland entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against MidSouth by another former shareholder of Sugarland for a judicial determination of the fair cash value of such other shareholder's shares. If a shareholder of Sugarland fails to bring or to intervene in such a suit against MidSouth within the applicable 60-day period, he will be deemed to have consented to accept MidSouth's statement that no payment is due or, if MidSouth does not contend that no payment is due, to accept the amount specified by MidSouth in its notice of disagreement.

          If upon the filing of any such suit or intervention, MidSouth deposits with the court the amount, if any, which it specified in its notice of disagreement, and if in that notice MidSouth offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or inter-vention will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against MidSouth.

          Upon filing a demand for the value of his shares, a shareholder ceases to have any rights of a shareholder except the rights created by Section 131. The shareholder's demand may be withdrawn voluntarily at any time before MidSouth gives its notice of disagreement, but thereafter only with the written con-sent of MidSouth. If his demand is properly withdrawn, or if the shareholder otherwise loses his dissenters' rights, he will be restored to his rights as a share-holder as of the time of filing of his demand for fair cash value.

          Prior to the Effective Date, shareholders of Sugarland who dissent from the Mergers should send any communications regarding their rights to Ronald R. Hebert, Sr., Secretary, Sugarland Bancshares, Inc., 1527 W. Main Street, Jeanerette, Louisiana 70544. On or after the Effective Date, dissenting shareholders of Sugarland should send any communications regarding their rights to Karen L. Hail, MidSouth Bancorp, Inc., 102 Versailles Boulevard, Versailles Centre, Lafayette, Louisiana 70501. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of Sugarland.

          Shareholders of MidSouth are not entitled to vote on the Mergers under the LBCL or MidSouth's Articles and do not have dissenters' rights, although such shareholders must approve the issuance of the Preferred Stock. See "Introductory Statement - Shares Entitled to Vote; Quorum; Vote Required."

                   INFORMATION ABOUT SUGARLAND

     Description of the Business

          Sugarland Bancshares, Inc., a business corporation organized under the laws of Louisiana and a registered bank holding company under the Bank Holding Company Act of 1956, was incorporated in 1981 to acquire the outstanding stock of the Bank. Sugarland owns all of the outstanding stock of the Bank and has no other subsidiaries. At December 31, 1994, Sugarland had total consolidated assets of approximately $17.5 million and shareholders' equity of approximately $2.1 million. Sugarland's principal executive office is located at 1527 West Main Street, Jeanerette, Louisiana, and its telephone number is (318) 276-6307.

          Sugarland State Bank, a Louisiana state bank organized in 1967, provides full-service consumer and commercial banking services in Jeanerette, Louisiana and surrounding areas of Iberia Parish, Louisiana, through its main banking office at 1527 West Main
     Street, Jeanerette, Louisiana, and a full service branch located in New Iberia, Louisiana. Deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable legal limits. The Bank offers an array of deposit services, including demand accounts, NOW accounts, certificates of deposit, and money market accounts, and provides safe deposit boxes, night depository, individual retirement accounts, and drive-in banking services. The Bank's lending activities consist principally of real estate, consumer, and commercial loans. At December 31, 1994, the Bank had total deposits of approximately $15.3
     million  and   total   assets  of  approximately  $17.5
     million.

          The Bank's deposits represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers. Sugarland's loan portfolio contains a concentration of loans to the Iberia Parish farming industry. At December 31, 1994, Sugarland had approximately $2.5 million of loans outstanding to borrowers in the local farming industry, which represented approximately 110% of the Bank's Tier 1 Capital and 30% of the Bank's total outstanding loans on such date.

     Competition

          The Bank's  general market area consists of Iberia
     Parish, which has an approximate population of 70,000 and in which there are numerous banks and other financial institutions.

          Competition among banks for loan customers is generally governed by such factors as loan terms, including interest charges, restrictions on borrowers and compensating balances, and other services offered by such banks. The Bank competes with numerous other commercial banks, savings and loan associations and credit unions for customer deposits, as well as with a broad range of financial institutions in consumer and commercial lending activities. In addition to thrift institutions, other businesses in the financial services industry compete with the Bank for retail and commercial deposit funds and for retail and commercial loan business. Competition for loans and deposits is intense among the financial institutions in the area.

          At present, Sugarland is experiencing competitive pressure on interest rates from other businesses in the financial services industry, including larger institutions whose size permits them to operate on a narrower profit margin than would be appropriate for Sugarland. See "Sugarland Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Property

          The executive office of Sugarland and the Bank, located at 1527 W. Main Street, Jeanerette, Louisiana, is owned by the Bank. The Bank also owns the building and land where its New Iberia branch is located. None of the properties owned by the Bank is subject to a mortgage.

     Employees

          Sugarland and the Bank have, in the aggregate, approximately 15 full-time employees and one part-time employee and considers its relationship with its employees to be good. None of Sugarland's or the Bank's employees are subject to a collective bargaining agreement.

     Market Prices and Dividends

          Market  Prices.   Sugarland Common  Stock  is  not
     traded  on any exchange or  in  any  other  established
     public trading  market.   There  are  no  bid  or asked
     prices available for Sugarland Common Stock.

          At ___________, 1995, there were 307 shareholders of record of Sugarland.

          Cash Dividends. Sugarland declared cash dividends on Sugarland Common Stock of $.20 per share during the fiscal year ended December 31, 1993 and did not declare a dividend during the fiscal year ended December 31, 1994. Sugarland has agreed in the Plan that it will not make, declare, set aside or pay any dividend prior to the Effective Date of the Mergers without the written consent of MidSouth.

          Substantially all of the funds available to Sugarland to pay dividends to its shareholders are derived from dividends paid to it by the Bank. The Bank's payment of dividends is subject to certain legal restrictions applicable to all Louisiana state banks. The prior approval of the Louisiana Commissioner of Financial Institutions (the "Commissioner") is required if the total of all dividends declared in any one year will exceed the sum of the Bank's net profits of that year and net profits of the immediately preceding year. Additionally, dividends may not be declared or paid by a Louisiana state bank unless the bank has unimpaired surplus equal to 50% of the outstanding capital stock of the bank, and no dividend payment may reduce the bank's unimpaired surplus below 50%. At December 31, 1994, the Bank had approximately $358,000 available for the payment of dividends without prior approval of the Commissioner.

     Legal Proceedings

          Sugarland and the Bank normally are parties to and have pending routine litigation arising from their regular business activities of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness. In some instances, such litigation involves claims or counterclaims against Sugarland and the Bank, or either of them. As of the date of this Joint Proxy Statement and Prospectus, neither Sugarland nor the Bank had any litigation pending.

     Security   Ownership  of  Principal  Shareholders   and
     Management

          Ownership of Principal Shareholders. Except for Sugarland Common Stock, Sugarland has no other class of voting securities issued or outstanding. The following table provides information concerning all persons known to Sugarland to be beneficial owners, directly or indirectly, of more than 5% of the outstanding shares of Sugarland Common Stock, as of the Record Date. Unless otherwise noted, the named persons own the shares directly and have sole voting and investment power with respect to the shares indicated, subject to applicable community property laws.

                                           Number of
      Name and Address                   Shares Owned             Percentage
      of Beneficial Owner                Beneficially              of Class
      ___________________                _____________            __________

      J. Bryan Allain                       9,516 <FN1>              5.08%
      1519 Church Street
      Jeanerette, LA  70544

      Ronald R. Hebert, Sr.                17,252                    9.21%
      3009 D'Albor Street
      Jeanerette, LA  70544

      Adolphe A. Larroque                  10,000                    5.34%
      P.O. Box 111
      Jeanerette, LA  70544

      Pierre L. Larroque                   11,864 <FN2>              6.33%
      200 N. Druilhet Street
      Jeanerette, LA  70544

      Herman J. Louviere                   12,024 <FN3>              6.42%
      2210 Hubertville Rd.
      Jeanerette, LA  70544

      Lawrence L. Lewis, III               20,000                   10.74%
      and Reverend H. Alexander
      Larroque, Trustees for The
      Larroque Family Trust
      102 Versailles Blvd., Suite 600
      Lafayette, LA  70502

     __________________


   <FN1>Includes 1,000 shares held of record  by  Mr. Allain
     and  8,516  shares  held  of  record by Insurance Trust
     Number Two of Mr. Allain and Suzanne  Pole  Allain, Mr.
     Allain's wife.

   <FN2>Includes   2,000   shares  held  of  record  by  Mr.
     Larroque, 4,000 shares held of record in two equal lots by Aqua-Kleen, Inc. and Dyna-Tec, Inc., corporations of which Mr. Larroque is a majority shareholder, President and director, and 5,864 shares held of record by Superior Fabricators, Inc., a corporation of which Mr. Larroque is a majority shareholder, President and director.

   <FN3>Includes 5,212 shares held of record by Mr. Louviere
     and 5,212 shares held of record by Mr. Louviere, as usufructuary with respect to shares the naked ownership of which is held by Ronald, Eldridge and Farrell Louviere and Carolyn L. Clement. Also includes 1,600 shares held of record by Herman J. Louviere & Sons, Inc., a corporation of which Mr. Louviere is a principal shareholder, officer and director.
                  ____________________________


     Ownership of Directors and Executive Officers of Sugarland. The following table provides information concerning the shares of Sugarland Common Stock beneficially owned, directly or indirectly, by each director and executive officer of Sugarland, and all directors and executive officers as a group, as of the Record Date. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated, subject to applicable community property laws.

                                         Number of
                                        Shares Owned     Percentage
      Name of Beneficial Owner          Beneficially      of Class
      ________________________          ____________     ___________

      J. Bryan Allain                       9,516 <FN1>       5.08%

      Alton G. Barbin                       4,500             2.40%

      Ronald R. Hebert, Sr.               17,252              9.21%

      Pierre L. Larroque                   11,864 <FN2>       6.33%

      Herman J. Louviere                   12,024 <FN3>       6.42%

      J.B. Pecot, M.D.                      4,000             2.14%

      D.J. Tranchina                          800              *

      All Directors and                    59,956            32.01%
      Executive Officers as a
      Group (7 persons)
     __________________

     *Less than one percent of class

   <FN1>Includes 1,000 shares held of record  by  Mr. Allain
     and  8,516  shares  held  of  record by Insurance Trust
     Number Two of Mr. Allain and Suzanne  Pole  Allain, Mr.
     Allain's wife.

   <FN2>Includes   2,000   shares  held  of  record  by  Mr.
     Larroque, 4,000 shares held of record in two equal lots by Aqua-Kleen, Inc. and Dyna-Tec, Inc., corporations of which Mr. Larroque is a majority shareholder, President and director, and 5,864 shares held of record by Superior Fabricators, Inc., a corporation of which Mr. Larroque is a majority shareholder, President and director.

   <FN3>Includes 5,212 shares held of record by Mr. Louviere
     and 5,212 shares held of record by Mr. Louviere, as usufructuary with respect to shares the naked ownership of which is held by Ronald, Eldridge and Farrell Louviere and Carolyn L. Clement. Also includes 1,600 shares held of record by Herman J. Louviere & Sons, Inc., a corporation of which Mr. Louviere is a principal shareholder, officer and director.

                  _____________________________

                SUGARLAND MANAGEMENT'S DISCUSSION
               AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

     Overview

     Sugarland reported net income of $162,000 for 1994, which represents a 13.83% decrease from the net income of $188,000 for 1993. Net income per share was $0.87 for 1994 and $1.01 for 1993.

     The primary reason for the decline in net income during 1994 over 1993 was an increase in income tax expense. Income tax expense for 1994 was $56,000, compared to $24,000 for 1993. The 133% increase in income tax expense for 1994 resulted from the use in 1993 of a net operating loss carryover, which resulted in a tax benefit of $44,000 in 1993. Pre-tax income in 1994 was $218,000, an increase of $6,000 over 1993 pre-tax income of $212,000. The slight increase in pre-tax income during 1994 was principally attributable to decreases in expenses.

     Improving loan quality resulted in no provision for loan losses during 1994 or 1993. Net interest income for 1994 decreased $7,000 to $853,000, which represents a .81% decrease over 1993. The primary reason for the decrease was a slight overall average interest rate reduction in the loan portfolio.

     At December 31, 1994, Sugarland had total assets and deposits of $17,473,000 and $15,320,000, respectively, which represented decreases of 4.15% and 4.68%, respectively, from amounts reported at December 31, 1993. Loans, net of the reserve for possible loan losses, were $8,226,000 at December 31, 1994, an increase of 2.21% from the amount reported at the end of 1993. The decrease in assets as of December 31, 1994 when compared to December 31, 1993 is principally due to a decrease in interest-bearing deposits, resulting in a decrease in funds available for investment and federal funds sold, partially offset by an increase in loan demand. Management attributes the decrease to increased competition from other businesses in the financial services industry, including larger institutions whose size permits them to pay higher interest rates and operate on a narrower profit margin than would be appropriate for Sugarland. See "Information about Sugarland - Competition."

     The following table sets forth certain information regarding Sugarland's results of operations for the periods indicated.

                                                     Years Ended
                                                    December 31,
                                                 __________________
                                                   1994      1993
                                                 ________   _______
                                               (Dollars in thousands,
                                               except per share data)

      Net income                                 $   162   $   188

      Net income per share*                      $  0.87   $  1.01

      Return on average assets                      0.94%     1.04%

      Return on average equity                      7.64%     9.14%

      Average equity to average assets             12.33%    11.40%

      Dividend pay-out ratio                         --      19.80%



     * Per share data are based upon a weighted average number of shares outstanding of 187,286.

     A more detailed review of Sugarland's financial condition and results of operations for the years ended December 31, 1994 and 1993 follows. This discussion and analysis should be read in conjunction with Sugarland's financial statements and the notes thereto appearing elsewhere in this Joint Proxy Statement and Prospectus.

     Results of Operations

     Net Interest Income.

     The principal component of Sugarland's net earnings is net interest income, which is the difference between interest and fees earned on interest-earning assets and interest paid on deposits and borrowed funds. Net interest income, when expressed as a percentage of total average interest-earning assets, is referred to as net interest margin. 1994 net interest income of $853,000 represents a decrease of $7,000, or .81%, from net interest income of $860,000 reported for 1993. The slight decline in 1994 was primarily the result of decreases in overall average interest rates.

     Average interest-earning assets were $14,715,000 and $15,625,000 in 1994 and 1993, respectively. Average loans, the Company's highest yielding assets, rose .91% from 1993 to 1994. Net interest margin increased 30 basis points to 5.80% for the year ended December 31, 1994 from 5.50% recorded for 1993.

     Sugarland's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities, and by changes in yields earned on assets and rates paid on deposits and other borrowed funds. The following table sets forth certain information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon for the periods presented. Average balances are computed using daily average balances.


                                    Year Ended December 31, 1994    Year Ended  December 31, 1993
                                    ____________________________    _____________________________
                                              Interest   Average               Interest  Average
                                    Average   Income/     Yield/    Average    Income/    Yield/
                                    Balance   Expense      Rate     Balance    Expense     Rate
                                    _______   ________   _______    _______    ________  ________
                                                        (Dollars in thousands)
        Interest-Earning Assets:

          Loans                     $  8,159  $   868     10.64%   $   8,066    $   885    10.97%
          Investment securities        4,240      263      6.20%       4,575        295     6.45%
          Federal funds sold           2,316       88      3.80%       2,984         88     2.95%
                                    ________  _______              _________    _______
            Total interest-
              earning assets        $ 14,715  $ 1,219      8.28%   $  15,625    $ 1,268     8.12%
                                    ________  _______              _________    _______

        Interest-Bearing Liabilities:

        Deposits:
          Money market demand       $  2,565  $    71      2.77%   $   2,439    $   70      2.87%
          Savings and other interest-
            bearing demand             2,911       78      2.68%       2,931        85      2.90%
          Time deposits                5,838      217      3.72%       6,611       253      3.83%
                                    ________  _______              _________    _______
            Total interest-
              bearing liabilities   $ 11,314  $   366      3.23%   $  11,981    $  408      3.41%
                                    ________  _______              _________    _______
        Net interest income                     $ 853                           $  860
                                              _______                           _______
        Net interest margin                                5.80%                            5.50%



     The following table sets forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities and the amount of change attributable to volume change and rate change for the periods indicated.


                                     1994 OVER 1993                        1993 OVER 1992
                          _________________________________________________________________________
                           Total    Change   Change   Change     Total    Change   Change   Change
                          Increase    in       in       in      Increase    in       in       in
                         (Decrease) Volume    Rate   Rate/Vol  (Decrease) Volume    Rate   Rate/Vol
                         _________  ______   ______  ________   ________  ______    ____   ________
                                                      (Dollars in thousands)
Earning Assets:

  Loans                   $ (17)    $  10   $  (27)   $   --   $  (43)   $   12   $  (53)   $  (2)
  Investment securities     (32)      (22)     (10)       --       31        77      (35)     (11)
  Federal funds sold         --       (19)      25        (6)     (15)       (1)     (14)      --
                          ______    ______  _______   _______  _______   _______  _______   ______
     Total                $ (49)    $ (31)  $  (12)   $   (6)  $  (27)   $   88   $ (102)   $ (13)


Interest-Bearing Liabilities:

  Interest bearing
    deposits              $ (42)    $ (23)  $  (22)   $    3   $  (94)   $   17   $ (109)   $  (2)
                          ______    ______  _______   _______  _______   _______  _______   ______
     Total                $ (42)    $ (23)  $  (22)   $    3   $  (94)   $   17   $ (109)   $  (2)


  Net interest income
    before allocation of
    rate/volume           $  (7)    $  (8)  $   10    $   (9)  $   67    $   71   $    7    $ (11)



  Allocation or
    rate/volume              --       (17)       8         9       --       (10)      (1)      11

  Changes in net
    interest income       $  (7)    $ (25)  $   18    $    -   $   67    $   61   $    6    $  --



     Provision for Loan Losses.

     The provision for loan losses is the periodic charge to earnings for potential losses in the loan portfolio. The amounts provided for loan losses are determined by management after evaluations of the loan portfolio. This evaluation process requires that management apply various judgments, assumptions and estimates concerning the impact certain factors may have on amounts provided. Factors considered by management in its evaluation process include known and inherent losses in the loan portfolio, the current economic environment, the composition of and risk in the loan portfolio, prior loss experience and underlying collateral values. While management considers the amounts provided through December 31, 1994 to be adequate, subsequent changes in these factors and related assumptions may warrant significant adjustments in amounts provided, based on conditions prevailing at the time. In addition, various regulatory agencies, as an integral part of the examination process, review Sugarland's allowance for loan losses. Such agencies may require Sugarland to make additions to the allowance based on their judgments of information available to them at the time of their examinations.

     No provision for loan losses was made for 1994 and 1993.

     Non-interest Income.

     Non-interest income was $180,000 for the year ended December 31, 1994, compared to $199,000 for 1993. The decrease in non-interest income from 1993 to 1994 was due principally to a decrease in income from sales of other real estate owned.

     Non-interest Expense.

     Non-interest expense for the year ended December 31, 1994 and December 31, 1993 was $815,000 and $846,000,
     respectively, a 3.66% decrease. The decrease in non-interest expense was attributable principally to decreased general and administrative expenses, salaries and occupancy expenses.

     Income Taxes.

     Sugarland's provision for income taxes was $56,000 for the year ended December 31, 1994, compared to $24,000 for 1993. The 133% increase in income tax expense for 1994 resulted from the use in 1993 of a net operating loss carryover, which resulted in a tax benefit of $44,000 in 1993.

     Sugarland adopted a new standard for accounting for income taxes effective January 1, 1993. Under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), deferred income taxes are provided for by the liability method. The adoption of SFAS 109 did not have a material effect on Sugarland's results of operations or financial condition.

     Financial Condition

     The following table sets forth the Company's average assets, liabilities and shareholders' equity and the percentage distribution of these items for the periods indicated.


                                                                              Years Ended December 31,
                                                                   _________________________________________________
                                                                           1994                        1993
                                                                   _____________________       _____________________
                                                                   Average                     Average
                                                                   Balance       Percent       Balance       Percent
                                                                   _______       _______       _______       _______
                                                                                   (Dollars in thousands)
         Assets:
         Cash and due from banks                                   $ 1,685         9.80%       $ 1,552         8.60%
         Investment securities                                       4,240        24.67%         4,575        25.36%
         Federal funds sold                                          2,316        13.47%         2,984        16.54%
         Loans (net of allowance for credit losses)                  8,159        47.48%         8,066        44.73%
         Other assets                                                  788         4.58%           860         4.77%
                                                                   _______       _______       _______       _______
         Total assets                                              $17,188       100.00%       $18,037       100.00%
                                                                   =======       =======       =======       =======

         Liabilities and Shareholders' Equity:
         Demand deposits                                           $ 3,691        21.47%       $ 3,919        21.73%
         Interest-bearing deposits                                  11,314        65.83%        11,981        66.42%
         Other liabilities                                              63          .37%            81          .45%
                                                                   _______       _______       _______       _______
         Total liabilities                                          15,068        87.67%        15,981        88.60%
         Shareholders' equity                                        2,120        12.33%         2,056        11.40%
                                                                   _______       _______       _______       _______
           Total liabilities and shareholders' equity              $17,188       100.00%       $18,037       100.00%
                                                                   =======       =======       =======       =======

             Total Assets.

                    At   December   31,  1994,  total  assets  were
             approximately $17,473,000, compared to $18,230,000 at December 31, 1993. Total average assets for the year ended December 31, 1994 were $17,188,000, a decrease of 4.71%, from the $18,037,000 average for the year ended December 31, 1993. The decrease in assets as of December 31, 1994 when compared to December 31, 1993 is principally due to a decrease in interest-bearing deposits, resulting in a decrease in funds available for investment and federal funds sold, partially offset by an increase in loan demand. Management attributes the decrease to increased competition from other businesses in the financial services industry, including larger institutions whose size permits them to pay higher interest rates and operate on a narrower profit margin than would be appropriate for Sugarland. See "Information about Sugarland - Competition."

             Investment Securities.

                    At  December  31,  1994, Sugarland's investment
             securities portfolio aggregated $4,252,000, an increase of $332,000 from the $3,920,000 reported at December 31, 1993.


                    The following table sets forth  the composition
             of Sugarland's investment portfolio at the end of each period presented.

                                                                              December 31,
                                                         ___________________________________________________
                                                                  1994                        1993
                                                         ________________________     ______________________
                                                         Amortized         Fair         Book         Market
                                                           Cost           Value        Value         Value
                                                         _________      _________     _______       ________
                                                                        (Dollars in thousands)

         U.S. government agencies                        $ 1,901          $ 1,787      $ 1,407       $ 1,416
         Government guaranteed mortgage backed
           securities                                      1,647            1,555        1,978         2,029
         Government guaranteed & private issue
           CMO's & REMIC's                                   404              371          289           291
         Mutual funds                                        200              132          146           146
         Other equity securities                             100              100          100           100
                                                         _______          _______      _______       _______
                   Total                                 $ 4,252          $ 3,945      $ 3,920       $ 3,982
                                                         =======          =======      =======       =======


                    Effective  January  1, 1994, Sugarland  adopted
             Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires the classification of securities into one of three categories: Trading, Available-for-sale, or Held-to-maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Sugarland has not engaged in trading activities related to any of its investment securities and has no securities classified as Trading. Debt securities are classified as held-to-maturity when Sugarland has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Securities not classified as trading or held-to-maturity are classified as available-for-sale. All of the securities in Sugarland's portfolio at December 31, 1994 were classified as available-for sale. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. Sugarland may sell these securities in response to liquidity demands. Available-for-sale securities also may be used as a means of adjusting the interest rate sensitivity of Sugarland's balance sheet through sale and reinvestment.

                    The   following    table    presents   selected
             contractual maturity data for the investment securities in Sugarland's portfolio at December 31, 1994. Dollar values are based upon the amortized cost of such securities at December 31, 1994.


                                                   After One Year
                                                     Through Five      After Five Years
                              One Year or Less          Years          Through 10 Years       After 10 Years
                              ________________     _______________     ________________     __________________
                               Amount   Yield      Amount    Yield     Amount     Yield     Amount       Yield
                               ______   _____      ______    _____     ______     _____     ______       _____
                                                              (Dollars in thousands)
U.S. government agencies      $    --             $ 1,900    5.15%     $   --              $    --
Government guaranteed
  mortgage backed securities       --                  92    8.00%        476     6.00%      1,080       7.52%
Government guaranteed &
  private issue CMO's REMIC's      --                  --                  --                  404       5.58%

                Total              --             $ 1,992              $  476              $ 1,484




                    The   following    table    presents   selected
             contractual maturity data for the investment securities in Sugarland's portfolio at December 31, 1993. Dollar values are based upon the book value of such securities at December 31, 1993.



                                                   After One Year
                                                     Through Five      After Five Years
                              One Year or Less          Years          Through 10 Years       After 10 Years
                              ________________     _______________     ________________     __________________
                               Amount   Yield      Amount    Yield     Amount     Yield     Amount       Yield
                               ______   _____      ______    _____     ______     _____     ______       _____
                                                              (Dollars in thousands)
U.S. government agencies      $     --            $ 1,407    6.47%     $   --              $    --
Government guaranteed
  mortgage backed securities        --                177    8.00%        483     6.00%      1,318       7.57%
Government guaranteed &
  private issue CMO's &
  REMIC's                           --                 --                  --                  289       6.09%
                              ________            _______              ______              _______
                Total         $     --            $ 1,584              $  483              $ 1,607
                              ========            =======             =======              =======


                    See Note 2 to Sugarland's  Financial Statements
             appearing elsewhere in this Joint Proxy  Statement and
             Prospectus  for  information concerning the  amortized
             cost  and  estimated   fair   values   of  Sugarland's
             investment securities at December 31, 1994 and 1993.

             Loans.

                    Sugarland   engages  in  real  estate   lending
             through real estate  construction  and mortgage loans,
             and  commercial  and  consumer lending.   The  lending
             activities  of  Sugarland  are  guided  by  the  basic
             lending policy established  by its Board of Directors.
             Each loan is evaluated based  on,  among other things,
             character  and  leverage  capacity  of  the  borrower,
             capital  and  investment in a particular property,  if
             applicable, cash  flow,  collateral, market conditions
             for the borrower's business  or project and prevailing
             economic trends and conditions.

                    The following table sets  forth  the  type  and
             amount of loans outstanding as of the dates indicated:

                                                   December 31,
                                               ____________________
                                                1994         1993
                                               ______       _______
                                              (Dollars in thousands)



        Commercial/Industrial/Agricultural   $  4,277    $  4,127

        Commercial Real Estate                    849       1,056

        Residential Real Estate                 1,423       1,432

        Consumer/Installment                    1,907       1,676

        Other                                       4           4
                                             ________    ________
           Total loans                       $  8,460    $  8,295
                                             ========    ========


                    In  addition  to  the  matters set forth in the
             table above, as of December 31, 1994, Sugarland's loan
             portfolio  contained  a  concentration   of  loans  to
             borrowers  engaged  in  the  Iberia Parish agriculture
             industry.   A  concentration  is  defined  as  amounts
             loaned to a multiple number of  borrowers  engaged  in
             similar  activities,  which  would  cause  them  to be
             similarly  impacted  by  economic or other conditions,
             where  the  amount exceeds 10%  of  total  outstanding
             loans.    At   December 31,    1994,   Sugarland   had
             approximately  $2.5  million of loans  outstanding  to
             borrowers  in  the  local   farming   industry,  which
             represented  approximately  30%  of Sugarland's  total
             outstanding loans.

                    At December 31, 1994, loans,  net  of  unearned
             discount  and  the allowance for possible loan losses,
             were  $8,226,000,   as   compared   to  $8,048,000  at
             December 31, 1993.  Average loans have  increased over
             these periods as well, from $8,066,000 to  $8,159,000,
             respectively,  for 1993 and 1994.  These increases  in
             the  amount  of  outstanding  loans  are  attributable
             principally to increased  loan  demand  in  the market
             served by Sugarland as the local economy strengthened.
             Sugarland's  average  loan to deposit ratio was  54.4%
             for 1994 as compared to 50.7% for 1993.  This increase
             is primarily the product  of increased loan demand and
             decreased deposit base.

                    At December 31, 1994,  residential real estate,
             commercial           real          estate          and
             commercial/industrial/agricultural   loans   comprised
             approximately 17%, 10% and 51%, respectively, of total
             outstanding loans.  This compares to 17%, 13%  and 50%
             categorized  as  residential  real  estate, commercial
             real   estate  and  commercial/industrial/agricultural
             loans, respectively, at December 31, 1993.

                    The   following   table   provides  information
             concerning loan portfolio maturity  as of December 31,
             1994.   Loan  portfolio maturity by type  of  loan  as
             presented in the table above is not readily available.

                                              (Dollars in thousands)

         One year or less
              Floating interest rate                 $   593
              Fixed interest rate                      2,762
         After one year through five years:
              Floating interest rate                   1,574
              Fixed interest rate                      1,494
         After five years:
              Floating interest rate                   1,199
              Fixed interest rate                        838
                                                     _______
            Total                                    $ 8,460
                                                     =======

             Nonaccrual, Past Due and Modified Loans.

                    The performance  of  Sugarland's loan portfolio
             is evaluated regularly by Senior  Management  and  the
             Board  of  Directors.   Interest  on  loans is accrued
             daily  as  earned.   A  loan  is  generally placed  on
             nonaccrual status when principal or  interest  is past
             due 90 days or more, except when management determines
             the loan remains likely to be fully collectible.  Upon
             being  placed  on  nonaccrual  status,  the accrual of
             income  from  a  loan  is  discontinued and previously
             accrued  but  unpaid  interest   is  reversed  against
             income.  Each loan that is 90 days or more past due is
             evaluated  to  determine  its collectibility  and  the
             adequacy of its collateral.

                    The following table  sets  forth  the amount of
             Sugarland's nonperforming loans (nonaccrual loans and loans past due 90 days or more and still accruing interest) and loans with modified terms as of the dates indicated:


                                                  December 31,
                                            ______________________
                                              1994          1993
                                            ________      ________
                                            (Dollars in thousands)

             Nonaccrual loans                $26            $72
             Loans past due 90 days or
               more and still accruing
               interest                       16             62
             Renegotiated debt, still
               accruing interest              --             --


                    As a  percent of total loans, loans past due 90
             days or more and not on nonaccrual status were .19% at December 31, 1994, compared to .75% of total loans at December 31, 1993. Nonaccrual loans were .31% of total loans at December 31, 1994, and .87% at year-end
             1993. There were no loans with modified terms at year-end 1994 or 1993.

                    As  of  December  31,  1994,  Sugarland was not
             aware of any other loans where known information about
             possible  credit  problems  of  the  borrower   caused
             management to have serious doubts as to the ability of
             such  borrowers  to  comply  with  the  loan repayment
             terms.   Sugarland's  primary regulators and  external
             auditors review the loan  portfolio  as  part of their
             regular examinations and their assessment  of specific
             credits, based on information available to them at the
             time  of  their  examination, may affect the level  of
             Sugarland's non-performing  loans.   Additionally, the
             loan  portfolio  is  regularly  monitored   by  Senior
             Management and the Board.  Accordingly, there  can  be
             no  assurance  that  other loans will not be placed on
             nonaccrual, become 90  days  or more past due, or have
             terms modified in the future.

                    In May 1993, the Financial Accounting Standards
             Board   issued   Statement  of  Financial   Accounting
             Standards  No.  114,   "Accounting  by  Creditors  for
             Impairment  of  a Loan" ("SFAS 114").   This  standard
             requires the measurement  of  certain  impaired  loans
             based  on  the  present  value of expected future cash
             flows  discounted  at  the loan's  effective  interest
             rate.  Adoption of this  new  standard is required for
             fiscal   years  beginning  after  December 15,   1994.
             Sugarland   will   adopt   this   statement  beginning
             January 1, 1995.  The effect of adopting  SFAS 114  on
             Sugarland's  financial  statements  has  not  yet been
             determined, but is not expected to be material.

             Allowance for Loan Losses.

                    A  certain  degree  of risk is inherent in  the
             extension of credit.  Management  has  credit policies
             in place to monitor and attempt to control  the  level
             of  loan  losses and nonperforming loans.  One product
             of  Sugarland's   credit   risk   management   is  the
             maintenance  of  the  allowance  for loan losses at  a
             level  considered  by  management to  be  adequate  to
             absorb  estimated known and  inherent  losses  in  the
             existing  portfolio, including commitments and standby
             letters of  credit.   The allowance for loan losses is
             established through charges  to operations in the form
             of provisions for loan losses.

                    The allowance is based upon a regular review of
             current  economic  conditions, which  might  affect  a
             borrower's  ability  to   pay,  underlying  collateral
             values,  risk  in  and  the composition  of  the  loan
             portfolio,   prior   loss  experience   and   industry
             averages.     In   addition,    Sugarland's    primary
             regulators, as  an  integral part of their examination
             process, periodically review Sugarland's allowance for
             loan  losses  and  may  recommend   additions  to  the
             allowance  based  on  their assessment of  information
             available to them at the  time  of  their examination.
             Loans that are deemed to be uncollectible are charged-
             off  and deducted from the allowance.   The  provision
             for loan  losses  and  recoveries  on loans previously
             charged-off are added to the allowance.

                    The following table sets forth Sugarland's loan
             loss experience and certain information relating to its allowance for loan losses as of the dates and for the periods indicated.



                                                                     Years Ended
                                                                     December 31,
                                                               ______________________
                                                                  1994         1993
                                                               __________    ________
                                                               (Dollars in thousands)
        Average net loans outstanding                          $  8,159     $  8,066

           Balance of allowance for credit losses  at
             beginning of period                                    145          135
           Charge offs:
                  Commercial loans                                  (15)          --
                  Consumer loans                                     (1)          (6)
        Recoveries                                                    5           16
                                                               ________     ________
        Net recoveries (charge-offs)                                (11)          10
                                                               ________     ________
        Provisions charged to expense                                --           --
                                                               ________     ________
        Balance of allowance for credit losses
          at end of period                                     $    134     $    145
                                                               ========     ========

        Ratio of net charge-offs to average loans
          outstanding                                              0.13%        (0.12%)


                    The allowance  for  loan losses was $134,000 or
             1.64% of average loans, and $145,000 or 1.80% of average loans at December 31, 1994 and December 31, 1993, respectively. Net charged-off loans during this period were $11,000 for the year ended December 31, 1994 as compared to ($10,000) in 1993. The allowance for loan losses should not be interpreted as an indication of future charge-off trends.

                    Management believes that the allowance for loan
             losses at December 31, 1994 was adequate to absorb the known and inherent risks in the loan portfolio at that time. However, no assurance can be given that future changes in economic conditions that might adversely affect Sugarland's principal market area, borrowers or collateral values, and other circumstances will not result in increased losses in Sugarland's loan portfolio in the future.

                    The following table sets forth  the approximate
             dollar amount of the allowance for loan losses allocable to the stated loan categories, and the percent of total loans in each such category for the periods presented.


                                                   Years Ended December 31,
                                        _____________________________________________
                                                 1994                     1993
                                        ____________________     ____________________
                                         Allow.        Loan       Allow.        Loan
                                        ________      ______     ________      ______
                                                     (Dollars in thousands)
        Commercial/Industrial          $     94        50.56%   $    110       49.75%
        /Agricultural

        Real Estate                          15        26.86%         10       30.00%

        Consumer/Installment/Other           25        22.58%         25       20.25%
                                       ________       _______   ________      _______
                                       $    134       100.00%   $    145      100.00%
                                       ========       =======   ========      =======

                    The allocation of the allowance for loan losses
             should not be interpreted as an indication of future credit trends or that losses will occur in these amounts or proportions. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories, since the total allowance is a general allowance applicable to the entire portfolio.

                    In determining  the  adequacy  of the allowance
             for credit losses, management considers  such  factors
             as known problem loans, evaluations made by bank regulatory agencies and external auditors, individual loan reviews for loans in excess of $40,000, collateral, assessment of economic and market conditions, concentrations and other appropriate data in order to identify the risks in the portfolio. The Loan Review Committee reviews on a quarterly basis the loan loss reserve of the Bank and makes recommendations to the Board of Directors of the Bank concerning the adequacy of the allowance. Additionally, the Bank's policy is to maintain a loan loss reserve equal to at least 1.0% of the total loans outstanding or an amount sufficient to cover all reasonably anticipated loan losses. If, following a review of the allowance, the allowance is determined to be inadequate or excessive, the amount of the allowance is adjusted accordingly.

             Deposits.

                    Deposits  are the primary source of funding for
             Sugarland's earning assets. Total deposits at December 31, 1994 and December 31, 1993 were approximately $15,320,000 and $16,072,000, respectively. Time certificates of deposit of $100,000 or more, which were approximately $501,000 at the end of 1994 and $703,000 at the end of 1993, had remaining maturities as follows:


                                                           December 31,
                                                     _____________________
                                                       1994         1993
                                                     ________      _______
        Maturing within:                             (Dollars in thousands)

           Three months or less                        $301          $503
           Over three months to six months               --            --
           Over six months to twelve months             200           200
           Over twelve months                            --            --
                                                      _____         _____
                  Total                                $501          $703




     Average deposit balances are summarized for the periods indicated:


                                                    Years Ended December 31,
                                           _________________________________________
                                                      Average                Average
                                            1994       Rate        1993        Rate
                                           ______     _______     ______     _______
                                                    (Dollars in thousands)
        Demand deposits                   $  3,691      0.00%    $  3,919      0.00%

        Money market demand                  2,565      2.77%       2,439      2.87%

        Savings and other interest-
          bearing demand deposits            2,911      2.68%       2,931      2.90%

        Time deposits                        5,838      3.72%       6,611      3.83%
                                          ________               ________
           Total                          $ 15,005      3.23%    $ 15,900      3.41%
                                          ========               ========


     At December 31, 1994 and December 31, 1993, Sugarland had no brokered deposits.

             Interest Rate Sensitivity.

                    Interest rate risk is the  potential  impact of
             changes in interest rates on net interest income and results from disparities in repricing opportunities of assets and liabilities over a period of time. Management estimates the effects of changing interest rates and various balance sheet strategies on the level of net interest income. Management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules, and adjust maturities through sales and purchases of securities available for sale as a means of limiting interest rate risk.

                    The degree of interest rate sensitivity  is not
             equal for all types of assets and liabilities. Sugarland's experience has indicated that the repricing of interest-bearing demand, savings and money market accounts does not move with the same magnitude as general market rates. Additionally, these deposit categories, along with non-interest demand, have historically been stable sources of funds to Sugarland, which indicates a much longer implicit maturity than their contractual availability. Sugarland's cumulative behavioral gap to total assets at December 31, 1994 was a positive 11.36% in the 0-1 year cumulative range. A positive gap implies that earnings would increase in a rising interest rate environment and decrease in a falling interest rate environment.

             Liquidity.

                    Sugarland   seeks   to   manage  its  liquidity
             position to attempt to ensure that sufficient funds are available to meet customers' needs for borrowing and deposit withdrawals. Liquidity is derived from both the asset and liability sides of the balance sheet. Asset liquidity arises from the ability to convert assets to cash and self-liquidation or maturity of assets. Liquid asset balances include cash, interest-bearing deposits with financial institutions, short-term investments and federal funds sold. Liability liquidity arises from a diversity of funding sources as well as from the ability of Sugarland to attract deposits of varying maturities. If Sugarland were limited to only one source of funding or all its deposits had the same maturity, its liquidity position would be adversely impacted.

                    Sugarland's  funding source  is  primarily  its
             deposit base which is comprised of interest-bearing and noninterest-bearing accounts. Sugarland's non-interest bearing demand deposits are, by their very nature, subject to withdrawal upon demand. Declines in one form of funding source require Sugarland to obtain funds from another source. If Sugarland were to experience a decline in noninterest-bearing demand deposits and have a significant increase in loan volume without a commensurate increase in such deposits, it would utilize alternative sources of funds, probably at higher cost, to maintain its liquidity and to meet its loan funding needs. This would place downward pressure on Sugarland's net interest margin and might have a negative impact on Sugarland's liquidity position.

                    Sugarland's liquidity expressed as a percentage
             of net liquid assets to net liabilities was 28.6% and 33.6% at December 31, 1994 and December 31, 1993, respectively. The decreased percentage at December 31, 1994 was due principally to a decrease in deposits.

             Capital Adequacy.

                    At   December   31,   1994,  Sugarland's  total
             shareholders' equity was $2,107,000, a decrease of .43% from $2,116,000 at December 31, 1993. The decrease was due principally to Sugarland's adoption of SFAS 115, which resulted in Sugarland's investment securities being stated at fair value and unrealized losses therein causing a reduction in shareholders' equity. Book value per common share is presented in the table below.

                                           Years Ended December 31,
                                           ________________________
                                             1994           1993
                                           _________      _________
                                            (Dollars in thousands,
                                           except per share amounts

             Shares outstanding            187,286          187,286
             Shareholder's equity        $   2,107        $   2,116
             Book volue per common
               share                     $   11.25        $   11.30



                    Adequate levels  of  capital are necessary over
             time to sustain growth and absorb losses. In the case of banks and bank holding companies, capital levels must also meet minimum regulatory requirements. All risk-based and other capital ratios improved from year-end 1993 to 1994, and remain well above regulatory minimums. At December 31, 1994, the Bank's Tier 1 capital was 24.39% of risk-weighted assets and its total capital was 25.83% of risk-weighted assets, compared to the regulatory minimums of 4.0% and 8.0%, respectively. The Bank's regulatory leverage ratio, which compares Tier 1 capital to adjusted total assets, was 13.42% at December 31, 1994, compared to the regulatory minimum of 4.0%. Under present regulations, the Bank was classified as "well-
             capitalized" based upon its capital ratios at December 31, 1994 and 1993. The following table sets forth the Bank's risk based capital and capital ratios at year end 1994 and 1993.

                                                                 Regulatory
                                           December 31,           Minimum
                                      _______________________   ____________
                                       1994            1993
                                      ______          _______
                                      (Dollars in thousands)

     Capital:
       Tier 1                        $  2,264        $  2,176
       Tier 2                             134             145
                                     ________        ________
           Total capital             $  2,398        $  2,321


     Risk-weighted assets            $  9,284        $  9,594

     Ratios:
       Tier 1 Capital to risk-
         weighted assets                24.39%          22.68%         4.0%
       Tier 2 Capital to risk-
         weight assets                   1.44%           1.51%          --
           Total capital to
             risk-weighted assets       25.83%          24.19%         8.0%
       Leverage Ratio                   13.42%          12.13%         4.0%



                                  INFORMATION ABOUT MIDSOUTH

                      A   copy   of  MidSouth's  Annual  Report  to
             Shareholders is being delivered to the Shareholders of MidSouth along with this Joint Proxy Statement and Prospectus. A copy of MidSouth's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, has been filed with the Commission, and is incorporated herein by reference. In addition, all other documents that will be filed by MidSouth with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") between the date of this Joint Proxy Statement and Prospectus and the date of the Meetings shall be deemed to be incorporated herein by reference from the date of filing. See "Available Information" for information with respect to obtaining copies of documents incorporated by reference in this Joint Proxy Statement and Prospectus.

                      Any   statement   contained   in  a  document
             incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement and Prospectus.

                              COMPARATIVE RIGHTS OF SHAREHOLDERS

                      If the Mergers are subsequently  consummated,
             all shareholders of Sugarland, other than those perfecting dissenters' rights, will become shareholders of MidSouth and their rights will be governed by and be subject to the Articles of Incorporation and Bylaws of MidSouth rather than the Articles of Incorporation and Bylaws of Sugarland. The following is a brief summary of certain of the principal differences between the rights of holders of MidSouth Preferred Stock and Sugarland Common Stock not described elsewhere herein.

             Preferred Stock

                      The   Board  of  Directors  of  MidSouth   is
             authorized by the Company's Articles of Incorporation, without action of its shareholders, to issue preferred stock from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series of such preferred stock. The authority of the Board of Directors includes but is not limited to the determination or fixing of the following with respect to each series of preferred stock which may be issued: (i) the designation of such series; (ii) the number of shares initially constituting such series; (iii) the dividend rate and conditions, and the dividend preferences, if any, in respect of the preferred stock and among the series of preferred stock; (iv) whether, and upon what terms, the preferred stock would be convertible into or exchanged for shares of any other class or other series of the same class; (v) whether, and to what extent, holders of one or more shares of a series of preferred stock will have voting rights; and (vi) the restrictions, if any, that are to apply on the issue or reissue of any additional preferred stock. Shares of preferred stock that are authorized would be available for issuance in connection with the acquisition of other businesses, infusion of capital, or for other lawful corporate purposes, at the discretion of the Board of Directors. The Board of Directors could issue preferred stock to a person or persons who would support management in connection with a proxy contest to replace an incumbent director or in opposition to an unsolicited tender offer. As a result such proposals or tender offers could be defeated even though favored by the holders of a majority of MidSouth Common Stock.

                      The Articles of Incorporation of Sugarland do
             not authorize the issuance of preferred stock.

             Directors

                      The  Articles  of  Incorporation  of MidSouth
             provide that the Board of Directors shall be divided into three equal classes, with directors in each class holding office for a staggered term of three years. Accordingly, only one-third of the directors are subject to election each year. The Articles further provide that the affirmative vote of not less than 80% of the "Total Voting Power" is required to remove a director from office during his term of service, and that a director may only be removed for cause. The Articles define Total Voting Power as the total number of votes that shareholders and holders of any bonds, debentures or other obligations granted voting rights by the Corporation pursuant to La. R.S. 12:75(H) are entitled to cast with respect to the election of directors or, if such term is used in reference to any other particular matter properly brought before the shareholders for a vote, means the total number of such votes that are entitled to be cast with respect to such matter.

                      Nominations  for directors must  comply  with
             the nominating procedures set forth in Article IV(H), which requires, among other things, that a written notice of nomination be delivered to the Board prior to the shareholders' meeting at which the nomination will be considered, and that such notice must contain certain specific information about the candidate and the shareholder making the nomination, as required under the Securities Exchange Act of 1934.

                      MidSouth's Articles also  permit directors to
             vote by proxy.

                      Provisions governing the election  and powers
             of Sugarland's directors are contained in its Bylaws rather than its Articles, and the Bylaws do not contain any of the special provisions discussed above.

             Business Combinations

                      With  respect  to a tender offer or offer  to
             merge or consolidate, MidSouth's Articles permit its directors to consider: (i) the consideration offered in relation to the current market price of the stock versus the estimated future market price of the stock that could be achieved over several years; (ii) the social and economic effects of the transaction on the corporation, its subsidiaries, or their employees, customers, creditors and the communities in which the corporation and its subsidiaries do business; (iii) the business and financial condition and earning prospects of the acquiring party; and (iv) the competence, experience and integrity of the acquiring party and its management. These provisions are intended to give MidSouth's directors substantial discretion in evaluating an offer to merge or consolidate. Sugarland's Articles do not contain provisions on business combinations.

             Special Meetings of Shareholders

                      MidSouth's Articles require that at least 80%
             of the total voting power of MidSouth is necessary for the shareholders to call a special meeting. Sugarland's Articles and Bylaws do not address the call of a special meeting by shareholders, so under the LBCL shareholders of Sugarland would be entitled to call a special meeting upon the written request of 20% of the outstanding stock of Sugarland.

             Bylaws

                      Bylaws of MidSouth  may  be adopted only by a
             majority vote of all of the Continuing Directors. "Continuing Directors" is defined in the Articles as the persons who (1) are members of the Board of Directors of the Corporation on March 3, 1993 or (2) become members of the Board of Directors after March 3, 1993 upon the nomination of the Board of Directors at a time when a Majority of the Members are Continuing Directors. The Bylaws may be amended or repealed only by a majority vote of all of the Continuing Directors or by the affirmative vote of the holders of at least 80% of the Total Voting Power at any annual or special meeting of shareholders, the notice of which expressly states that the proposed amendment or repeal is to be considered at the meeting. Any purported amendment to the Bylaws which would add thereto a matter not covered in the Bylaws prior to such purported amendment shall be deemed to constitute the adoption of a Bylaw provision and not an amendment to the Bylaws.

                      Sugarland's  Articles provide that its Bylaws
             may be adopted, amended or repealed concurrently by the Board or the shareholders, and that the shareholders may provide that any alterations, amendments or repeal of a provision of the Bylaws by the shareholders may not be altered, amended, repealed or reinstated by the Board.

             Vote Required for Shareholder Action

                      MidSouth's Articles provide that any proposal
             to approve a merger, consolidation, share exchange, disposition of all the corporation's assets, dissolution or an amendment to the Articles which has the recommendation and approval of a majority of the Continuing Directors need only be approved by the shareholders by a majority of the voting power present at a meeting to consider such matters. All other proposals submitted to the shareholders upon the recommendation and approval of a majority of the Continuing Directors need only be approved by a majority of the votes cast at any meeting to consider the proposal. Any matter submitted to the shareholders other than with the recommendation and approval of a majority of the Continuing Directors must be approved by the affirmative vote of 80% of the Total Voting Power.

                      Sugarland's Articles provide that shareholder
             approval of any matter properly brought before the shareholders is effected by a majority of the votes actually cast, with the exception of directors, who are elected by a plurality vote.

             Limitation of Personal Liability and Indemnification of Directors and Officers

                      The Articles  of  Incorporation  of  MidSouth
             contain a provision limiting the personal liability of MidSouth's directors and officers under certain circumstances (the "Limitation of Liability Provi-sion"). Pursuant to the Limitation of Liability Provision, the officers and directors of MidSouth have no personal liability to MidSouth or its shareholders for monetary damages for breach of their fiduciary duty as directors or officers of MidSouth except for
             (a) any breach of the director's or officer's duty of loyalty to MidSouth or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
             (c) liability pertaining to acts related to an unlawful stock repurchase or payment of a dividend, or
             (d) any transaction from which the director or officer derived an improper personal benefit. The Articles also permit the Board to cause the Company to enter into contracts with its directors and officers to further limit an individual's liability to the fullest extent permitted by law, and to adopt similar limitation of liability and indemnification provisions with respect to the Company's subsidiaries.

                      Sugarland's  Articles contain indemnification
             provisions which provide indemnification to its directors and officers to the fullest extent permitted by the LBCL. Neither Sugarland's Articles nor its Bylaws contain provisions limiting the liability of its directors and officers.


                      RIGHTS  AND PREFERENCES OF MIDSOUTH PREFERRED
             STOCK

                      Shareholders   of   Sugarland   who   receive
             MidSouth Preferred Stock in exchange for their shares of Sugarland Common Stock will have the rights and preferences described in the Form of Articles of Amendment of MidSouth attached hereto as Appendix B. Shareholders of Sugarland are urged to review the Form of Articles of Amendment of MidSouth at Appendix B for a complete description of the rights and preferences afforded to holders of MidSouth Preferred Stock.

             Dividend Rights

                      Holders  of  record of the MidSouth Preferred
             Stock are entitled to receive, but only when as and if declared by the MidSouth Board of Directors, and out of the funds of MidSouth legally available for that purpose, cumulative cash dividends at an annual rate, fixed on December 31 of each year for the ensuing calendar year, equal to the yield for Government Bonds and Notes maturing in December of the following year, as published in the Treasury Bonds, Notes and Bills Section of the last issue of the Wall Street Journal published each year, plus 1% per annum, and no more; provided that the annual dividend rate shall in no case be greater than 10% nor less than 6%, and that, from and after the tenth anniversary of the date of issuance of the Preferred Stock the annual dividend rate will be fixed at 10%. If more than one yield is shown for December maturities, the average will be applied. If no yield is quoted for December maturities, the yield for the next earlier available month will be applied. On the basis of the foregoing, from the date of issuance of the Preferred Stock through December 31, 1995, the annual dividend rate will be 8.28%. If any quarterly dividend is not paid when due, the unpaid amount will bear interest at a rate of 10% per annum until paid.

                      Dividends payable on the Preferred Stock will
             be paid on the first day of April, July, October or January of each year or on such earlier dates as the MidSouth Board of Directors may from time to time fix as the dates for payment of quarterly dividends on MidSouth Common Stock. The initial dividend on the Preferred Stock will be payable on the first day of April, July, October, or January that is at least 91 days from the date of original issuance of the
             Preferred Stock and will be in an amount, at the applicable dividend rate, based on the number of days between the date of original issuance and the dividend payment date minus 90 days, provided that the aggregate amount payable (A) will be increased by the amount by which certain expenses of Sugarland related to the Plan are less than $110,000 (the "Additional Amount"), or (B) will be reduced by the amount by which certain expenses (as defined in the Articles) exceed $110,000 (the "Subtracted Amount"). Such expenses include Sugarland's actual legal, accounting and financial advisory fees and expenses of printing and mailing this Joint Proxy Statement and Prospectus and holding the Special Meeting, and any other expenses in connection with the negotiation, execution, implementation and consummation of the Plan. In any case in which the Additional Amount is greater than the dividend that would have been paid for the 90 excluded days set forth above, such excess will be payable on the next succeeding dividend payment date. In any case in which the Subtracted Amount is greater than the amount otherwise payable under this paragraph, such excess will be deducted from the amount otherwise payable on the next succeeding dividend payment date.

                      As long  as  any shares of MidSouth Preferred
             Stock are outstanding, MidSouth will not declare, pay or set apart for payment any dividend on any shares of its Common Stock or other capital stock ranking junior to the Preferred Stock as to dividends or liquidation rights (collectively, "Junior Securities") or make any payment on account of, or set apart for payment money for a sinking or other similar fund, for the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, whether in cash, other property, obligations or shares of MidSouth (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and will not permit any corporation or other entity directly or indirectly controlled by MidSouth to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless prior to or concurrently with the payment or setting apart for payment of any dividend on any of the Junior Securities, all accumulated and unpaid dividends on shares of Preferred Stock, and interest thereon, if any, have been or will be paid.

                      Holders  of Sugarland Common  Stock  are  not
             entitled to any dividend preference.

             Redemption Rights

                      On or after the fifth anniversary of the date
             of issuance of the Preferred Stock, MidSouth may, at its option, redeem the whole, or from time to time, any part of the Preferred Stock at a redemption price per share payable in cash in an amount equal to the sum of (i) $14.25, (ii) all accrued and unpaid dividends on the Preferred Stock to the date fixed for redemption, whether or not earned or declared and
             (iii) interest accrued to the date of redemption on all accrued and unpaid dividends on the Preferred Stock, if any.

             Conversion Rights

                      At their option, the holders of the shares of
             MidSouth Preferred Stock may convert such stock into shares of MidSouth Common Stock at the conversion rate of one share of MidSouth Common Stock for each share of Preferred Stock converted at any time prior to the redemption of the Preferred Stock. The conversion rate is subject to adjustment from time to time as further provided in MidSouth's Articles of Incorporation.

             Voting Rights

                      Except as otherwise  required  by  law or the
             MidSouth Articles of Incorporation, holders of MidSouth Preferred Stock are not entitled to any vote on any matter, including but not limited to any merger, consolidation or transfer of assets, or statutory share exchange, and to notice of any meeting of shareholders of MidSouth. If at any time MidSouth falls in arrears in the payment of dividends on the Preferred Stock for two consecutive quarterly dividend periods, the number of directors constituting the full Board of Directors of MidSouth will be automatically increased by two, and the holders of the Preferred Stock, voting separately as a single class, will be entitled to elect two directors of MidSouth to fill the two created directorships, at a special meeting called for the purpose, and thereafter at each shareholders meeting held for the purpose of electing directors of MidSouth, so long as there continues to be any arrearage in the payment of dividends on the Preferred Stock for any past quarterly dividend period or of interest on such accumulated and unpaid dividends. When all accumulated and unpaid dividends on the Preferred Stock for all past quarterly dividend periods, and the interest thereon, have been paid in full, the right of the holders of the Preferred Stock to elect directors will cease, the number of directors of MidSouth will automatically be reduced by two, and the term of office of all directors elected by the holders of the Preferred Stock will immediately terminate.

             Liquidation Rights

                      Upon  the dissolution, liquidation or winding
             up of MidSouth, the holders of the shares of Preferred Stock will be entitled to receive upon liquidation, and to be paid out of the assets of MidSouth available for distribution to its shareholders before any payment or distribution may be made on the MidSouth Common Stock or on any other junior securities, the amount of $14.25 per share, plus a sum equal to all accrued and unpaid dividends, whether or not earned or declared on such shares, and accrued interest thereon, if any, to the date of final distribution. Neither the sale of all or substantially all of the property or business of MidSouth, nor the merger or consolidation of MidSouth into or with any other entity, or the merger or consolidation of any other entity into MidSouth will be considered a dissolution, liquidation or winding up, voluntary or involuntary, of MidSouth.

             Preemptive Rights

                      Holders of shares of MidSouth Preferred Stock
             do not have preemptive rights.


               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                      The following  unaudited  pro  forma combined
             financial statements are presented assuming the merger of Sugarland into MidSouth will be accounted for as a purchase, and subject to the purchase adjustments noted below regarding the Companies, reflect the combination of the historical consolidated financial statements of the respective companies for the following periods. The unaudited pro forma combined balance sheet assumes the Mergers were consummated on December 31, 1994. The unaudited pro forma financial statements give effect to (1) the issuance of 187,286 shares of Preferred Stock at $14.25 per share
             (2) the payment of preferred dividends at the rate effective December 31, 1994, (3) the amortization of restated goodwill, and (4) the adjustment of certain assets of Sugarland to fair market value.

                      The unaudited pro  forma information does not
             purport to represent what the Companies' combined results of operations actually would have been if the Mergers had occurred as of the dates indicated or will be for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of MidSouth and Sugarland contained elsewhere or incorporated by reference herein.


      Bancorp, Inc.
      Unaudited Pro Forma Combined Balance Sheet
      December 31, 1994

                                                                                      Pro Forma
                    MidSouth       Sugarland                                           MidSouth
                  Bancorp, Inc.  Bancshares, Inc. Combined    Pro Forma Adjustments     Bancorp, Inc.


      ASSETS                                                DEBITS      CREDITS
      Cash and
      Due From
      Banks         $6,941,989     2,323,694    9,265,683                200,000(F)     9,065,683

      Federal
      Funds Sold     1,700,000     2,075,000    3,775,000                               3,775,000
                     _________     _________    _________                               _________
      Total Cash
      and
      Equivalents    8,641,989     4,398,694   13,040,683                              12,840,683

      Interest-
      Bearing
      Deposits in
      Banks             48,422                     48,422                                  48,422

      Securities
      Available
      for Sale      31,369,476     3,944,856   35,314,332                              35,314,332

      Investment
      Securities       370,946                    370,946                                 370,946

      Loans         60,432,275     8,359,628   68,791,903                              68,791,903

      Allowance
      for
      Possible
      Loan Losses     (873,934)     (133,853)  (1,007,787)                             (1,007,787)

      Loans, Net    59,558,341     8,225,775   67,784,116                              67,784,116

      Bank
      Premises
      and
      Equipment,
      Net            2,117,512       493,338    2,610,850  287,000(B)                   2,897,850

      Other Real
      Estate
      Owned, Net       198,350                    198,350                                 198,350

      Accrued
      Interest
      Receivable
      and Other
      Asset          1,469,233       409,896    1,879,129   97,580(C)                   1,976,709

      Goodwill,
      Net              191,691                    191,691  561,487(A)    287,000(B)       568,598
                   ___________     _________    _________  200,000(F)     97,580(C)      ________


      TOTAL
      ASSETS      $103,965,960    17,472,559  121,438,519                             122,000,006
                  ============    ==========  ===========                             ===========

      LIABILITIES

      Deposits    $ 31,035,865     4,821,975   35,857,840                              35,857,840

      Non-
      Interest
      Bearing       65,454,490    10,497,969   75,952,459                              75,952,459
                   ___________    __________   __________                              __________
      Total
      Deposits      96,490,355    15,319,944  111,810,299                             111,810,299

      Securities
      Sold Under
      Repurchase
      Agreements       301,730                    301,730                                 301,730

      Accrued
      Interest
      Payable          191,366                    191,366                                 191,366

      Notes
      Payable        1,195,917                  1,195,917                               1,195,917

      Other
      Liabilities      413,246        45,277      458,523                                 458,523
                    __________    __________  ___________                             ___________
      Total
      Liabilities   98,592,614    15,365,221  113,957,835                             113,957,835
                    __________    __________  ___________                             ___________
      Stockholders'
      Equity

      Preferred
      Stock                                                            2,668,825A       2,668,825

      Common
      Stock             71,399     1,161,430    1,232,829  1,161,430(A)                    71,399

      Capital
      Surplus        6,144,070     1,452,364    7,596,434  1,452,364(A)                 6,144,070

      Unearned
      ESOP Shares      (73,021)                   (73,021)                                (73,021)

      Unrealized
      (Losses)
      Gains on
      Securities
      Available-
      For-Sale,
      Net of Tax    (1,062,800)     (225,360)  (1,288,160)               225,360(A)    (1,062,800)

      Retained
      Earnings         293,698       232,514      526,212    232,514(A)                   293,698

      Treasury
      Stock                         (513,610)    (513,610)               513,610(A)
                    __________     _________   __________                              __________
      Total
      Shareholders'
      Equity         5,373,346     2,107,338    7,480,684                               8,042,171
                    __________     _________   __________                              ___________
      Total
      Liabilities
      and
      Shareholders'
      Equity       103,965,960    17,472,559  121,438,519                             122,000,006
                   ===========    ==========  ===========                             ===========
      MidSouth
      Bancorp, Inc.
      Unaudited Pro Forma Combined Statement of Earnings
      December 31, 1994

                                                                                      Pro Forma
                    MidSouth       Sugarland                                           MidSouth
                  Bancorp, Inc.  Bancshares, Inc. Combined    Pro Forma Adjustments     Bancorp, Inc.


      INTEREST                                         DEBITS   CREDITS
      INCOME

      Interest
      and Fees on
      Loans        $ 5,463,501       868,282    6,331,783                               6,331,783

      Interest on
      Investment
      Securities     1,782,504       262,604    2,045,108                               2,045,108

      Interest on
      Federal
      Funds Sold       142,473        88,030      230,503                                 230,503
                    __________     _________   __________                              ___________
      Total
      Interest
      Income         7,388,478     1,218,916    8,607,394                               8,607,394
                    __________     _________   __________                              ___________
      INTEREST
      EXPENSE

      Interest on
      Deposits       1,924,906       365,679    2,290,585                               2,290,585

      Interest on
      Notes Pay-
      able              51,195                     51,195                                  51,195
                    __________     _________   __________                              ___________
      Total
      Interest
      Expense        1,976,101       365,679    2,341,780                               2,341,780
                    __________     _________   __________                              ___________
      NET IN-
      TEREST
      INCOME         5,412,377       853,237    6,265,614                               6,265,614

      PROVISION
      FOR
      POSSIBLE
      LOAN LOSSES     210,000                     210,000                                 210,000
                    __________     _________   __________                              ___________
      NET
      INTEREST
      INCOME
      AFTER
      PROVISION
      FOR
      POSSIBLE
      LOAN LOSSES   5,202,377       853,237     6,055,614                               6,055,614
                    __________     _________   __________                              ___________
      NON-
      INTEREST
      INCOME

      Service
      Charges on
      Deposits     1,015,529       154,173      1,169,702                               1,169,702


      Other
      Service
      Charges and
      Fees           406,187        25,980        432,167                                 432,167

      Securities
      Gains, Net       1,178                       1,178                                    1,178
                    __________     _________   __________                              ___________
      TOTAL NON-
      INTEREST
      INCOME       1,422,894       180,153     1,603,047                                1,603,047

      NON-
      INTEREST
      EXPENSE

      Salaries
      and
      Employee
      Benefits     2,242,892       436,220     2,679,112                                2,679,112

      Occupancy
      and
      Equipment
      Expenses       822,615       205,824     1,028,439                                1,028,439

      Other
      Operating
      Expenses     1,816,623       173,118     1,989,741    32,000(D)                   2,021,741
                    __________     _________   __________                              ___________
      TOTAL NON-
      INTEREST
      EXPENSE      4,882,130       815,162    5,697,292                                 5,729,292
                    __________     _________   __________                              ___________
      INCOME
      BEFORE
      INCOME
      TAXES        1,743,141       218,228    1,961,369                                 1,929,369

      PROVISION
      FOR INCOME
      TAXES          601,500        55,685      657,185                                   657,185

      NET INCOME   1,141,641       162,543    1,304,184                                 1,272,184
                    __________     _________   __________                              ___________

      PREFERRED
      DIVIDEND
      REQUIRE-
      MENT                                                220,979(E)                      220,979

      INCOME
      AVAILABLE
      TO COMMON
      SHARE-
      HOLDERS    $ 1,141,641       162,543    1,304,184                                 1,051,205
                 ===========      ========    =========                                 =========

(A) To record preferred stock (187,286 shares @ $14.25/share) and eliminate equity of Sugarland.
(B)   To adjust Bank Premises and Equipment to market.
(C)   To record deferred taxes for write-up of Bank Premises and Equipment.
(D)   To amortize adjusted goodwill for 1994.
(E)   To  record payment of Preferred Stock dividends.
      ($2,668,825 a 8.28%).
(F) To record estimated expenses relating to the Mergers as a purchase price adjustment.

                    __________________________________



                              ELECTION OF DIRECTORS OF MIDSOUTH

                      MidSouth's Articles  provide  that the number
             of directors will be set by the By-Laws,  and  the By-
             Laws  currently  provide  for a Board of Directors  of
             nine directors.  The Articles  also  provide for three
             classes of directors, with one class to  be elected at
             each  annual  meeting for a three-year term.   At  the
             Annual Meeting,  Class II Directors will be elected to
             serve until the third  succeeding  annual  meeting  of
             shareholders and until their successors have been duly
             elected and qualified.

                      Unless  authority  is  withheld,  the persons
             named in the enclosed proxy will vote the shares represented by the proxies they receive for the election of the three Class II director nominees named below. In the unanticipated event that one or more nominees cannot be a candidate at the Annual Meeting, the shares represented by the proxies will be voted in favor of such other nominees as may be designated by the Board. Directors will be elected by plurality vote.

                      MidSouth's Articles provide that only persons
             who  are  nominated  in accordance with the procedures
             set  forth  in  Article  IV(H)  of  the  Articles  are
             eligible for election as directors.   Other  than  the
             Board  of  Directors,  only  shareholders  of MidSouth
             entitled  to  vote  at  a meeting for the election  of
             directors who have complied with the notice procedures
             set forth in the Articles  may  nominate  a person for
             director.   In  order  for such shareholder to  timely
             nominate a person for election  at the Annual Meeting,
             the shareholder must have provided  written  notice to
             MidSouth  by  January  15,  1995.   The  shareholders'
             notice must set forth the following:  (1)  as  to each
             person  whom the shareholder proposes to nominate  for
             election or reelection as director, (a) the name, age,
             business  address  and  residential  address  of  such
             person, (b) the principal occupation or employment  of
             such  person,  (c)  the  class and number of shares of
             capital stock of MidSouth  of which such person is the
             beneficial owner (as defined  in  Rule 13d-3 under the
             Securities Exchange Act of 1934 ("Rule 13d-3") and (d)
             any  other  information relating to such  person  that
             would be required  to be disclosed in solicitations of
             proxies  for the election  of  directors  pursuant  to
             Regulation   14A   promulgated  under  the  Securities
             Exchange Act of 1934; and (2) as to the shareholder of
             record giving the notice,  (a) the name and address of
             such shareholder, (b) the class  and  number of shares
             of capital stock of MidSouth of which such shareholder
             is the beneficial owner (as defined in Rule 13d-3) and
             (c)  a description of any agreements, arrangements  or
             relationships   between  the  shareholder  giving  the
             notice and each person  the  shareholder  proposes  to
             nominate.    Two   inspectors,   not  affiliated  with
             MidSouth,  appointed  by  MidSouth's  secretary,  will
             determine whether the notice  provisions were met.  If
             the inspectors determine that the  Shareholder has not
             complied with Article IV(H), the defective  nomination
             shall be disregarded.

                      The   following   table  sets  forth  certain
             information as of February 28,  1995  with  respect to
             each director nominee and each director whose  term as
             a  director  will  continue after the Meeting.  Unless
             otherwise indicated,  each  person has been engaged in
             the  principal  occupation shown  for  the  past  five
             years.  The Board  recommends  a  vote FOR each of the
             three nominees named below.



Director Nominees for terms expiring in 1998 (Class II Directors)




                                                                                                        Year First Became
                                                                                                        _________________
                  Name                          Age            Principal Occupation                    Director of MidSouth
                  ____                          ___            ____________________                    _____________________

          Will G. Charbonnet, Sr.                47       President, Acadiana Fast Foods Inc.                   1985
                                                          (owner/operator fast food stores);
                                                          Chairman of the Board, MidSouth and
                                                          MidSouth Bank

          Clayton Paul Hilliard                  69       President, Badger Oil Corporation                   1992(1)


          Robert Burke Keaty                     45       Partner, Keaty & Keaty Law Firm                       1985


Directors whose terms expire in 1996 (Class III Directors)

                                                                                                          Year First Became
                  Name                          Age           Principal Occupation                       Director of MidSouth
                  ____                          ___           _____________________                      ____________________

          James R. Davis, Jr.                    42       Owner, Safe-America Security System                   1991
                                                          (1994- present); Director of Gas
                                                          Supply for Louisiana, Victoria Gas
                                                          Corporation (October 1992 - 1993);
                                                          President, Elsbury Production, Inc.
                                                          (oil and gas exploration and
                                                          production) (June 1982 - September
                                                          1992)

          Karen L. Hail                          41       Chief Financial Officer and Secretary,                 1988
                                                          MidSouth

          Milton B. Kidd, Jr.                    75       Optometrist, Kidd Vision Centers                      1984

          ____________________________________


          <FN1>    Mr. Hilliard also was a director of MidSouth Bancorp, Inc.
                   and MidSouth National Bank from 1985 to 1987.



Directors whose terms expire in 1997 (Class I Directors)


                  Name                          Age           Principal Occupation                       Director of MidSouth
                  ____                          ___           _____________________                      ____________________

          C. R. Cloutier                         48       President and C.E.O., MidSouth and                    1984
                                                          MidSouth Bank

          J. B. Hargroder, M.D.                  64       Physician, retired                                    1984

          William M. Simmons                     61       Private Investments                                   1984




                      During 1994 the Board held 17 meetings.  Each
             incumbent director attended at least 75% of the aggregate number of meetings held during 1994 of the Board and committees of which he or she was a member, except Robert Burke Keaty and James R. Davis, who attended 41% and 74% respectively.

                      The  Board  has  an  Executive Committee,  an
             Audit and Loan Review Committee and a Personnel Committee. The members of the Executive Committee are Will G. Charbonnet, Sr., C. R. Cloutier, J. B. Hargroder, M.D. and Robert Burke Keaty. The Executive Committee's duties include nominations, shareholder relations, bank examination and Securities and Exchange Commission ("SEC") reporting. The Executive Committee will consider nominees that are proposed by shareholders in accordance with the procedures, described below, set forth in MidSouth's Articles. The Executive Committee did not meet in 1994 as such matters usually taken up by this Committee were brought to the full Board.

                      The  current  members of the Audit  and  Loan
             Review Committee are James R. Davis, Jr., Milton B. Kidd, III, and Clayton Paul Hilliard. The Committee, which held 12 meetings in 1994, is responsible for maintaining a program of internal accounting controls and monitoring all loans and lines of credit for consistency with MidSouth Bank's loan policy.

                      The   current   members   of   the  Personnel
             Committee are Will G. Charbonnet, Sr., James R. Davis, Jr., J. B. Hargroder, Clayton Paul Hilliard and William M. Simmons. The Personnel Committee, which met one time in 1994, is responsible for evaluating the performance and setting the compensation of MidSouth's executive officers.

                      Directors of MidSouth are also members of the
             Board of Directors of MidSouth Bank. With the exception that Milton B. Kidd, III, is a director of MidSouth only, and Milton B. Kidd, Jr., is a director of MidSouth and director emeritus of MidSouth Bank. Directors were entitled to fees of $200 per month for service on both boards, except for the Chairman of the Board of MidSouth and MidSouth Bank who receives an additional $400 per month. In addition to the monthly fee, each director receives $250 for each regular meeting, and $125 for each special meeting of the Board of MidSouth Bank and $75 for the first hour, and $25 per hour for each additional hour, of each committee meeting. Directors received fees only for meetings they attended.

                      Section 16(a) of the Securities and  Exchange
             Act of 1934 requires MidSouth's directors and executive officers and persons who own more than ten percent of a registered class of MidSouth's equity securities to file with the SEC initial reports of ownership, reports of changes in ownership, annual reports regarding certain transactions in common stock and other equity securities of MidSouth. Executive officers, directors and greater than ten-percent shareholders are required to furnish MidSouth with copies of all Section 16(a) reports they file. To MidSouth's knowledge, all such Section 16(a) filings were filed on a timely basis.

                             SECURITY OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS OF MIDSOUTH

             Security Ownership of Management

                      The  following  table   sets   forth  certain
             information as of February 28, 1995, concerning the beneficial ownership of MidSouth's Common Stock by each director and nominee of MidSouth, by MidSouth's Chief Executive Officer, C. R. Cloutier (who is also a director) and by all directors and executive officers of MidSouth as a group, determined in accordance with Rule 13d-3 of the SEC. Unless otherwise indicated, the Common Stock is held with sole voting and investment power.


                                                 Amount and
                                                   Nature
                                                of Beneficial         Percent
                 Name and Address               Ownership<FN1>       of Class


              Will G. Charbonnet, Sr.            40,045<FN2>          5.6%
              1003 Hugh Wallis Road,
              South, Suite F
              Lafayette, LA  70508


              C. R. Cloutier                     47,866<FN3>          6.6%
              P. O. Box 3745
              Lafayette, LA  70502

              James R. Davis, Jr.                15,618<FN4>          2.2%
              9151 Interline Ave.,
               Ste. 1-B
              Lafayette, LA  70503


              Karen L. Hail                      22,200<FN5>          3.1%
              P. O. Box 3745
              Lafayette, LA  70502


              J. B. Hargroder, M.D.              59,913<FN6>          8.4%
              P. O. Box 1049
              Jennings, LA  70546


              Clayton Paul Hilliard              34,052<FN7>          4.8%
              P. O. Box 52745
              Lafayette, LA  70505


              Robert Burke Keaty                 34,566<FN8>          4.8%
              345 Doucet Road
              Suite 104
              Lafayette, LA  70503


              Milton B. Kidd, Jr., O.D.          17,221<FN9>          2.4%
              1500 N.W. Blvd.
              P. O. Box 1071
              Franklin, LA  70538


              William M. Simmons                 23,282<FN10>                            3.3%
              P. O. Box 111
              Avery Island, LA  70513


              All directors and
              executive officers as a
              group (13 persons)                306,616                                41.64%

              ______________________


           <FN1>      MidSouth  Common  Stock  held  by  MidSouth's
             Directors' Deferred Compensation Trust (the "Trust") is beneficially owned by the Plan Administrator, which has sole voting and investment power. Because the Plan Administrator is the Executive Committee of the Board of MidSouth, all directors of MidSouth could be deemed to share voting and investment power with respect to all MidSouth Common Stock held in the Trust (50,966 shares or 7.1% as of February 28, 1995). For each individual director, the table reflects the number of shares held for his or her account only. The group figure reflects all shares held in the Trust February 28, 1995. MidSouth Common Stock held by MidSouth's Employee Stock Ownership Plan (the "ESOP") is not included in the table, except that shares allocated to an individual's account are included as beneficially owned by that individual. Beneficial ownership of shares held in the ESOP is attributed to the ESOP, ESOP Trustees and ESOP Administrative Committee, as reflected in the table below. The Board has the power to appoint and remove the ESOP Trustees and Administrative Committee. Shares subject to options are deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by persons beneficially owning such shares and by all directors and executive officers as a group but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

           <FN2>      Includes  8,883  shares as to which he shares
             voting and investment power and 6,938 held for his account in the Trust.

           <FN3>      Includes  7,362  shares held by the ESOP  for
             his account as to which he shares voting power, 19,038 shares as to which he shares voting and investment power, 6,861 shares held for his account in the Trust and 10,500 shares underlying stock options.

           <FN4>      Includes  10,131 shares as to which he shares
             voting and investment power and 5,487 shares held for his account in the Trust.

           <FN5>      Includes 5,234 shares held for her account in
             the ESOP as to which she shares voting power, 210 shares as to which she shares voting and investment power, 5,416 shares held for her account in the Trust and 10,500 shares underlying stock options.

           <FN6>      Includes 53,436  shares as to which he shares
             voting and investment power, and 5,772 held for his account in the Trust.

           <FN7>      Includes 30,992 shares as to which  he shares
             voting and investment power and 2,204 shares held for his account in the Trust.

           <FN8>      Includes  262  shares  as  to which he shares
             voting and investment power, and 4,616 shares held for his account in the Trust.

           <FN9>      Includes 5,250 shares as to  which  he shares
             voting and investment power, and 4,173 shares held for his account in the Trust.

           <FN10>     Includes  570  shares  as  to which he shares
             voting and investment power and 5,447 shares held for his account in the Trust.


             Security Ownership of Certain Beneficial Owners

                      The   following  table  sets  forth   certain
             information as of February 28, 1995 concerning persons or groups, other than the directors listed in the table above, known to MidSouth to be the beneficial owner of more than five percent of MidSouth's Common Stock, determined in accordance with Rule 13d-3 of the SEC.

                 Name and Address          Amount and Nature         Percent
               of Beneficial Owner      of Beneficial Ownership     of Class

             Robert C. Schumacher, M.D.         36,411                5.1%
             16134 N. Gallaugher
             Jennings, LA  70546

             Hilton B. Watson                   36,855                5.2%
             102 S. Cutting Avenue
             Jennings, LA  70546

             MidSouth Bancorp, Inc.             67,120 <FN1>          9.4%
             Employee Stock Ownership
             Plan, ESOP Trustees and
             ESOP Administrative
             Committee
             P. O. Box 3745
             Lafayette, LA  70502



           <FN1>      The ESOP Administrative Committee directs the
             ESOP Trustees how to vote the approximately 6,065 unallocated shares of Common Stock held in the ESOP as of February 28, 1995. Voting rights of the shares allocated to ESOP participants' accounts are passed through to the participants. The ESOP Trustees have investment power with respect to the ESOP's assets, but must exercise this power in accordance with an investment policy established by the ESOP Administrative Committee. Thus, the ESOP Trustees share investment power with the ESOP Administrative Committee for all shares held pursuant to the ESOP. The ESOP Trustees are Donald R. Landry, an executive officer of MidSouth, and Russell Henson and Kim Cormier, MidSouth Bank employees. The ESOP Administrative Committee consists of Teri S. Stelly and Todd Kidder, executive officers of MidSouth, and Dailene Melancon, a MidSouth Bank employee.
                           ___________________________

                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

             Summary of Executive Compensation

                      The following table  shows  all  compensation
             awarded to, earned by or paid to MidSouth's Chief Executive Officer, C. R. Cloutier, for all services rendered by him in all capacities to MidSouth and its subsidiaries for the year ended December 31, 1994. No other executive officer of MidSouth had total annual salary and bonus exceeding $100,000 for the year ended December 31, 1994.



                                                        Long Term Compensation
                    ______________________________________________________________________________
                      Annual Compensation           Awards                Payouts        Other
                    ______________________________________________________________________________
                                               Other               Securities            All
                                               Annual  Restricted     Under-             Other
    Name                                       Compen-   Stock        lying      LTIP   Compen-
 and Principal      Year  Salary($) Bonus($)   sation  Awards(s)    Options/   Payouts   sation
   Position                                     ($)       ($)        SARs(#)     ($)      ($)
__________________________________________________________________________________________________
C.R. Cloutier,      1994    99,617   15,071      0         0            0         0      21,065<FN2>
   Chief            1993    99,617   4,956       0         0            0         0      20,764
  Executive         1992    90,405     0         0         0            0         0      14,705
   Officer




           <FN1>  Awarded pursuant  to  the  Incentive Compensation
             Plan of MidSouth Bank.

           <FN2>  Consists of $11,900 in directors'  fees,  all  of
             which were deferred by Mr. Cloutier pursuant to the Trust, an estimated $8,338 contributed by MidSouth to the ESOP for the account of Mr. Cloutier and $827 paid by MidSouth in insurance premiums for term life insurance for the benefit of Mr. Cloutier.

             Option Exercises and Holdings

                      The  following table sets  forth  information
             with respect to MidSouth's Chief Executive Officer, C.
             R. Cloutier, concerning his exercise of options during 1994 and unexercised options held as of December 31, 1994. As of December 31, 1994, as adjusted for a stock dividend paid February 18, 1994, other executive officers of MidSouth held options to purchase an aggregate of 10,500 shares of common stock exercisable at $9.52 per share and expiring on December 31, 1996.

              AGGREGATED OPTION EXERCISES IN 1994 AND OPTION VALUES
             AS OF DECEMBER 31, 1994

_______________________________________________________________________________________________________
                          No. of
                          Shares
                         Acquired
                            on      Value          Number of                     Value of
     Name                Exercise  Realized        Securities                   Unexercised
                                                   Underlying                    In-the-
                                                   Unexercised                     Money
                                                 Options/SARs at                Options/SARs at
                                               December 31, 1994<FN1>         December 31, 1994
_______________________________________________________________________________________________________
                                             Exercisable   Unexercisable   Exercisable   Unexercisable
_______________________________________________________________________________________________________
    C. R. Cloutier            0        $0      10,500             0          $20,790          N.A.

________________________________________________________________________________________________________




            <FN1> As  adjusted  for  a stock dividend paid February
             18, 1994, Mr. Cloutier's options are exercisable at an exercise price of $9.52 per share and expire on December 31, 1996.

             Employment and Severance Contract

                      Mr.  Cloutier   has   a   written  employment
             agreement with MidSouth Bank for a term of one year, commencing February 15th of each year. The employment agreement is automatically extended for a period of one year every year thereafter commencing on the termination date, unless written notice of termination is given by any party to the agreement not later than 60 days before the termination date. Pursuant to the contract, Mr. Cloutier receives term life insurance equal to four times his annual salary payable to a beneficiary of his choice and disability insurance of not less than two-thirds of his annual salary. Mr. Cloutier's contract has a severance provision which entitles him to one year's salary if the agreement is terminated by MidSouth Bank, unless he is removed by a regulatory body.

             Certain Transactions

                      Directors, nominees and executive officers of
             MidSouth and their associates have been customers of, and have had loan transactions with, MidSouth Bank in the ordinary course of business, and such transactions are expected to continue in the future. In the opinion of MidSouth's management, such transactions have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.
                          ____________________________



                                RELATIONSHIP WITH INDEPENDENT
                                      PUBLIC ACCOUNTANTS

                      MidSouth's consolidated  financial statements
             for the year ended December 31, 1994 were audited by the firm of Deloitte & Touche LLP and the Board has appointed such firm to audit MidSouth's financial statements for the year ending December 31, 1995. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting.

                                    SHAREHOLDER PROPOSALS

                      Eligible shareholders who desire to present a
             proposal qualified for inclusion in the proxy materials relating to the 1996 annual meeting of MidSouth must forward such proposals to the Secretary of MidSouth at the address listed on the first page of this Proxy Statement in time to arrive at MidSouth prior to ___________________.

                                        LEGAL MATTERS

                      Correro,  Fishman  &  Casteix,   L.L.P.,  New
             Orleans, Louisiana, has rendered its opinion that the shares of MidSouth Preferred Stock to be issued in connection with the Holding Company Merger have been duly authorized and, if and when issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

                                           EXPERTS

                      The audited consolidated financial statements
             of Sugarland and its subsidiary as of and for each of the years in the two year period ended December 31, 1994 and 1993 have been audited by Mixon, Roy, Metz & Mixon, independent public accountants, as indicated in their report with respect thereto, and have been included herein in reliance upon the authority of such firm as experts in accounting and auditing.

                      The  consolidated  financial  statements   of
             MidSouth incorporated in this Joint Proxy Statement and Prospectus by reference from the MidSouth Annual Report on Form 10-KSB have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon authority as experts in accounting and auditing.

                             ____________________________

                                        OTHER MATTERS

                       With respect to  the  Companies, at the time
             of the preparation of this Joint Proxy Statement and Prospectus, neither of them had been informed of any matters to be presented by or on behalf of the Companies or the management thereof for action at the Meetings other than those listed in the Notice of Special Meeting of Shareholders of Sugarland and Notice of Annual Meeting of Shareholders of MidSouth referred to herein. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

                      Shareholders are  urged  to sign the enclosed
             proxy, which is solicited on behalf of the Board of Directors of Sugarland or MidSouth, and return it at once in the enclosed envelope.

             ANY SHAREHOLDER MAY BY WRITTEN REQUEST OBTAIN WITHOUT CHARGE A COPY OF MIDSOUTH'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1994, WITHOUT EXHIBITS. REQUESTS SHOULD BE ADDRESSED TO SALLY D. GARY, INVESTOR RELATIONS, MIDSOUTH BANCORP, INC., P.
             O. BOX 3745, LAFAYETTE, LOUISIANA 70502.

                                 BY ORDER OF THE BOARD OF DIRECTORS
                                 OF SUGARLAND


     Jeanerette, Louisiana

     ___________, 1995           __________________________________
                                 RONALD R. HEBERT, SR., SECRETARY


                                 BY ORDER OF THE BOARD OF DIRECTORS
                                 OF MIDSOUTH

     Lafayette, Louisiana

     _____________, 1995        ____________________________________
                                KAREN L. HAIL, SECRETARY

           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                               OF
                   SUGARLAND BANCSHARES, INC.



                                                             Page


Independent Auditors' Report ...............................  F-2



Consolidated Balance Sheets as of
     December 31, 1994 and 1993 ...........................   F-3



Consolidated Statements of Income for
     the Years Ended December 31, 1994
     and 1993 .............................................   F-4



Consolidated Statements of Changes in Shareholders'
     Equity for the Years Ended
     December 31, 1993 and 1992 ...........................   F-5



Consolidated Statements of Cash Flows for
     the Years Ended December 31, 1994
     and 1993 .............................................   F-6



Notes to Consolidated Financial Statements ................   F-7

                  Independent Auditors' Report
                  ____________________________




The Board of Directors and Shareholders
Sugarland Bancshares, Inc.
P.O. Box 71
Jeanerette, LA 70544


We have audited the accompanying consolidated balance sheets of Sugarland Bancshares, Inc. and Sugarland State Bank as of
December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Corporations' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sugarland Bancshares, Inc. and Sugarland State Bank at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.


MIXON, ROY, METZ & MIXON
CERTIFIED PUBLIC ACCOUNTANTS

March 1, 1995

                   Sugarland Bancshares, Inc.
                  Consolidated Balance Sheets
                   December 31, 1994 and 1993


                                            1994                1993
                                        ___________         ___________
Assets:
______
  Cash and Due From Banks               $ 2,323,694         $ 2,364,404
  Federal Funds Sold                      2,075,000           3,050,000
  Securities Available for Sale           3,944,856           3,919,566
  Loans, Net of Unearned Discount and
    Allowance for Possible Loan Losses    8,225,775           8,048,063
  Bank Premises and Equipment, Net of
    Accumulated Depreciation                493,338             551,978
  Accrued Income and Other Assets           409,896             295,698
                                        ___________         ___________
Total Assets:                           $17,472,559         $18,229,709
____________                            ===========         ===========

Liabilities and Shareholders' Equity:
____________________________________
Liabilities:
___________
  Deposits
    Demand                              $ 4,821,975         $ 4,614,157
    Savings and NOW Deposits              5,090,390           5,324,182
    Other Time Deposits                   5,407,579           6,133,173
                                        ___________         ___________
        Total Deposits                  $15,319,944         $16,071,512
    Accrued Interest on Deposits             17,194              15,805
    Other Liabilities                        28,083              25,927
                                        ___________         ___________
Total Liabilities:                      $15,365,221         $16,113,244
_________________                       ===========         ===========

Shareholders' Equity:
____________________
  Common Stock, Par Value $5,
   400,000 Shares Authorized,
   232,286 Issued and 187,286
   Shares Outstanding                   $ 1,161,430         $ 1,161,430
  Capital Surplus                         1,452,364           1,452,364
  Retained Earnings                         232,514              70,285
  Net Unrealized Losses on Securities
    Available for Sale, Net of Tax
    of $81,131                             (225,360)            (54,004)
  Treasury Stock, 45,000 Shares            (513,610)           (513,610)
                                        ___________         ___________
Total Shareholders' Equity:             $ 2,107,338         $ 2,116,465
__________________________              ___________         ___________
Total Liabilities and Shareholders'
  Equity:                               $17,472,559         $18,229,709
___________________________________     ===========         ===========



The accompanying notes are an integral part of these consolidated financial statements.

                   Sugarland Bancshares, Inc.
               Consolidated Statements of Income
         For The Years Ended December 31, 1994 and 1993


                                         1994                  1993
                                     ___________           ___________
  Interest Income:
  _______________
   Interest and Fees on Loans        $   868,282           $   885,008
   Interest on Securities
     Available for Sale                  262,604               295,127
   Interest on Federal Funds Sold         88,030                87,614
                                     ___________           ___________
  Total Interest Income:             $ 1,218,916           $ 1,267,749
  _____________________

  Interest Expense:
  ________________
   Interest on Deposits                  365,679               408,049
                                     ___________           ___________
  Net Interest Income:               $   853,237           $   859,700
  ___________________

  Provision for Possible Loan
    Losses                                 -0-                   -0-
                                     ___________           ___________
  Net Interest Income After
  _________________________
  Provision for Credit Losses:       $   853,237           $   859,700
  ___________________________        ___________           ___________

  Other Income:
  ____________
   Customer Service Charges          $   154,173           $   153,034
   Other Income                           25,980                37,375
   Net Investment Securities Gains         -0-                   8,297
                                     ___________           ___________
  Total Other Income:                $   180,153           $   198,706
  __________________                 ___________           ___________
  Other Expenses:
  ______________
   Salaries and Employee Benefits    $   436,220           $   444,628
   Occupancy Expenses                    148,649               153,133
   Equipment Expenses                     57,175                59,178
   Other Expenses                        173,118               189,324
                                     ___________           ___________
  Total Other Expenses:              $   815,162           $   846,263
  ____________________               ___________           ___________
  Income Before Income Taxes:        $   218,228           $   212,143
  __________________________
  Income Tax Expense:                     55,685                23,826
  __________________                 ___________           ___________
  Net Income:                        $   162,543           $   188,317
  __________                         ===========           ===========
  Net Income Per Share of Common
    Stock                            $       .87           $      1.01
                                     ===========           ===========
  Average Shares Outstanding             187,286               187,286
                                     ===========           ===========


The accompanying notes are an integral part of these consolidated financial statements.

                   Sugarland Bancshares, Inc.
   Consolidated Statements of Changes in Shareholders' Equity
         For The Years Ended December 31, 1994 and 1993

                                                             Unrealized
                                                              Loss on
                                                             Securities
                        Common      Capital      Retained     Available   Treasury
                        Stock       Surplus      Earnings     for Sale     Stock
                       __________  __________   __________  ____________  _________
Balances at
___________
December 31, 1992:     $1,161,430  $1,452,364   $(80,271)   $(50,912)    $(513,610)
__________________

Net Income For Year                              188,317
Unrealized Loss on
  Securities
  Available For Sale                                          (3,092)
Dividends                                        (37,457)
Minority Interest in
  Income of Subsidiary                              (304)
                       __________  __________   __________  ____________  _________

Balances at
___________
December 31, 1993:     $1,161,430  $1,452,364   $ 70,285    $(54,004)    $(513,610)
_________________      ==========  ==========   ==========  ============  =========

Net Income For Year                              162,543
Net Change in
  Unrealized Loss on
  Securities Available
  For Sale, Net Taxes
    of $81,131                                              (171,356)
Minority Interest in
  Income of Subsidiary                              (314)
                       __________  __________   __________  ____________  _________

Balances at
___________
December 31, 1994:     $1,161,430  $1,452,364   $232,514   $(225,360)    $(513,610)
_________________      ==========  ==========   ==========  ============  =========


The accompanying notes are an integral part of these consolidated financial statements.

                   Sugarland Bancshares, Inc.
             Consolidated Statements of Cash Flows
         For The Years Ended December 31, 1994 and 1993

                                            1994                 1993
                                          ________             ________
Cash Flows From Operating Activities:
____________________________________
  Net Income                              $162,543             $188,317
  Adjustments to Reconcile Net Income
   to Net Cash Provided by Operating
   Activities:
     Depreciation                          60,145               62,298
     Increase in Accrued Income and
       Other Assets                       (14,932)             (26,943)
     Increase/(Decrease) in Interest
       Payable                              1,389               (7,378)
     Increase/(Decrease) in Other
       Liabilities                          2,298              (10,008)
     Loss/(Gain) on Sale of Other
       Real Estate Owned                    2,527              (12,500)
                                       __________           __________
Net Cash Provided by Operating
______________________________
  Activities:                            $213,970             $193,786
____________                           __________           __________

Cash Flows From Investing Activities:
____________________________________
  Proceeds From Maturities of
     Securities Available for Sale       $520,923             $917,697
  Purchases of Securities Available
    for Sale                             (799,156)          (1,450,227)
  Net Decrease in Federal Funds Sold      975,000            2,600,000
  Net Increase in Loans                  (177,712)            (454,319)
  Purchase of Equipment                    (1,505)             (21,022)
  Acquisition of Other Real Estate
    Owned                                 (55,000)                -0-
  Proceeds From Sale of Other Real
    Estate Owned                           34,338               67,500
                                       __________           __________
Net Cash Provided by Investing
______________________________
  Activities:                            $496,888           $1,659,629
____________                           __________           __________

Cash Flows From Financing Activities:
____________________________________
  Net Decrease in Demand Deposits,
     NOW and Savings Accounts            $(25,974)           $(792,775)
  Net Decrease in Time Deposits          (725,594)            (570,226)
  Dividends Paid                            -0-                (37,457)
                                       __________           __________
Net Cash Used in Financing
__________________________
  Activities:                          $(751,568)          $(1,400,458)
____________                           _________             _________

Net (Decrease)/Increase in Cash
  and Cash Equivalents                  $(40,710)             $452,957
                                       _________             _________

Cash and Due from Banks at
  January 1                            2,364,404             1,911,447
                                       _________             _________

Cash and Due from Banks at
  December 31                         $2,323,694            $2,364,404
                                       =========             =========
Supplemental Disclosures:
________________________

1. The Corporation paid interest costs of $364,290 and $415,427 in the years ended December 31, 1994 and 1993, respectively.
2. The Corporation made income tax payments of $49,894 and $26,653 for the years ended December 31, 1994 and 1993, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

                   Sugarland Bancshares, Inc.
         Notes to the Consolidated Financial Statements


Note 1 - Summary of Significant Accounting Policies:
___________________________________________________

 The Corporation
 _______________

 Sugarland Bancshares, Inc., a Louisiana corporation (the Corporation), is a bank holding company. Sugarland State Bank (the Bank) is a state non-member banking institution and a 99.8% owned subsidiary of the Corporation. The Bank is located in Jeanerette, LA with a branch in New Iberia, LA and its customers are primarily from that area.

 Principles of Consolidation
 ___________________________

 The consolidated financial statements include the accounts of Sugarland Bancshares, Inc. and its 99.8% owned subsidiary, Sugarland State Bank. Intercompany transactions and balances have been eliminated in consolidation.

 Cash and Cash Equivalents
 _________________________

 For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due From Banks".

 Investments in Securities
 _________________________

 For 1993, investments in securities are stated at cost, adjusted for amortization of premium and accretion of discount, which are recognized as adjustments to interest income. Gain or losses on the sale of investment securities are based upon the adjusted cost of the specific security sold and the net proceeds. The investment marketable equity security is carried at the lower of cost or market value. Generally, the
 Corporation sells these securities only to meet liquidity needs. For 1994, the Corporation adopted SFAS No. 115 and classified all its U.S. Government Agency Bonds and Notes as securities available for sale. These securities are reflected at fair value, and unrealized holding gains and losses, net of tax on securities available for sale, are reported as a net amount in a separate component of shareholders' equity until realized.

 Loans
 _____

 Loans are stated at the amount of unpaid principal, reduced by unearned discounts and an allowance for possible loan losses. Interest income on installment loans is recognized using the sum-of-the-digits method which is similar to the interest method. Income on other loans is credited to operations based on the principal amount outstanding using the simple interest method. Based upon the evaluation of individual loans, the Corporation does not recognize interest income where collection of interest is not expected.

                   Sugarland Bancshares, Inc.
       Notes to the Consolidated Financial Statements (Continued)


Note 1 - Summary of Significant Accounting Policies:
___________________________________________________


 Allowance for Possible Loan Losses
 __________________________________

 The allowance for possible loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectability of the principal is unlikely.

 The  allowance  is  an amount that management believes  will  be adequate  to absorb possible loan losses on existing loans  that
 may   become   uncollectible,  based  on   evaluation   of   the
 collectability of loans and prior loan loss experience.

 Off Balance Sheet Financial Instruments
 _______________________________________

 In the ordinary course of business, the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

 Net Income Per Share of Common Stock
 ____________________________________

 Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

 Premises and Equipment
 ______________________

 The premises and equipment are carried at cost less accumulated depreciation. Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets on the straight-line basis for financial reporting purposes and accelerated methods for income tax reporting purposes.

 Other Real Estate Owned
 _______________________

 Other real estate owned is comprised of properties acquired through partial or total satisfaction of loans. These properties are carried at the lower of cost or market value. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Other expenses incurred are charged directly to operations.

                   Sugarland Bancshares, Inc.
       Notes to the Consolidated Financial Statements (Continued)


Note 1 - Summary of Significant Accounting Policies:
___________________________________________________


 Income Taxes
 ____________

 Provisions for income taxes are based on amounts reported in the statement of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred income taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109, Accounting for Income
 Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

 The Corporation does not consider the allowance for possible loan losses as a timing difference since it believes the allowance will not reverse in the future.

 Compensated Absences
 ____________________

 Employees of the Bank are entitled to paid vacation days and sick days depending on length of service. The amount of compensation for future absences is immaterial and, accordingly, no liability has been recorded in the financial statements. The Bank's policy is to recognize the costs of compensated absences when actually paid to employees.

 Post Retirement Benefits
 ________________________

 The Bank presently offers no post retirement benefits which would be required to be recorded in the financial statements. The Bank has a nonqualified deferred compensation plan in which some of its directors participate. These fees were deducted in the financial statements but were not deducted for tax purposes. No deferrals have been made for a number of years. The economic liability is reflected in the financial statements.

 Fair Values of Financial Instruments
 ____________________________________

 Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

 Securities available for sale - Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying value of restricted equity securities approximates fair value.

 Loans receivable - Fair values are based on carrying values.

                   Sugarland Bancshares, Inc.
       Notes to the Consolidated Financial Statements (Continued)


Note 1 - Summary of Significant Accounting Policies (Continued):
_______________________________________________________________


 Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of money market accounts and certificates of deposit approximate their fair values at the reporting date.

 Accrued interest - the carrying amount of accrued interest approximates their fair values.

Note 2 - Investments in Securities:
__________________________________

The carrying amounts of securities available for sale as shown in the consolidated balance sheets and their approximate fair values at December 31 were as follows:

                                              Gross        Gross
                              Amortized     Unrealized   Unrealized        Fair
                                Cost          Gains        Losses          Value
                            ___________    ___________  ___________    ___________

December 31, 1994:
   Mutual Fund              $   200,000    $   -0-      $   68,327     $   131,673
   U. S. Government and
     Agency Securities        3,951,803          930       239,550       3,713,183
   Other Securities             100,000        -0-           -0-           100,000
                            ___________    __________   __________     ___________
                            $ 4,251,803    $     930    $  307,877     $ 3,944,856


                                              Gross        Gross
                                Book       Unrealized   Unrealized         Market
                               Value          Gains       Losses           Value
                            ___________    __________   __________     ___________
December 31, 1993:
   Mutual Fund              $   145,996    $   -0-      $    -0-       $   145,996
   U. S. Government and
     Agency Securities        3,673,570       63,888         1,454       3,736,004
   Other Securities             100,000        -0-           -0-           100,000
                            ___________    __________   __________     ___________
                            $ 3,919,566    $  63,888    $    1,454     $ 3,982,000


Securities carried at approximately $1,000,000 at December 31, 1994 and $800,000 at December 31, 1993, were pledged to secure public deposits and for other purposes required by law. "Mutual fund" is a marketable equity security with an original cost of $200,000 and market values of $131,673 at December 31, 1994 and $145,996 at December 31, 1993. "Other Securities" is stock in a nonpublicly traded corresponding bank.

The  maturities of securities available for sale at December  31, were as follows:
                                     1994           1993
                                  __________     __________
Due from one to five years        $3,509,439     $3,193,512
Due over five years                  442,364        480,058
                                  __________     __________
                                  $3,951,803     $3,673,570
                                  ==========     ==========

                   Sugarland Bancshares, Inc.
       Notes to the Consolidated Financial Statements (Continued)



Note 3 - Loans and Allowance for Possible Loan Losses:
_____________________________________________________

The components of loans outstanding at December 31 were as follows:

                                           1994               1993
                                        __________         __________
Commercial and Real Estate Loans        $7,757,393         $7,591,935
Installment Loans                          698,375            699,436
Overdrafts                                   3,490              4,336
                                        __________         __________
   Gross Loans                          $8,459,258         $8,295,707

Less:
Unearned Discounts                         (99,630)          (102,252)
Allowance for Possible Loan Losses        (133,853)          (145,392)
                                        __________         __________
   Total Loans                          $8,225,775         $8,048,063
                                        ==========         ==========

Nonperforming loans, which include loans contractually  past  due
90 days or more and those on nonaccrual, were $26,000 and $72,000 at December 31, 1994 and 1993, respectively.

Approximately 30% of the Bank's loans were related to the farming industry of the Jeanerette, LA area.

The   maturities  of  fixed  rate  loans  outstanding  (excluding nonaccruals) at December 31 were as follows:

                                           1994           1993
                                        __________     __________
Less than one year                      $2,748,000     $2,614,000
One to five years                       $1,482,000     $1,244,000
Over five years                         $  838,000     $  732,000

The repricing frequencies of floating rate loans were as follows:

                                           1994           1993
                                        __________     __________
Annually or more frequent               $2,692,000     $2,957,000
Less frequently than annually           $  674,000     $  676,000

Changes in the Allowance for Possible Loan Losses for the years ended December 31 were as follows:

                                           1994           1993
                                        ________       ________
Balance at January 1                    $145,392       $134,763
Provisions Charged to Operations           -0-             -0-
Recoveries of Loans Previously
  Charged Off                              4,646         16,582
Loans Charged Off                        (16,003)        (5,953)
                                        ________       ________
Balance at December 31                  $133,853       $145,392
                                        ========       ========

                   Sugarland Bancshares, Inc.
       Notes to the Consolidated Financial Statements (Continued)


Note 4 - Bank Premises and Equipment:
____________________________________

Components of properties and equipment were as follows:

                                          1994           1993
                                      __________     __________
Building - Main Office                $  469,788     $  469,788
Furniture, Fixtures and Vehicles         713,760        712,255
Land - Jeanerette, LA                     50,238         50,238
Land - New Iberia, LA                     87,563         87,563
                                      __________     __________
 Total                                $1,321,349     $1,319,844
Less Accumulated Depreciation           (828,011)      (767,866)
                                      __________     __________
 Fixed Assets (Net)                   $  493,338     $  551,978
                                      ==========     ==========

Depreciation expense for the years ended December 31, 1994 and 1993 was $60,145 and $62,298, respectively.

Note 5 - Treasury Stock:
_______________________

Treasury stock is shown at cost.

Note 6 - Commitments and Contingent Liabilities:
_______________________________________________

In the normal course of business there are outstanding various commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the accompanying financial statements until they become payable. In the opinion of management, these do not represent unusual risks.

At  December  31,  1994 and 1993 unused lines of  credit  totaled
$1,565,000 and $2,104,000, respectively.

At  December 31, 1994 and 1993 letters of credit totaled  $33,000 and $51,000, respectively.

The Corporation and the Bank are also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available it is the opinion of management that such claims and lawsuits, if any, will not have a material adverse effect on the consolidated financial position of the Corporation.

                   Sugarland Bancshares, Inc.
       Notes to the Consolidated Financial Statements (Continued)


Note 7 - Income Taxes:
_____________________

 The  provision for income taxes at December 31 consisted of  the following:
                                         1994           1993
                                        _______        _______
Currently Payable
 Federal                                $52,623        $22,173
 State                                    3,062          1,653
                                        _______        _______
                                        $55,685        $23,826
                                        =======        =======

 As discussed in Note 1, no deferred taxes have been recorded in the financial statements for the components of allowance for possible loan losses. Writedowns of other real estate owned of $15,124 creates a benefit of $5,142, and the use of accelerated depreciation creates a liability of $1,905. Due to the
 immaterial   benefit,  no  deferred  asset  or   liability   was
 recorded.

 The  provision  for  federal income  taxes  is  less  than  that computed by applying the federal statutory rate of 34%  in  1994 and 1993, as indicated in the following analysis.

                                           1994           1993
                                         _______         _______
Tax based on statutory rate              $74,198         $72,129
Effect on tax-exempt income                -0-            (3,844)
Effect of net loan recoveries (losses)    (3,923)          3,614
Deferred compensation paid               (10,499)          -0-
Non deductible expenses                      509             554
Contribution carryover                     -0-              (481)
Net operating loss carryover               -0-           (43,895)
Depreciation                               2,346          (4,251)
Other (Net)                               (6,946)          -0-
                                         _______         _______
                                         $55,685         $23,826
                                         =======         =======

Note 8 - Related Parties:
________________________

Some of the directors and executive officers of Sugarland State Bank and companies with which they are associated had banking transactions with the Bank in the ordinary course of business. Loans and commitments for loans to those individuals and their related companies were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectability or present any other unfavorable features to the Bank. The aggregate in indebtedness of those individuals and their related companies to the Bank at December 31, 1994 and 1993 was $1,388,000 and $1,100,000, respectively. During 1994, new loans to such related parties amounted to $1,000,000 and repayments amounted to $712,000.

                   Sugarland Bancshares, Inc.
       Notes to the Consolidated Financial Statements (Continued)


Note 9 - Concentrations of Credit:
_________________________________

All the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. The concentrations of credit by type of loans are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $500,000.

Note 10 - Regulatory Matters:
____________________________

The Bank is subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, in those circumstances, could have a direct material effect on the institution's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve qualitative measures of the Bank's assets and liabilities as calculated under regulatory accounting principles. The regulations also require agencies to make
qualitative   judgments  about  the  Bank.    Those   qualitative
judgments could also effect the Bank's capital structure. Management believes that, as of December 31, 1994, the institution meets all such capital requirements to which it is subject.

Note 11 - Subsequent Events:
___________________________

On December 28, 1994, MidSouth Bancorp, Inc. (MidSouth) and Sugarland Bancshares, Inc. issued a joint news release announcing an agreement under which Sugarland Bancshares, Inc. and its 99.8% owned subsidiary, Sugarland State Bank, would be acquired by MidSouth. This transaction is structured to qualify as a tax-free reorganization and will result in 187,286 shares of
convertible   preferred  stock  of  Midsouth  being   issued   to
shareholders of the Corporation. The transaction is subject to receipt of federal and state regulatory approvals, the approval of the shareholders of MidSouth and the Corporation, and the satisfaction of certain other conditions. The transaction is expected to be consummated in the spring of 1995.

                   Sugarland Bancshares, Inc.
       Notes to the Consolidated Financial Statements (Continued)


Note  12  -  Sugarland Bancshares, Inc. (Parent  Only)  Condensed
_________________________________________________________________
Financial Statements:
____________________

The   following  condensed  financial  statements  summarize  the
financial   position  and  results  of  operations  of  Sugarland
Bancshares,  Inc. (parent company only) as of December  31,  1994 and 1993 and for the years then ended.

                         (Parent Only)
                   Sugarland Bancshares, Inc.
                    Condensed Balance Sheets
                   December 31, 1994 and 1993


Assets:                                      1994            1993
______                                    __________      __________
Current Assets:
______________
 Cash on Hand and in Banks                $   12,566      $    6,046

Investments:
___________
Stock - Sugarland State Bank
 (Equity Basis)                            2,102,549       2,172,028

Other Assets:
____________
Due From Sugarland State Bank                  2,333           1,827
Merger Costs                                  54,739           -0-
                                          __________      __________
Total Assets:                             $2,172,187      $2,179,901
____________                              ==========      ==========

Liabilities and Shareholders' Equity:
____________________________________
Current Liabilities:
___________________
 Income Taxes Payable                     $    1,414      $    -0-
                                          __________      __________
Shareholders' Equity:
____________________
 Common Stock, par value $5; 400,000
   Shares Authorized, 232,286 Issued and
   187,286 Shares Outstanding             $1,161,430      $1,161,430
 Capital Surplus                           1,452,363       1,452,363
 Retained Earnings                           295,950          79,718
 Unrealized Gains (Losses) on Available
   for Sale Securities                      (225,360)          -0-
 Treasury Stock, 45,000 Shares at Cost      (513,610)       (513,610)
                                          __________      __________
Total Shareholders' Equity:               $2,170,773      $2,179,901
__________________________                __________      __________

Total Liabilities and Shareholders'
___________________________________
  Equity:                                 $2,172,187      $2,179,901
________                                  ==========      ==========

                   Sugarland Bancshares, Inc.
       Notes to the Consolidated Financial Statements (Continued)


                         (Parent Only)
                   Sugarland Bancshares, Inc.
      Condensed Statements of Income and Retained Earnings
         For The Years Ended December 31, 1994 and 1993

                                              1994            1993
                                           _________        _________
Revenues:
________
 Dividends                                 $  64,000        $  37,457
                                           _________        _________
Expenses:
________
 Legal and Accounting                      $   2,500        $   2,500
 Taxes and Assessments                           375              885
 Miscellaneous                                    45              302
                                           _________        _________
Total Expenses:                            $   2,920        $   3,687
______________                             _________        _________

Income Before Taxes and Equity in
_________________________________
  Undistributed Income of Sugarland
___________________________________
  State Bank:                              $  61,080        $  33,770
____________

Income Taxes                                    (729)             174

Equity in Earnings of Sugarland
  State Bank                                 102,193          154,372
                                           _________        _________
Net Income:                                $ 162,544        $ 188,316
__________

Retained Earnings, Beginning:                 79,718          (67,743)
____________________________

 Dividends                                     -0-            (37,457)
 Unrealized Loss in Equity Securities          -0-             (3,086)
 Add Back Net Unrealized Loss on Mutual
    Funds as of 12/31/93                      53,895            -0-
 Minority Interest in Income of
   Subsidiary                                   (207)            (312)
                                           _________        _________
Retained Earnings, Ending:                 $ 295,950        $  79,718
_________________________                  =========        =========

                   Sugarland Bancshares, Inc.
       Notes to the Consolidated Financial Statements (Continued)


Note  13  -  Sugarland  State  Bank (Subsidiary  Only)  Condensed
_________________________________________________________________
Financial Statements:
____________________

The   following  condensed  financial  statements  summarize  the financial  position and results of operations of Sugarland  State
Bank (subsidiary only) as of December 31, 1994 and 1993 and for the years then ended.


                       (Subsidiary Only)
                      Sugarland State Bank
                    Condensed Balance Sheets
                   December 31, 1994 and 1993

                                           1994             1993
                                       ___________       ___________
Assets:
______
  Cash and Due From Banks              $ 2,311,128       $ 2,358,358
  Federal Funds Sold                     2,075,000         3,050,000
  Investment Securities                  3,944,856         3,919,566
  Loans, Net                             8,225,775         8,048,063
  Bank Premises, Net                       556,775           615,415
  Other Real Estate Owned                   60,000            41,865
  Accrued Interest and Other Assets        295,175           253,832
                                       ___________       ___________
Total Assets:                          $17,468,691       $18,287,099
____________                           ===========       ===========

Liabilities and Stockholders' Equity:
____________________________________
Liabilities:
___________
  Deposits                             $15,319,944       $16,071,512
  Accrued Interest and Other
    Liabilities                             41,942            39,163
                                       ___________       ___________
Total Liabilities:                     $15,361,886       $16,110,675
_________________                      ___________       ___________

Stockholders' Equity:
____________________
  Common Stock ($5 par Value; 50,000
    Shares Issued and Outstanding)     $   250,000       $   250,000
  Capital Surplus                          750,000           750,000
  Unrealized Loss on Available for
    Sale Securities                       (157,489)            -0-
  Unrealized Loss on Equity
    Securities                             (68,327)            -0-
  Retained Earnings                      1,332,621         1,176,424
                                       ___________       ___________
Total Stockholers' Equity:             $ 2,106,805       $ 2,176,424
_________________________              ___________       ___________

Total Liabilities and Stockholders'
___________________________________
  Equity:                              $17,468,691       $18,287,099
________                               ===========       ===========

                   Sugarland Bancshares, Inc.
       Notes to the Consolidated Financial Statements (Continued)


                       (Subsidiary Only)
                      Sugarland State Bank
      Condensed Statements of Income and Retained Earnings
         For The Years Ended December 31, 1994 and 1993

                                            1994              1993
                                         __________        __________
Interest Income:
_______________
  Interest and Fees on Loans             $  868,282        $  885,008
  Interest on Investment Securities         262,604           295,127
  Interest on Federal Funds Sold             88,030            87,614
                                         __________        __________
Total Interest Income:                   $1,218,916        $1,267,749
_____________________
Interest Expense:
________________
  Interest on Deposits                      365,679           408,049
                                         __________        __________
Net Interest Income:                     $  853,237        $  859,700
___________________

  Provision for Possible Loan Losses          -0-               -0-
                                         __________        __________
Net Interest Income After Provision
___________________________________
for Credit Losses:                       $  853,237        $  859,700
_________________                        __________        __________

Other Income:
____________

  Customer Service Charges               $  154,173        $  153,034
  Other                                      25,980            45,671
                                         __________        __________
Total Other Income:                      $  180,153        $  198,705
__________________                       __________        __________

Other Expense:
_____________
  Salaries                               $  355,656        $  362,101
  Employee Benefits                          80,564            82,527
  Occupancy Expenses                        148,649           153,123
  Other Expenses                            227,372           244,824
                                         __________        __________
Total Other Expense:                     $  812,241        $  842,575
___________________                      __________        __________
Income Before Income Taxes:              $  221,149        $  215,830
__________________________

  Income Taxes                               54,956            24,000
                                         __________        __________
Net Income:                              $  166,193        $  191,830
__________

Retained Earnings, Beginning:             1,176,424         1,025,144
____________________________

  Dividends                                 (64,000)          (37,457)
  Unrealized Loss in Equity Securities       54,004            (3,093)
                                         __________        __________
Retained Earnings, Ending:               $1,332,621        $1,176,424
_________________________                ==========        ==========

                                                                APPENDIX A

                         Letterhead of Chaffe & Associates, Inc.
                                    Investment Bankers



          December 30, 1994

          The Board of Directors
          Sugarland Bancshares, Inc.
          1527 West Main Street
          Jeanerette, LA  70544-3527

          Gentlemen:

          You have requested our opinion as to the fairness, from a financial point of view, to Sugarland Bancshares, Inc. ("Sugarland") and its shareholders, of the proposed acquisition of its common stock, $5.00 par value per share (the "Common Stock" or "Shares"), by MidSouth Bancorp, Inc. ("MidSouth"). The terms of the transaction contemplated are set forth in a
          Agreement and Plan of Merger dated December 29, 1994 (the "Agreement") and the related merger agreement (collectively, the "Plan"); and provide that Sugarland will merge into MidSouth (the "Company Merger"), and Sugarland State Bank ("Bank"), Sugarland's majority-owned subsidiary, will merge into MidSouth National Bank, MidSouth's wholly-owned subsidiary (together with the Company Merger, collectively called the "Mergers"). Under the terms of the Plan, on the date the holding company merger becomes effective, the shareholders of Sugarland will become preferred stock shareholders of MidSouth, as follows:

          Each issued and outstanding share of the Common Stock of Sugarland, except for the Shares as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited in accordance with applicable law, shall be converted into a number of shares of Series A cumulative convertible preferred stock (the "Preferred Stock") of MidSouth, having the terms set forth in the form of Articles of Amendment attached as Exhibit C to the Agreement, equal to the quotient of (i) 187,286, divided by (ii) the number of outstanding Shares of Sugarland on the date the merger becomes effective (the "Exchange Ratio"). In lieu of the issuance of any fractional share of Preferred Stock to which a holder of Sugarland Common Stock may be entitled, each such shareholder of Sugarland shall be entitled to receive a cash payment (without interest) equal to such fractional share multiplied by the state value of a share of Preferred Stock.

          Chaffe & Associates, Inc. ("Chaffe"), through its experience in the securities industry, investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for estate, corporate and other purposes, states that it is competent to provide an opinion as to the fairness of the transaction contemplated herein. Neither Chaffe nor any of its officers or employees has an interest in the common stocks of Sugarland or MidSouth. During the past year, Chaffe has provided financial advisory services to Sugarland, including assistance in negotiating the proposed transaction ("Advisory Services"). The fee received for the preparation of this report is not, and fees received for Advisory Services were not, dependent or contingent upon any transaction.



          The Board of Directors                          December 30, 1994
          Sugarland Bancshares, Inc.                                 Page 2


          In connection with this opinion, we have reviewed materials bearing upon the transaction and upon the financial and operating condition of Sugarland and the Bank, including, among other information: a) the Plan; b) Sugarland's audited financial statements with examination and opinion by Mixon, Roy & Romero, Certified Public Accountants, for the years 1988 through 1990;
          c) Sugarland's audited financial statements with examination and opinion by Mixon, Roy, Metz & Mixon, Certified Public Accountants, for the years 1991 through 1993; d) Sugarland's Federal Reserve Forms FR-Y6 dated December 31, 1992 and 1993, and Form FRY9-SP dated June 30, 1994; e) Sugarland's Income Tax Returns for the years 1992 and 1993, prepared by Mixon, Roy, Metz & Mixon, Certified Public Accountants; f) Bank CALL Reports for each quarter ended December 31, 1992 through September 30, 1994;
          g) Bank's Uniform Bank Performance Reports dated December 31, 1992 and 1993; h) Bank's 1994 Budget; i) Articles of Incorporation and By-Laws of both Sugarland and Bank; and j) various Sugarland and Bank reports, unaudited financial statements, information, documents and regulatory correspondence.

          In addition, we have reviewed materials bearing upon the financial and operating condition of MidSouth, including: a) MidSouth's audited financial statements for the years 1989 through 1993, with examination and opinion by Deloitte & Touche, and for the year 1988, with examination and opinion by Deloitte, Haskins & Sells; b) MidSouth's Proxy Statements for Annual Shareholders Meetings held in 1993 and 1994; c) MidSouth's Annual Reports on Form 10-K for the years 1988 through 1993 and quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1993, and March 31, June 30, and September 30, 1994; d) MidSouth's Registration Statements on Form S-2 dated April 16, 1993, June 4, 1993, and March 31, 1994; and S.E.C. Forms 8-A dated March 23, 1993 and April 7, 1993; e) Articles of Incorporation and By-Laws of both MidSouth and MidSouth National Bank; f) MidSouth National Bank's CALL reports for each quarter ended March 31, 1993 through September 30, 1994; g) MidSouth National Bank's Uniform Bank Performance Reports dated December 31, 1993, and June 30, 1994; and, h) various MidSouth information and correspondence. We have also reviewed statistical and financial information derived from various statistical services for Sugarland, MidSouth, and comparable companies, as well as certain publicly-available information and analysis relating to them.

          We have reviewed certain historical market information for the Common Stock of Sugarland and note that no independent market exists for the Shares. We note that, at present, Sugarland has authorized 400,000 Shares, of which 232,286 Shares are issued, 187,286 Shares are outstanding and 45,000 Shares are held in its treasury. In addition, we have reviewed certain historical market information for the common stock of MidSouth. We note that at September 30, 1994, MidSouth had authorized 5,000,000 shares of MidSouth common stock, par value $0.10 per share, of which at such date 711,869 shares were issued and outstanding, and no shares were held as treasury stock. In addition, MidSouth had authorized 5,000,000 shares of preferred stock , no par value, of which none were issued and outstanding. We note that MidSouth's common stock is traded on the American Stock Exchange Emerging Company Marketplace, and we have been informed by the management of MidSouth that a market will be made in the Preferred Stock also. Further, we note that although there is an independent market for MidSouth's common stock, this stock is thinly traded and this condition will likely exist for the Preferred Stock as well.






          The Board of Directors                          December 30, 1994
          Sugarland Bancshares, Inc.                                 Page 3

          We have analyzed the historical performance of Sugarland and MidSouth and have considered the current financial condition, operations and prospects for both companies. We have held discussions with the managements of both companies about these matters. We analyzed information and data provided by the management of Sugarland and MidSouth concerning the loans (including non-performing loans), other real estate, securities portfolio, fixed assets and operations, although we did not perform an independent review of Sugarland's or MidSouth's assets or liabilities. We have relied solely on Sugarland and MidSouth for information as to the condition of the loan portfolio, the adequacy of the loan loss reserve and the value of other real estate held.

          Also, we compared certain financial and stock market data for a peer group of bank holding companies, composed primarily of institutions with market share in Louisiana, whose securities are publicly traded; reviewed the financial terms of business combinations in the commercial banking industry specifically, using national, southern and Louisiana peer groups and other industries generally; considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premium and capitalization of earnings; and performed such other studies and analyses as we deemed appropriate to this analysis. This opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

          We note that Chaffe was retained by Sugarland to assist the Board of Directors and senior management of Sugarland in its negotiations of this transaction with MidSouth. Chaffe was not asked to and did not participate in any efforts by Sugarland to market itself for sale; nor did Chaffe evaluate potential alternative transactions. The senior management of Sugarland has informed Chaffe that it is unaware of any transaction more favorable than the one contemplated by the Plan and that no other transaction has been proposed to Sugarland at this time. Management of Sugarland has instructed Chaffe to provide this opinion on that basis.

          In our review, we have relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information and other information reviewed by us for purposes of this opinion, and we are relying on the tax opinion issued in connection with the transaction contemplated. We express no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value received by the holders of Sugarland Common Stock.

          Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion that the proposed Exchange Ratio is fair to Sugarland Bancshares, Inc., and its shareholders, from a financial point of view.

          Very truly yours,


          /s/ CHAFFE & ASSOCIATES, INC.
          CHAFFE & ASSOCIATES, INC.




          GFGL:mr

                                                            APPENDIX B

                                ARTICLES OF AMENDMENT
                TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                         OF
                               MIDSOUTH BANCORP, INC.


            MidSouth   Bancorp,   Inc.,   a   Louisiana   corporation  (the
          "Corporation"), through its undersigned President and Secretary, hereby certifies that:

            1. On ________, 1995, the Board of Directors of the Corporation adopted, pursuant to Section 33A of the Louisiana Business Corporation Law (the "LBCL"), the following amendment to Article III of its Amended and Restated Articles of Incorporation (the "Articles of Incorporation") to establish and fix the preferences, limitations and relative rights of a series of preferred stock, and authorized the delivery of these Articles of Amendment to the Secretary of State for filing pursuant to
          Section 32B of the LBCL.

            2. Article III of the Articles of Incorporation is amended to add a new Section E to read in its entirety as follows:

               "E.Of  the  5,000,000 shares of authorized no par value  per share Preferred Stock, [187,286] shares shall constitute a separate series of Preferred Stock with the voting powers and the preferences and rights hereinafter set forth.

                 (1)Designation.   The  series  of  Preferred Stock created
               hereunder is designated "Cumulative Convertible Preferred Stock, Series A" (the "Series A Preferred Stock").

                 (2)Stated Value.  The stated value of each share of Series
               A Preferred Stock is $14.25.

                 (3)Dividend Rights.

                    (a)Except as provided in Subparagraph (ii),

                      (i)the holders  of  record  of the shares of Series A
                    Preferred Stock are entitled to receive, but only when, as and if declared by the Board of Directors, and out of the funds of the Corporation legally available for that purpose, cumulative cash dividends at an annual rate, fixed on December 31 of each year for the ensuing calendar year, equal to the yield for Government Bonds and Notes maturing in December of the following year, as published in the Treasury Bonds, Notes and Bills Section of the last issue of the Wall Street Journal published each year, plus 1% per annum, and no more; provided that, the annual dividend rate shall in no case be greater than 10% nor less than 6%; provided further that, from and after the tenth anniversary of the date of issuance of the Series A Preferred Stock the annual dividend rate shall be fixed at 10%. If more than one yield is shown for December maturities, the average shall be applied. If no yield is quoted for December maturities, the yeild for the next earlier available month shall be applied. From the date of issuance of the Series A Preferred Stock through December 31, 1995, the annual dividend rate shall be ________%. The Corporation by resolution of its Board of Directors shall, to the extent of Legally Available Funds, as defined below, declare a dividend on the Series A Preferred Stock payable quarterly on the first day of April, July, October, and January in each year, or on such earlier dates as the Board of Directors may from time to time fix as the dates for payment of quarterly dividends on the Common Stock, except that any dividend payable on a payment date that is a legal holiday shall be paid on the next succeeding business day. Dividends on each share of Series A Preferred Stock shall be cumulative from the date of original issuance thereof whether or not there shall be funds legally available for the payment of such dividends. Dividends payable on the Series A Preferred Stock (i) for any period other than a full year shall be computed on the basis of a 360-day year consisting of twelve 30-day months and (ii) for each full dividend period shall be computed by dividing the annual dividend rate by four. If any quarterly dividend is not paid when due, the unpaid amount shall bear interest at a rate of 10% per annum until paid.

                      (ii)The  first  dividend  payable  on  the  Series  A
                    Preferred Stock shall be paid on the first day of April, July, October or January that is at least 91 days from the date of original issuance of the Series A Preferred Stock and will be in an amount, at the applicable dividend rate, based on the number of days between the date of original issuance and the dividend payment date minus 90 days, provided that the aggregate amount payable (A) will be increased by the amount by which Expenses, as defined below, are less than $110,000 (the "Additional Amount"), or (B) will be reduced by the amount by which Expenses exceed $110,000 ("The Subtracted Amount"). In any case in which (A) the Additional Amount is greater than the dividend that would have been paid for the 90 excluded days set forth above, such excess will be payable on the next succeeding dividend payment date, or (B) the Subtracted Amount is greater than the amount otherwise payable under this paragraph, such excess will be deducted from the amount otherwise payable on the next succeeding dividend payment date.

                      (iii) The term "Expenses" means the actual expenses of Sugarland Bancshares, Inc. ("Sugarland") in connection with the negotiation, execution, implementation and consummation of that certain agreement between Sugarland and the Corporation dated ______________, 1994 (the "Agreement"), including, without limitation, legal, accounting and financial advisory fees and expenses and expenses of printing and mailing Sugarland's proxy statement and holding its shareholders meeting to consider the Agreement.

                      (iv) The term "Legally Available Funds" means such amount of the surplus of the Corporation that may be paid as dividends under the Business Corporation Law of Louisiana as may be provided in cash by MidSouth Bank to the Corporation as a dividend under applicable statutes and regulations of the U. S. Comptroller of the Currency and that would not result in the Corporation or MidSouth Bank having capital ratios, of less than the required regulatory minimum capital ratios, or failing to be "adequately-capitalized" within the meaning of applicable law and regulations or being in violation of any law, regulation or regulatory directive, agreement or order.

                    (b)So long  as  any  shares  of  the Series A Preferred
                 Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or liquidation rights (collectively, "Junior Securities") or make any payment on account of, or set apart for payment money for a sinking or other similar fund, for the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, whether in cash, other property, obligations or shares of the Corporation (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless prior to or concurrently with the payment or setting apart for payment of any dividend on any of the Junior Securities, all accumulated and unpaid dividends on shares of Series A Preferred Stock, and interest thereon, if any, shall have been or shall be paid.

                    (c)If dividends are paid in part and not  in  full upon
                 the shares of Series A Preferred Stock and on any other Preferred Stock ranking on a parity, as to dividends, with the Series A Preferred Stock, such dividends must be divided pro rata among such parity shares in proportion to the respective dividends accrued and unpaid thereon as of the dividend payment date.

                    (d)Except as otherwise expressly provided in this Section E, holders of shares of the Series A Preferred Stock are not entitled to any dividend, whether payable in cash, property or stock, or any interest, or sum of money in lieu of interest, in respect of any dividend on Series A Preferred Stock which may be in arrears.

                 (4)Redemption.

                    (a)On or after the fifth anniversary of the date of issuance of the Series A Preferred Stock, the Corporation may, at its option, and subject to appropriate approval by the Board of Governors of the Federal Reserve System or delegated authority, redeem the whole or, from time to time, any part of the Series A Preferred Stock at a redemption price per share payable in cash in an amount equal to the sum of (i) $14.25, (ii) all accrued and unpaid dividends on the Series A Preferred Stock to the date fixed for redemption, whether or not earned or declared, and (iii) interest accrued to the date of redemption on all accrued and unpaid dividends on the Series A Preferred Stock, if any.

                    (b)If the Corporation redeems fewer than all of the outstanding shares of Series A Preferred Stock, it must select the shares to be redeemed by lot or pro rata, in such manner as the Board of Directors may determine to be fair and appropriate. The Board of Directors has full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which shares of the Series A Preferred Stock are to be redeemed.

                    (c)Notice of redemption  must  be  given by first class
                 mail, postage prepaid, mailed not fewer than 30 nor more than 90 days before the redemption date, to each holder of record of shares to be redeemed, at the holder's address as it appears on the stock register of the Corporation. Each notice must state: (i) the redemption date; (ii) the total number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by the holder are to be redeemed, the number of shares to be redeemed from the holder; (iii) the redemption price;
                 (iv) the place or places where certificates for the shares are to be surrendered for payment of the redemption price;
                 (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and (vi) that the holder has the right to convert the shares into Common Stock until the close of business on the fifth day preceding the redemption date at the Conversion Price then in effect and the place where certificates for the shares of the Series A Preferred Stock may be surrendered for conversion.

                    (d)Unless the Corporation fails to pay the redemption price, the right to convert shares of the Series A Preferred Stock called for redemption shall expire at the close of business on the fifth day preceding the date fixed for redemption of such shares, and, from and after the redemption date, dividends on the shares of Series A Preferred Stock called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders of such shares as shareholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender of the certificates for any shares so redeemed in accordance with the requirements of the notice of redemption (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation so requires and the notice so states), such shares shall be redeemed by the Corporation at the redemption price. If fewer than all the shares represented by any such certificates are redeemed, the Corporation is obligated to issue without cost to the holder a new certificate representing the shares not redeemed.

                    (e)Any shares of Series A Preferred Stock converted under Subsection (5), or redeemed or otherwise acquired by the Corporation, shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, preferences, limitations or relative rights until the shares are once more designated as part of a particular series by the Board of Directors of the Corporation.

                    (f)The Corporation may, before the redemption date specified in the notice of redemption, deposit in trust for the account of the holders of shares of the Series A Preferred Stock to be redeemed, with a bank or trust company organized under the laws of the United States of America or of the State of Louisiana and having capital, surplus and undivided profits aggregating at least $20,000,000, designated in the notice of redemption, all funds necessary for the redemption, together with irrevocable written instructions authorizing the bank or trust company, on behalf and at the expense of the Corporation, to have the notice of redemption mailed as provided in Paragraph (c) and to include in the notice of redemption a statement that all funds necessary for the redemption have been so deposited in trust and are immediately available. Immediately upon the mailing of such notice, notwithstanding that any certificate for shares of Series A Preferred Stock so called for redemption has not been surrendered for cancellation, all shares of Series A Preferred Stock with respect to which the deposit has been made shall cease to be outstanding and all rights with respect to such shares of Series A Preferred Stock shall terminate other than the right of the holders thereof to receive from the bank or trust company, at any time after the time of the deposit, the redemption price of the shares so to be redeemed, and the right, if any, to convert the shares into Common Stock until the close of business on the fifth day preceding the redemption date.

                    (g)If the holder of any shares of the Series A Preferred Stock called for redemption does not, within one year after the redemption date, claim the redemption price thereof, the unclaimed amount shall then escheat and revert in full ownership to the Corporation in accordance with Article VII of these Articles of Incorporation, and if the funds to pay the redemption price have been deposited pursuant to paragraph (f), above, the depositary shall, upon the request of the Corporation expressed in a resolution of its Board of Directors, pay over to the Corporation the unclaimed amount.

                    (h)Notwithstanding  the  foregoing  provisions  of this
                 Subsection (4), so long as any dividends on the Series A Preferred Stock, or interest thereon, are in arrears, the Corporation may not redeem any shares of the Series A Preferred Stock unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed and may not purchase or otherwise acquire any shares of Series A Preferred Stock. The foregoing shall not, however, prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

                 (5)Conversion.   The  holders  of shares of the  Series  A
               Preferred Stock have the right, at their option, to convert all or any part of such shares into shares of Common Stock of the Corporation at any time before the close of business on the fifth day preceding the date, if any, fixed for redemption of those shares, subject to the following terms and conditions:

                    (a)The shares of Series A Preferred Stock shall be convertible into shares of Common Stock at the Conversion Rate of one share of Common Stock for each share of Series A Preferred Stock converted. Such Conversion Rate shall be subject to adjustment from time to time as provided in Paragraph (e). The Corporation shall pay all accrued but unpaid dividends, and interest thereon, on any shares of Series A Preferred Stock surrendered for conversion. If any shares of Series A Preferred Stock are called for redemption, the right of conversion shall expire as to the shares designated for redemption at the close of business on the fifth day immediately preceding the date fixed for redemption, unless default is made in the payment of the redemption price on such shares.

                    (b)To convert any shares of Series A Preferred Stock into Common Stock, the holder must surrender the cer-tificate or certificates therefor, duly endorsed to the Corporation or in blank, at the principal office of the Corporation or at such other place or places as the Board of Directors may designate and must give written notice to the Corporation at that office or place that the holder elects to convert all or a part of such shares, setting forth the name or names (with the address or addresses) in which the shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, cause to be issued and delivered at that office or place to the holder, or the holder's designee or designees, a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with a certificate or certificates representing any shares of Series A Preferred Stock which are not to be converted but constitute part of the shares of Series A Preferred Stock represented by the certificate or certificates surrendered and cash in lieu of the issuance of a fractional share. A conversion shall be effective as of the close of business on the date of the due surrender of the certificates for the shares to be converted, and the rights of the holder of such shares shall, to the extent of such conversion, cease at such time, and the person or persons entitled to receive shares of the Common Stock upon conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the record holder or holders of the Common Stock at that time.

                    (c)No fractional shares of Common Stock shall be issued
                 on conversion. If any fractional interest in a share of Common Stock would, except for the provisions of this Paragraph (c), be deliverable upon conversion hereunder, the Corporation, in lieu of such fractional share shall pay cash to the converting shareholder in an amount equal to the product derived by multiplying such fraction of a share by the closing price per share of the Common Stock on the day next preceding the date of conversion.

                    (d)In the case of any shares of Series A Preferred Stock converted after any record date for payment of a dividend on the Series A Preferred Stock but on or before the date for payment of the dividend, the dividend declared and payable on the dividend payment date shall continue to be payable on the dividend payment date to the holder of record of the shares as of such preceding record date notwithstanding their conversion. Shares of the Series A Preferred Stock surrendered for conversion during the period from the close of business on any such record date to the opening of business on the dividend payment date shall be accompanied by payment in full of an amount equal to the dividend payable on the dividend payment date on the shares of the Series A Preferred Stock surrendered for conversion. Except as provided in this Paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends on shares of the Series A Preferred Stock surrendered for conversion or on account of any dividends on the shares of Common Stock issued upon conversion.

                    (e)The Conversion Rate shall be adjusted from time to time as follows:

                       (i)If the Corporation at any time (A) pays a dividend or makes a distribution to all holders of its Common Stock in shares of its Common Stock, (B) subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, or (C) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such case the Conversion Rate in effect immediately before that event shall be proportionately decreased or increased, as the case may be, so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of whole shares of Common Stock that the holder would have owned or been entitled to receive immediately following such event if those shares of Series A Preferred Stock had been converted into Common Stock immediately before that event. An adjustment made under this Subparagraph (i) becomes effective immediately after the payment date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision or combination. No adjustment in the Conversion Rate shall be made if, at the same time the Corporation issues shares of Common Stock as a dividend or distribution on the outstanding shares of Common Stock which, as provided in this Subparagraph (i), would otherwise call for an adjustment in the Conversion Rate, the Corporation issues shares of Common Stock as a dividend or distribution on the outstanding shares of Series A Preferred Stock equivalent to the number of shares distributable on the shares of Common Stock into which the shares of Series A Preferred Stock is then convertible.

                       (ii)No adjustment in  the  Conversion  Rate shall be
                    required unless the adjustment would require an increase or decrease in the Conversion Rate by more than one percent, but any adjustments not required to be made by reason of this Subparagraph shall be carried forward cumulatively and taken into account in any subsequent adjustments. All calculations under this Paragraph (e) shall be made to the nearest one-tenth of one percent.

                      (iii)In case  of  any  reclassification of the Common
                    Stock (other than a subdivision or combination of outstanding shares of Common Stock for which adjustment is provided in Subparagraph (i) above), or a consolidation or merger of the Corporation with or into any other corporation (other than a consolidation or a merger in which the Corporation is the continuing corporation and the outstanding shares of the Corporation's Common Stock are not changed into or exchanged for stock or other securities of any other person or cash or any other property as a result of or in connection with such consolidation or merger) or a sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other business organization, or a statutory share exchange in which all shares of Common Stock or any series or class of Common Stock are exchanged for shares of another corporation or other entity, each share of Series A Preferred Stock shall, after such reclassification, consolidation, merger, sale or exchange and upon the terms and conditions specified in this Subsection (5), be convertible into or represent the right to receive the number of shares of stock or other securities or property (including cash) to which the shares of Common Stock deliverable (at the time of such reclassifi-cation, consolidation, merger, sale or exchange) upon conversion thereof would have been entitled upon such reclassification, consolidation, merger, sale or exchange, if the conversion of the Series A Preferred Stock into Common Stock had taken place immediately before that event; and in any case, if necessary, the provisions set forth in this Subparagraph (iii) with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property (including cash) thereafter deliverable upon conversion of shares of Series A Preferred Stock.

                      (iv)Whenever the Conversion Rate is adjusted as provided in this Paragraph (e):

                         (A) The Corporation shall compute the adjusted Conversion Rate in accordance with this Paragraph (e) and shall prepare a certificate signed by the President or any Vice President of the Corporation setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based, and the certificate shall promptly be filed with the transfer agent for the Series A Preferred Stock, but such transfer agent shall have no duty with respect to any such certificate filed with it except to keep the same on file and available for inspection during reasonable hours; and

                         (B)The Corporation  shall  cause  to  be mailed to
                      each holder of shares of Series A Preferred Stock at his then registered address by first-class mail, postage prepaid, a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate.

                      (v) Without limiting the obligation of the Corporation to give the notices provided in Sub-paragraph (iv), the failure of the Corporation to give such notice shall not invalidate any corporate action by the Corporation.

                     (f)The Corporation shall at all times reserve and keep
                 available, free from preemptive rights for the purpose of effecting the conversion of the shares of Series A Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock then outstanding.

                    (g)The Corporation is not obligated to pay any tax payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and the Corporation is not obligated to make any such issue or delivery unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                    (h) In the event that:

                       (i)the Corporation declares a dividend  or any other
                    distribution on its Common Stock, payable otherwise than in cash out of surplus; or

                       (ii)the Corporation grants to all the holders of its
                    Common Stock rights to subscribe for or purchase any shares of capital stock of any class or any other rights; or

                      (iii)any  reclassification,  consolidation,   merger,
                    sale  or exchange of the type described in Subparagraph
                    (iii) of Paragraph (e) occurs; or

                      (iv)the   voluntary   or   involuntary   dissolution,
                    exchange, liquidation or winding up of the Corporation occurs;

                 the Corporation shall cause to be mailed to the holders of record of the Series A Preferred Stock at least 20 days before the applicable date hereinafter specified a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined or
                 (y) the date on which such reclassification, consolidation, merger, sale, exchange, dissolution, liquidation or winding up is expected to take place, and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, exchange, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, exchange, dissolution, liquidation or winding up.

               (6)Voting.

                 (a)Except as otherwise expressly required by applicable law or by the terms of this Section E, the holders of shares of the Series A Preferred Stock are not entitled to any vote on any matter, including but not limited to any merger, consolidation or transfer of assets, or statutory share exchange, and to no notice of any meeting of shareholders of the Corporation.

                 (b)Except as otherwise provided herein, whenever the vote, approval or other action of holders of shares of the Series A Preferred Stock is required or permitted by applicable law or by the terms of this Section E, each share is entitled to one vote and the affirmative vote of a majority of shares of Series A Preferred Stock present or represented at the meeting at which a quorum is present is sufficient to constitute such vote, approval or other action.

                 (c)If, at any time, the  Corporation  falls  in arrears in the payment of dividends on the Series A Preferred Stock for two consecutive quarterly dividend periods, the number of directors constituting the full board of directors of the Corporation shall be automatically increased by two and the holders of Series A Preferred Stock, voting separately as a single class, shall be entitled to elect two directors of the Corporation to fill the two newly created directorships, at a special meeting called for that purpose in accordance with Paragraph (f) and thereafter at each meeting of the shareholders held for the purpose of electing directors, so long as there continues to be any arrearage in the payment of dividends on the Series A Preferred Stock for any past quarterly dividend period or of interest on such accumulated and unpaid dividends.

                 (d)When all accumulated and unpaid dividends on the Series
               A Preferred Stock for all past quarterly dividend periods, and interest thereon, have been paid in full, the right of the holders of Series A Preferred Stock to elect directors shall cease (subject to revesting from time to time as provided in Paragraph (c)), the number of directors of the Corporation shall be automatically reduced by two and the term of office of all directors elected by the holders of the Series A Preferred Stock shall immediately terminate.

                 (e)A director elected by the holders of Series A Preferred
               Stock shall hold office until the annual meeting next succeeding his election or until his successor, if any, is elected by such holders. A director so elected may be removed at any time with or without cause but only by the vote of holders of the Series A Preferred Stock at a meeting duly called for that purpose. So long as the holders of the Series A Preferred Stock have the right to elect two directors, any vacancy in the office of a director elected by those holders may be filled by the remaining director so elected or by the vote of the holders of Series A Preferred Stock at any annual meeting or any special meeting called for the purpose.

                  (f)At any time when the power to elect directors vests in
               the holders of the Series A Preferred Stock, a proper officer of the Corporation shall, on the written request of record holders of at least 20 percent of the number of shares of Series A Preferred Stock then outstanding, addressed to the secretary of the Corporation at its principal office, call a special meeting of the holders of the Series A Preferred Stock for the purpose of electing directors. The meeting must be held at the earliest practicable date, not later than 45 days after receipt of the written request (subject to compliance with applicable proxy rules and rules of the American Stock Exchange), in the city in which the last preceding annual meeting of the shareholders of the Corporation was held, but may be held at the time and place of the annual meeting if the annual meeting is to be held within 60 days after the power to elect directors first vests in the holders of the Series A Preferred Stock. If the proper officer of the Corporation does not call the meeting within the required time, then the holders of record of 20 percent of the number of shares of Series A Preferred Stock then outstanding may, by written notice to the secretary of the Corporation at its principal office, designate any person to call such meeting, and the person so designated may call such meeting in the city above provided upon not fewer than 30 nor more than 45 days notice and for that purpose shall have access to the stock books of the Corporation. At any meeting so called for the election of directors by holders of the Series A Preferred Stock or at any annual meeting held while the holders of Series A Preferred Stock have the right to elect directors, holders of a majority of the shares of Series A Preferred Stock then outstanding is sufficient to constitute a quorum for the purpose of electing directors at such a meeting. If at any such meeting a quorum of the Series A Preferred Stock is not present, the election of directors shall not take place, and the meeting shall be adjourned from time to time for periods not exceeding 30 days until a quorum is obtained.

                   (g)Approval of the holders of the Series A Preferred Stock, voting separately as a single class by a favorable vote of at least two-thirds of the number of shares of Series A Preferred Stock then outstanding, is required to adopt any proposed amendment to these Articles of Incorporation (including but not limited to any amendment adopted by resolution of the Board of Directors pursuant to
               Article III of these Articles of Incorporation) if the proposed amendment would affect shares of the Series A Preferred Stock in any one or more of the following ways:

                     (i)Create or authorize  any  class  or series of stock
                 ranking senior to or on a parity with the Series A Preferred Stock in respect of dividends or distribution of assets on liquidation or otherwise alter or abolish the liquidation preferences or any other preferential right of such shares.

                    (ii)Reduce the redemption price or otherwise  alter  or
                 abolish any right with respect to redemption of the Series A Preferred Stock expressly provided by this Section E.

                    (iii)Alter or abolish any right of such shares expressly provided by this Section E to receive dividends or interest thereon except as such right may be affected by dividend rights of new shares being authorized of another class or series of shares ranking on a parity with or junior to the Series A Preferred Stock.

                    (iv)Alter or abolish  any right of holders of shares of
                 the Series A Preferred Stock under this Section E to convert such shares into shares of Common Stock.

                    (v)Exclude, change or limit any voting rights of the Series A Preferred Stock conferred by this Section E.

                 (h)Approval of the holders of the Series A Preferred Stock, voting separately as a single class by a favorable vote of at least two-thirds of the number of shares of Series A Preferred Stock then outstanding, is required to adopt any merger, consolidation, statutory share exchange or sale of all, or substantially all, of the assets of the Corporation or any of its banking subsidiaries unless either
               (i) the holders of the Series A Preferred Stock will receive in exchange for the Series A Preferred Stock a security with terms substantially identical to the terms of the Series A Preferred Stock, or (ii) provision is made for the complete redemption in cash of the Series A Preferred Stock on the date of consummation of such transaction and the Series A Preferred Stock may be redeemed at such time under these Articles of Incorporation.

               (7)Liquidation Rights.

                  (a)Upon the dissolution, liquidation or winding up of the
               Corporation, the holders of the shares of Series A Preferred Stock shall be entitled to receive upon liquidation and to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution may be made on the Common Stock or on any other Junior Securities, the amount of $14.25 per share, plus a sum equal to all accrued and unpaid dividends (whether or not earned or declared) on such shares, and accrued interest thereon, if any, to the date of final distribution.

                  (b)Neither the sale  of  all  or  substantially  all  the
               property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Subsection (7).

                  (c)Upon payment to the holders of the shares of  Series A
               Preferred Stock of the full preferential amounts provided for in this Subsection (7), the holders of Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

                   (d)If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled under Paragraph (a) of this Subsection
               (7), no such distribution may be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of Series A Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts are paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon dissolution, liquidation or winding up.

               (8)Ranking. For purposes of this Section E any stock of any class or classes of the Corporation shall be deemed to rank:

                   (a)prior to the shares of Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes are entitled under these Articles of Incorporation to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series A Preferred Stock;

                  (b)on a parity with  shares  of Series A Preferred Stock,
               either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of Series A Preferred Stock, if the holders of such class or classes are entitled under these Articles of Incorporation to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective liquidation preferences, without preference or priority, one over the other, as between the holders of such class or classes and the holders of shares of Series A Preferred Stock; and

                   (c)junior to shares of Series A Preferred Stock,  either
               as to dividends or upon liquidation, if such class or classes are Common Stock or if the holders of shares of Series A Preferred Stock are entitled under these Articles of Incorporation to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

               (9)No  Preemptive  Rights.   Holders of shares of  Series  A
            Preferred Stock have no preemptive rights.

            3. Except as amended by these Articles of Amendment, the Articles of Incorporation of the Corporation shall remain in full force and effect.

            IN WITNESS WHEREOF, the undersigned President and Secretary have executed these Articles of Amendment on ________, 1995 at Lafayette, Louisiana.



                                             MidSouth Bancorp, Inc.


                                             By:
                                                  C. R. Cloutier, President


                                             By:
                                                  Karen L. Hail, Secretary

                                    ACKNOWLEDGMENT


          STATE OF LOUISIANA

          PARISH OF LAFAYETTE

                    BEFORE ME, the undersigned authority personally came and appeared C. R. Cloutier and Karen L. Hail to me known to be the persons who signed the foregoing instrument as President and Secretary, respectively, of MidSouth Bancorp, Inc. and who, having been duly sworn, acknowledged and declared, in the presence of the witnesses whose names are subscribed below, that they signed that instrument as their free act and deed for the purposes mentioned therein.

                                             IN    WITNESS   WHEREOF,   the
          appearers and witnesses and I have signed below on this ______ day of ________, 1995.



          WITNESSES:



          ______________________________       _____________________________
                                               C. R. Cloutier, President


          ______________________________


          ______________________________        ____________________________
                                                Karen L. Hail, Secretary


          ______________________________


                       ________________________________________
                                    NOTARY PUBLIC




                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS



          Item 20.Indemnification of Directors and Officers

               Section 83 of the Louisiana Business Corporation Law ("LBCL") permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of the fact that he is or was a director, officer, employee or agent of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provisions of Section 83 are not exclusive, but no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

               Section 10 of MidSouth's by-laws provides for mandatory indemnification for current and former directors and officers except to the extent that the director or officer fails to meet the Standard of Conduct, as defined in the bylaws. MidSouth's Articles of Incorporation permit MidSouth to enter into contracts with its directors and officers providing for indemnification to the fullest extent permitted by law, but no such contracts have been entered in.

          Item 21.  Exhibits and Financial Statement Schedules

          (a)  Exhibits

               The  following  Exhibits  are  filed   as   part   of   this
          Registration Statement:

             Exhibit No.Description

               2      Agreement and Plan of Merger

               3.1 Amended and Restated Articles of Incorporation of MidSouth Bancorp, Inc. are included as Exhibit 3.1 to MidSouth's Annual Report on Form 10-K for the Year Ended December 3l, l993 and is incorporated herein by reference.

               3.2 Amended and Restated By-laws of MidSouth Bancorp, Inc. are included as Exhibit 3.2 to MidSouth's Annual Report on Form l0-K for the Year Ended December 3l, l993 and are incorporated herein by reference.

               4.l MidSouth agrees to furnish to the Commission on request a copy of the instruments defining the rights of the holder of its long-term debt, which debt does not exceed l0% of the total consolidated assets of MidSouth.

               4.2    Form  of  Amendment   to  Articles  of  Incorporation
                      Defining Rights of Holders of MidSouth Cumulative, Convertible Preferred Stock, Series A.

             Exhibit No.     Description

               5      Opinion of Correro, Fishman & Casteix, L.L.P

               8 Form of opinion of Deloitte & Touche LLP independent public accountants as to certain tax matters

               9      Annual Report to security holders

               10.1 MidSouth National Bank Lease Agreement with Southwest Bank Building Limited Partnership is included as
                      Exhibit 10.7 to MidSouth's Annual Report on Form 10-K for the Year Ended December 31, 1992 and is incorporated herein by reference.

               10.2 First Amendment to Lease between MBL Life Assurance Corporation, successor in interest to Southwest Bank Building Limited Partnership in Commendam, and MidSouth National Bank, included as Exhibit l0.2 to MidSouth's Annual Report on Form l0K-SB for the Year Ended December 31, l994 and incorporated herein by reference.

               10.3 Amended and Restated Deferred Compensation Plan and Trust is included as Exhibit 10.3 to MidSouth's Annual Report on Form 10-K for the year ended December 31, 1992 and is incorporated herein by reference.

               10.4   Employment  Agreements with C. R. Cloutier and  Karen
                      L. Hail are included as Exhibit 5(c) to MidSouth's Form l-A and are incorporated herein by reference.

               23.1   Consent of Deloitte & Touche LLP

               23.2   Consent of Mixon, Roy, Metz & Mixon

               23.3   Consent  of  Correro,  Fishman  &  Casteix,   L.L.P.,
                      included in Exhibit 5
               23.4   Consent of Chaffe & Associates, Inc.

               24     Powers  of Attorney of directors of MidSouth Bancorp,
                      Inc.

               99.1   Form of Proxy of Sugarland Bancshares, Inc.

               99.2   Form of Proxy of MidSouth Bancshares, Inc.

              ____________________

          (b)  Financial Statement Schedules

               None

          Item 22.  Undertakings

               The undersigned Registrant hereby undertakes as follows:

                   (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                   (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                   (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                   (4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in response to Item 20 of this Registration Statement, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 EXHIBIT INDEX


             2      Agreement and Plan of Merger

            3.1 Amended and Restated Articles of Incorporation of MidSouth Bancorp, Inc. are included as
                    Exhibit 3.1 to MidSouth's Annual Report on Form 10-K for the Year Ended December 31, 1993 and is incorporated herein by reference

            3.2 Amended and Restated By-laws of MidSouth Bancorp, Inc. are included as Exhibit 3.2 to MidSouth's Annual Report on Form 10-K for the Year Ended December 31, 1993 and is incorporated herein by reference

            4.1 MidSouth agrees to furnish to the Commission on request a copy of the instruments defining the rights of the holder of its long-term debt, which debt does not exceed 10% of the total consolidated assets of MidSouth.

            4.2     Form  of Amendment to Articles of Incorporation
                    Defining   Rights   of   Holders   of  MidSouth
                    Cumulative Convertible Preferred Stock
                    Series A, included in Exhibit 2.

             5      Opinion of Correro, Fishman & Casteix, L.L.P.

             8 Form of opinion of Deloitte & Touche L.L.P., independent public accountants as to certain tax matters, included in Exhibit 2.

            10.1 MidSouth National Bank Lease Agreement with Southwest Bank Building Limited Partnership is included as Exhibit l0.7 to MidSouth's Annual Report on Form l0-K for the Year Ended December 3l, l992 and is incorporated herein by reference.

            10.2 First Amendment to Lease between MBL Life Assurance Corporation, successor in interest to Southwest Bank Building Limited Partnership in Commendam, and MidSouth National Bank, included as Exhibit 10.2 to MidSouth's Annual Report on Form l0K-SB for the Year Ended December 3l, l994 and incorporated herein by reference.

            10.3 Amended and Restated Deferred Compensation Plan and Trust is included as Exhibit l0.3 to MidSouth's Annual Report on Form l0-K for the Year Ended December 3l, l992 and is incorporated herein by reference.

            10.4 Employment Agreements with C. R. Cloutier and Karen L. Hail are included as Exhibit 5(c) to MidSouth's Form l-A and are incorporated herein by reference.

            23.1    Consent of Deloitte & Touche LLP.

            23.2    Consent of Mixon, Roy, Metz & Mixon.

            23.3 Consent of Correro, Fishman & Casteix, L.L.P., included in Exhibit 5.

            23.4    Consent of Chaffe & Associates, Inc.

             24     Powers  of  Attorney  of  Directors of MidSouth
                    Bancorp, Inc.

            99.1    Form of Proxy of Sugarland Bancshares, Inc.

            99.2    Form of Proxy of MidSouth Bancorp, Inc.